EXHIBIT 10.1

EXECUTION VERSION

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of October 7, 2022

among

ENCOMPASS HEALTH CORPORATION,

The Lenders Party Hereto,

BARCLAYS BANK PLC,
as Administrative Agent
and Collateral Agent,

CITIGROUP GLOBAL MARKETS INC.,
as Syndication Agent,

and

BANK OF AMERICA, N.A.,
GOLDMAN SACHS BANK USA,
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Co-Documentation Agents
___________________________

BARCLAYS BANK PLC
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers

BARCLAYS BANK PLC,
CITIBANK, N.A.,
BOFA SECURITIES, INC.,
GOLDMAN SACHS BANK USA,
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Bookrunners

i

SCHEDULES:
Schedule 1.01A --    Existing Indebtedness
Schedule 1.01B --    Unrestricted Subsidiaries
Schedule 2.01 --    Commitments
Schedule 2.05 --     Existing Letters of Credit
Schedule 3.04 --    Subsidiaries
Schedule 3.05 --    Ownership Interests
Schedule 3.09 --    Other Agreements
Schedule 3.10 --    Litigation
Schedule 3.18 --    Environmental Matters
Schedule 3.19 --    Employment Matters
Schedule 3.21 --    Compliance with Laws
Schedule 5.14 --    Specified Deposit Accounts
Schedule 6.02 --    Investments
Schedule 6.06 --    Liens
EXHIBITS:
Exhibit A --    Form of Assignment and Assumption
Exhibit B --    Form of Perfection Certificate
Exhibit C --    Form of Intercreditor Agreement
Exhibit D --    Form of Borrowing Request
Exhibit E --    Form of Interest Election Request
Exhibit F --    Form of Prepayment Notice
Exhibit G --    Form of Commitment Termination Notice

[Schedules and Exhibits have been omitted pursuant to Instruction 4 of Item 1.01 of Form-8-K. A copy of any omitted Schedule or Exhibit will be furnished supplementally to the Securities and Exchange Commission upon request. Further, explanation of the contents of the omitted Schedules can be found in the Agreement where referenced.]

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT dated as of October 7, 2022 (this “Agreement”), among ENCOMPASS HEALTH CORPORATION; the LENDERS party hereto; and BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent.
RECITALS
The Borrower, the guarantors identified therein, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent and collateral agent, have entered into that certain Fifth Amended and Restated Credit Agreement, dated as of November 25, 2019 (as amended by that certain First Amendment to Fifth Amended and Restated Credit Agreement dated as of April 24, 2020, that certain Second Amendment to Fifth Amended and Restated Credit Agreement dated as of June 2, 2022, and as further amended, supplemented, amended and restated, or otherwise modified from time to time, the “Existing Credit Agreement”); and
The parties to the Existing Credit Agreement desire to amend and, solely for the convenience of the parties hereto, restate the Existing Credit Agreement to make certain amendments and modifications, as more fully set forth herein; and
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement is amended and restated in its entirety as follows:
ARTICLE I

DEFINITIONS
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) the sum of 1.0% plus the Adjusted Term SOFR for an Interest Period of one month on such day (or if such day is not a Business Day, on the immediately preceding Business Day; provided that if such Adjusted Term SOFR shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this clause (c); provided, further that solely for purposes of the foregoing, Adjusted Term SOFR for any day shall be calculated using Adjusted Term SOFR for an Interest Period of one month on such day at approximately 11:00 a.m. (New York City time). Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Adjusted Term SOFR, respectively. If ABR is being used as an alternate rate of interest pursuant to Section 2.14, then ABR shall be determined without regard to clause (c), of the preceding sentence until the circumstances giving rise to such inability no longer exist.
“ABR Borrowing” means a Borrowing comprised of ABR Loans.
“ABR Loan” means any ABR Term Loan or ABR Revolving Loan.
“ABR Revolving Borrowing” means a Borrowing comprised of ABR Revolving Loans.
“ABR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“ABR Term Loan” means any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.
“ABR Term SOFR Determination Day” shall have the meaning assigned to such term in the definition of the term “Term SOFR”.

“Acquired Indebtedness” means (i) with respect to any Person that becomes a Restricted Subsidiary after the Effective Date, Indebtedness of such Person existing at the time such Person becomes a Restricted Subsidiary and (ii) with respect to the Borrower or any Restricted Subsidiary, any Indebtedness assumed by the Borrower or any Restricted Subsidiary in connection with the acquisition of an asset from another Person, in each case to the extent such Indebtedness was not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition.
“Additional Revolving Commitment” means a revolving commitment made pursuant to Section 2.20 and designated as an “Additional Revolving Commitment” pursuant to the applicable Additional Revolving Commitment Amendment.
“Additional Revolving Commitment Amendment” has the meaning assigned to such term in Section 2.20(c).
“Adjusted Consolidated EBITDA” of any Person means Consolidated Net Income of such Person (x) plus, in each case (other than with respect to amounts added back pursuant to clause (k) below) to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, the sum for such Person of (without duplication) (a) Consolidated Income Tax Expense, (b) Consolidated Depreciation Expense, (c) Consolidated Amortization Expense, (d) Consolidated Interest Expense, (e) all other unusual items or non-recurring items reducing Consolidated Net Income of such Person and its subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that, cash expenditures, to the extent made in respect of items referred to in this clause (e), in an aggregate amount in excess of $10,000,000 for any period of four consecutive fiscal quarters shall be deducted in determining Adjusted Consolidated EBITDA for the period during which such expenditures are made, (f) any losses from discontinued operations, (g) non-ordinary course fees, costs and expenses incurred and paid by such Person and its subsidiaries in connection with any litigation, judgment or settlement for any action, suit or proceeding in any court or before any arbitrator or Governmental Authority, (h) (A) any charges, costs, expenses, accruals or reserves incurred pursuant to a management equity plan, profits interest, stock option plan, equity-based incentive plan or any other equity-based compensation, management or employee benefit plan, agreement or pension plan and (B) costs, charges, expenses, accruals or reserves in connection with changes in the fair value of marketable securities, (i) fees, costs, premiums and expenses incurred, payable or otherwise bourne by such Person and its subsidiaries during any period in connection with the entrance into, issuance, prepayment, amendment or redemption of any Indebtedness, acquisitions permitted by Section 6.08 or other Specified Transaction permitted hereunder, (j) any restructuring charges and reserves, including any costs incurred in connection with the opening, closing, consolidation, recommissioning or reconfiguration of any facilities or other fixed assets or operations, winding down or dissolution of joint ventures, relocation costs, integration costs, transition costs, severance costs and expenses, retention and other employee-related costs and expenses; provided, that, the amount added to Adjusted Consolidated EBITDA pursuant to this clause (j) in such period, plus any amounts added back pursuant to the following clause (k) shall not exceed 25% of Adjusted Consolidated EBITDA (such percentage to be calculated prior to giving effect to any amounts added to Adjusted Consolidated EBITDA for such period pursuant to this clause (j) or clause (k)), and (k) “run rate” cost savings, operating expense reductions and synergies related to any acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) within 24 months after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative, in each case, calculated (1) on a pro forma basis as though such cost savings, synergies or operating expense reductions had been realized on the first day of such period and (2) net of the amount of actual benefits realized from such actions during such period (it is understood and agreed that “run rate” means the full recurring benefit that is associated with any action taken or initiated or expected in good faith to be taken, whether prior to or following the Effective Date); provided that the aggregate amount added (or added back) to Adjusted Consolidated EBITDA pursuant to this clause (k), plus any amounts added back pursuant to the preceding clause (j), shall not exceed 25% of Adjusted Consolidated EBITDA (such percentage to be calculated prior to giving effect to any amounts added to Adjusted Consolidated EBITDA for such period pursuant to this clause (k) or clause (j)); and (y) less (without duplication) all unusual items or non-recurring items to the extent increasing Consolidated Net Income of such Person and its subsidiaries, determined on a consolidated basis in accordance with

GAAP, in each case, for such Person’s prior four full fiscal quarters for which financial results have been reported immediately prior to the determination date.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that, if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliate Transaction” has the meaning assigned to such term in Section 6.13.
“Agent Parties” has the meaning assigned to such term in Section 9.01(c).
“Agent/Arranger Parties” has the meaning assigned to such term in Section 9.03(a).
“Agents” means the Administrative Agent and the Collateral Agent.
“Applicable Aggregate Percentage” means, with respect to any Lender at any time, (a) if such Lender is a Revolving Lender, its Applicable Aggregate Revolving Percentage and (b) if such Lender is an Lender with a Term Loan or Term Commitment, its Applicable Aggregate Term Percentage.
“Applicable Aggregate Revolving Percentage” means, with respect to any Lender at any time, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitments at such time. If the Revolving Commitments have terminated, the Applicable Aggregate Revolving Percentage shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.
“Applicable Aggregate Term Percentage” means, with respect to any Term Lender at any time and each Class of Term Loans, the percentage of the total outstanding Term Loans of such Class represented by such Lender’s Term Loans of such Class at such time; provided, that, at any time prior to the making of such Term Loans, the Applicable Aggregate Term Percentage of any Lender with respect to each Class of Term Loans shall be equal to the percentage of the total Term Commitments of Lenders with respect to such Class of Term Loans represented by such Lender’s Term Commitment of such Class at such time.
“Applicable Commitment Fee Rate” means, for any day, the per annum rate set forth in the table below corresponding to the Category at which the “Applicable Rate” is then determined in accordance with the definition thereof:

Leverage Ratio:	Commitment Fee (%)
Category 1	0.300
Category 2	0.300
Category 3	0.250
Category 4	0.250
Category 5	0.250

Any change in the applicable Category at which the Applicable Rate is determined shall result in a corresponding and simultaneous change in the Applicable Commitment Fee Rate. The determination of the Applicable Commitment Fee Rate shall be subject to the provisions of Section 2.18(f).
“Applicable Rate” means, for any day, (a) with respect to any Loan and Revolving Commitment, (i) from the Effective Date until the date of delivery of the financial statements for the first fiscal quarter after the Effective Date, a percentage, per annum, determined by reference to Category 3 in the below table; and (ii) thereafter, at the applicable rate per annum set forth below under the caption “ABR Spread”, or “SOFR Spread”, as the case may be, based upon the Borrower’s Leverage Ratio as of the most recent determination date and (b) with respect to any Incremental Term Loan, the rate set forth in the applicable Incremental Term Loan Amendment.

Leverage Ratio:	ABR Spread (%)	SOFR Spread (%)
Category 1 > 4.50 to 1.00	1.00	2.00
Category 2 > 3.50 to 1.00 but ≤ 4.50 to 1.00	0.75	1.75
Category 3 > 2.50 to 1.00 but ≤ 3.50 to 1.00	0.50	1.50
Category 4 > 1.50 to 1.00 but ≤ 2.50 to 1.00	0.25	1.25
Category 5 ≤ 1.50 to 1.00	0.00	1.00

Except as set forth below, the Leverage Ratio used on any date to determine the Applicable Rate shall be based on the Leverage Ratio set forth in the certificate most recently delivered by the Borrower pursuant to Section 5.01(a)(iii); provided, that (a) if any certificate required to have been delivered under Section 5.01(a)(iii) shall not have been delivered, the Applicable Rate with respect to Revolving Loans and Revolving Commitments shall, until such certificate shall have been delivered, be determined by reference to Category 1 in the above table and (b) in the event of the incurrence of any Incremental Term Loans, the Leverage Ratio used on any date on or after the date of such incurrence and prior to the date of delivery of the certificate pursuant to Section 5.01(a)(iii) at the time of delivery of the financial statements for the fiscal quarter during which such incurrence has occurred shall reflect the incurrence of such Incremental Term Loans. The determination of the Applicable Rate shall be subject to the provisions of Section 2.18(f).

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).
“Asset Sale” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Borrower or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of: (i) any Equity Interests in a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Borrower or a Restricted Subsidiary); (ii) all or substantially all the assets of the Borrower or any Restricted Subsidiary; or (iii) any other assets of the Borrower or any Restricted Subsidiary outside of the ordinary course of business of the Borrower or such Restricted Subsidiary; provided, however, that the following shall not constitute Asset Sales:
(a)    a disposition by the Borrower or a Restricted Subsidiary to any Loan Party;
(b)    a disposition by any Restricted Subsidiary that is not a Loan Party, to any other Restricted Subsidiary that is not a Loan Party;
(c)    a disposition by the Borrower or a Restricted Subsidiary to any Restricted Subsidiary that is not a Loan Party or to any Subsidiary that is not a Restricted Subsidiary, in an aggregate amount not to exceed $10,000,000 in any Fiscal Year;
(d)    a Restricted Payment that is not prohibited by Section 6.09, an Investment that is not prohibited by Section 6.02 or a fundamental change that is not prohibited by Section 6.05;
(e)    a disposition of all or substantially all the assets of a Restricted Subsidiary permitted under Section 6.05;
(f)    a disposition of assets with a Fair Market Value of less than or equal to $10,000,000 in any Fiscal Year;
(g)    sales of damaged, worn-out or obsolete equipment or assets in the ordinary course of business that, in the Borrower’s reasonable judgment, are no longer either used or useful in the business of the Borrower or its Subsidiaries;
(h)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;
(i)    leases, licenses, subleases or sublicenses to third Persons in the ordinary course of business that do not interfere in any material respect with the business of the Borrower or any of its Restricted Subsidiaries;
(j)    a disposition of cash or Eligible Investments;
(k)    Permitted Syndicated Interest Sales;
(l)    the creation of a Lien (but not the sale or other disposition of the property subject to such Lien) permitted by Section 6.06;
(m)    dispositions of property (other than Equity Interests of any Subsidiary) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased (or to be purchased within 24 months) or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;
(n)    dispositions of intellectual property rights (including the abandonment or cancellation of intellectual property) (i) that are no longer used or useful in the business of the

Borrower and its Subsidiaries or (ii) that would not reasonably be expected to have a Material Adverse Effect;
(o)    the discount, write-off or disposition of overdue accounts receivable in the ordinary course of business;
(p)    transfers of property or assets subject to casualty, condemnation or similar events upon receipt of the condemnation or casualty proceeds thereof;
(q)    (i) dispositions of investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements and (ii) the winding down or dissolution of joint ventures;
(r)    Sale and Leaseback Transactions permitted under this Agreement;
(s)    the assignment of an account to an insurance company for purposes of collecting insurance proceeds;
(t)    termination of a lease or sublease of real or personal property that is not necessary for the ordinary course of business and which do not materially interfere with the business of Borrower and its Subsidiaries, taken as a whole;
(u)    voluntary termination of any Swap Agreement pursuant to its terms;
(v)    the termination of any contract, contract right or other agreement in accordance with its terms;
(w)    dispositions of Equity Interests in Subsidiaries in the ordinary course of business to a joint venture partner pursuant to joint venture arrangements and similar binding arrangements;
(x)    issuances of Equity Interests by Subsidiaries of the Borrower to the Borrower, Subsidiaries of the Borrower or a joint venture partner pursuant to joint venture arrangements and similar binding arrangements;
(y)    sales, transfers, leases or other dispositions of assets to the extent that the net cash proceeds received by a Loan Party or such Subsidiary are used within 12 months after receipt to acquire property or assets to be used by the Borrower, such Guarantor or such Subsidiary in its business; and
(z)    a disposition of assets pursuant to a Tax Incentive Program.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Indebtedness” when used with respect to any Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at a rate equivalent to the interest rate implicit in the lease, compounded on a semiannual basis) of the total obligations of the lessee for rental payments, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, utilities and other similar expenses payable by the lessee pursuant to the terms of the lease, during the remaining term of the lease included in any such Sale and Leaseback Transaction or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty); provided, that the Attributable Indebtedness with respect to a Sale and Leaseback Transaction shall be no less than the present fair market value of the property subject to such Sale and Leaseback Transaction (discounted in accordance with GAAP at the debt rate implied in the applicable lease).
“Availability Period” means the period from the Effective Date to but excluding the earlier of (a) the Maturity Date for the Revolving Loans and (b) the date of termination of the Revolving Commitments.
“Available Amount” means the sum of the aggregate cumulative amount, not less than zero, of (a) an amount equal to $900,000,000, plus (b) 50% of cumulative Consolidated Net Income of the Borrower and its Restricted Subsidiaries since the first day of the Fiscal Quarter in which the Effective Date occurs, plus (c) the Net Proceeds or Fair Market Value received after the Effective Date from the issuance and sale of Qualified Equity Interests or assets or property contributed to the Borrower, plus (d) an amount equal to any returns in cash and cash equivalents (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 6.02(w); provided that in no case shall such amount exceed the amount of such Investment made using the Available Amount pursuant to Section 6.02(w), minus (e) the sum of the aggregate amount of (i) Investments made after the Effective Date using the Available Amount pursuant to Section 6.02(w) and (ii) Restricted Payments made after the Effective Date using the Available Amount pursuant to Section 6.09(d).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(c)(iv).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
“Barclays Bank” means Barclays Bank PLC.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that, if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(c)(i).
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent with respect to any Benchmark Transition Event: (1) Daily Simple SOFR; or (2) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental

Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time. If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
The “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

    (a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such

Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof)announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
A “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means, with respect to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.
“Borrower” means Encompass Health Corporation (f/k/a HealthSouth Corporation), a Delaware corporation.
“Borrower Materials” means information provided by or on behalf of the Borrower hereunder.
“Borrowing” means Loans of the same Class and Type made, converted or continued on the same date and, in the case of SOFR Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing substantially in the form of Exhibit D.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that, when used in connection with a Term SOFR Loan, or any other calculation involving SOFR, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and the Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP (excluding capital expenditures associated with Capitalized Lease Obligations).
“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP as in effect on the Effective Date.
“Captive Insurance Subsidiary” means HCS, Ltd., a Cayman Islands entity, and any successor to it, and any other Subsidiary formed for the purpose of facilitating self-insurance programs of the Borrower and the Subsidiaries.
“Cash Collateralized Letter of Credit” has the meaning assigned to such term in Section 2.05(c).
“Cash Management Obligation” means agreements and other arrangements in respect of treasury, depository and other cash management services, including cash pooling, zero balance and sweep accounts, credit and purchasing card accounts and intra-day and overdraft facilities and other similar facilities in various currencies.
“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date, (c) whether before or after the Effective Date, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, (d) whether before or after the Effective Date, all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case, pursuant to Basel III or (e) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.
“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act), of Equity Interests representing more than 35% (on a fully-diluted basis) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower or (b) any other event that constitutes a “change of control” or similar event, however denominated, under the Senior Notes Indenture or any other agreement or instrument evidencing or governing any Material Indebtedness or Series A Preferred Stock. It is understood for the purposes of this definition that no Person shall be deemed to have beneficial ownership of Equity Interests by virtue of a stock purchase agreement, merger agreement or similar agreement (or voting agreement entered into in connection with a stock purchase agreement, merger agreement or similar agreement) until the consummation of the transfer of the Equity Interests to such Person.
“Class” refers (a) when used in reference to any Loan or Borrowing thereof, to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans of any “Class” (as designated in the applicable Incremental Term Loan Amendment) and (b) when used with respect to any Lender, whether such Lender has a Revolving Loan, a Commitment or a Revolving Exposure of a particular Class described in clause (a) above.
“Class A Excluded Equity Interest” has the meaning assigned to such term in the definition of “Excluded Equity Interest”.

“Class B Excluded Equity Interest” has the meaning assigned to such term in the definition of “Excluded Equity Interest”.
“CLO” has the meaning assigned to such term in Section 9.04(b).
“CMS” means the Centers for Medicare and Medicaid Services and any successor thereto.
“Co-Documentation Agent” means each of Bank of America, N.A. (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in each case in its capacity as co-documentation agent hereunder.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any and all “Collateral”, and terms of similar import, as defined in any applicable Security Document.
“Collateral Agent” means Barclays Bank PLC, in its capacity as collateral agent hereunder and under the Security Documents.
“Collateral and Guarantee Agreement” means the Second Amended and Restated Collateral and Guarantee Agreement dated as of November 25, 2019, among the Borrower, the Subsidiary Loan Parties and the Collateral Agent, as such agreement may be amended pursuant to Section 9.16 to extend the benefits thereof to the Pari Passu Indebtedness.
“Collateral and Guarantee Requirement” means, at any time of determination, the requirement that at such time:
(a)    the Administrative Agent shall have received from the Borrower and each Wholly Owned Restricted Subsidiary that is also a Domestic Subsidiary (other than any such Subsidiaries that are Excluded Subsidiaries) either (i) a counterpart of the Collateral and Guarantee Agreement duly executed and delivered on behalf of the Borrower or such Restricted Subsidiary or (ii) in the case of any Subsidiary that becomes a Loan Party after the Effective Date, a supplement to the Collateral and Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary;
(b)    all outstanding Equity Interests (other than Excluded Equity Interests) of each Restricted Subsidiary or other Person owned by or on behalf of any Loan Party shall have been pledged to the extent required by the Collateral and Guarantee Agreement as security for the Obligations, and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests, to the extent such Equity Interests are evidenced by physical certificates or other instruments, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
(c)    all Indebtedness (other than tax development bonds) of the Borrower and each Restricted Subsidiary that is owing to any Loan Party (i) shall have been pledged under the Collateral and Guarantee Agreement as security for the Obligations and (ii) to the extent required by the Collateral and Guarantee Agreement, shall be evidenced by a promissory note (except for any such Indebtedness under the Borrower’s cash management system) and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank in accordance with the Collateral and Guarantee Agreement;
(d)    other than with respect to Excluded Property or where not required by the Collateral and Guaranty Agreement, all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral

Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral and Guarantee Agreement and to perfect such Liens to the extent and with the priority required by the Collateral and Guarantee Agreement shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and
(e)    each Loan Party shall have obtained such consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, (i) particular assets if and for so long as, as reasonably agreed between the Borrower and the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) Excluded Property, (iii) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Borrower, and (iv) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the U.S. or to perfect or make enforceable any security interests in any assets (it being understood that there shall be no Security Document (or other security agreements or pledge agreements) or other perfection instruments governed under the laws of any non U.S. jurisdiction). The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of legal opinions with respect to particular Subsidiary Loan Parties or assets (including extensions beyond the Effective Date for the perfection of security interests in the assets of the Loan Parties on such date) in its sole discretion.
“Combined Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Exposure and Term Loans, if any, at such time.
“Commitment Termination Notice” means a notice by the Borrower substantially in the form of Exhibit G.
“Commitments” means, with respect to each Lender, such Lender’s Revolving Commitment and Term Commitment, if any.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Common Equity” of any Person means all Equity Interests of such Person that are generally entitled to (a) vote in the election of directors of such Person or (b) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides in its reasonable discretion is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Amortization Expense” of any Person for any period means the amortization expense of such Person and its subsidiaries for such period to the extent deducted in computing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Current Liabilities” of any Person on any date means the consolidated current liabilities (other than the short-term portion of any long-term Indebtedness of such Person and its subsidiaries and any short-term Indebtedness of such Person and its subsidiaries) of such Person and its subsidiaries, as such amount would appear on a consolidated balance sheet of such Person and its subsidiaries prepared as of such date in accordance with GAAP.
“Consolidated Depreciation Expense” of any Person for any period means the depreciation expense of such Person and its subsidiaries for such period to the extent deducted in computing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Income Tax Expense” of any Person for any period means the provision for taxes based on income and profits of such Person and its subsidiaries to the extent such provision for income taxes was deducted in computing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” of any Person for any period means, without duplication, (i) the interest expense (including that portion attributable to Capitalized Lease Obligations) of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, plus (ii) the dividend requirements of such Person and its subsidiaries with respect to Disqualified Stock and with respect to all other Preferred Stock of subsidiaries of such Person (in each case whether in cash or otherwise (except dividends payable to the Borrower or the Restricted Subsidiaries and except for dividends payable solely in Equity Interests (other than Disqualified Stock) of such Person or such subsidiary)) paid, accrued or accumulated during such period.
“Consolidated Net Assets” of any Person on any date means the excess of Consolidated Total Assets of such Person over Consolidated Current Liabilities of such Person.
“Consolidated Net Income” of any Person for any period means the net income (or loss) of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication: (i) the net income of any subsidiary of the referent Person (other than any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of that income is not permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary during such period; (ii) any gain (or loss), together with any related provisions for taxes on any such gain, realized during such period by the referent Person or any of its subsidiaries upon (a) the acquisition of any securities, or the extinguishment of any Indebtedness, of the referent Person or any of its subsidiaries or (b) any Asset Sale by the referent Person or any of its subsidiaries; (iii) any extraordinary gain or extraordinary loss, together with any related provision for taxes or tax benefit resulting from any such extraordinary gain or extraordinary loss, realized by the referent Person or any of its subsidiaries during such period; (iv) in the case of a successor to such Person by consolidation, merger or transfer of its assets, any earnings of the successor prior to such merger, consolidation or transfer of assets; and (v) with respect to any period ending after the Effective Date, any net income or loss from disposed, abandoned, transferred, closed or discontinued operations, provided that, notwithstanding anything to the contrary herein or in any classification under GAAP of any person, business, assets or operations in respect of which a definitive agreement for the disposition, abandonment, transfer, closure or discontinuation of operations thereof has been entered into as discontinued operations, at the Borrower’s option, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to any such person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition, abandonment, transfer, closure or discontinuation of operations shall have been consummated.
“Consolidated Total Assets” of any Person as of any date means the consolidated total assets of such Person and its subsidiaries, as such amount would appear on a consolidated balance sheet of such Person and its subsidiaries prepared as of such date in accordance with GAAP.
“Consolidated Total Indebtedness” of any Person as of any date means (a) all Indebtedness (including Capitalized Lease Obligations but excluding (i) Indebtedness under clause (d) of the definition thereof and (ii) contingent reimbursement obligations in respect of the undrawn amounts of letters of credit or other similar instruments minus (b) the aggregate amount of cash and cash equivalents of such Person and its Subsidiaries (other than Restricted Cash and Cash Equivalents).
“Consolidated Total Revenue” of any Person as of any period means the consolidated total revenues of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Contract Provider” means any Person who provides professional health care services under or pursuant to any contract, agreement or other consensual arrangement with the Borrower or any Restricted Subsidiary.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any written agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Percentage” means, with respect to any Lender, the percentage of the aggregate Combined Credit Exposures and unused Commitments represented by such Lender’s Combined Credit Exposure and unused Commitments. If there shall be no Combined Credit Exposures or unused Commitments, the Contribution Percentages of the Lenders shall be determined based upon the Combined Credit Exposures or unused Commitments of any Class most recently outstanding and in effect.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the day-to-day management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day “i”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the website of the SOFR Administrator, and (b) the Floor. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day “i”, the SOFR in respect of such day “i” has not been published on the website of the SOFR Administrator and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then the SOFR for such day “i” will be the SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the website of the SOFR Administrator; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means, subject to the second paragraph of Section 2.21, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within 3 Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to the second paragraph of Section 2.21) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender. Notwithstanding the foregoing, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction, except (for the avoidance of doubt) for those countries or territories subject only to an arms embargo or other sanctions that do not generally prohibit trade between the United States, United Kingdom, or the European Union and the subject country or territory. The Designated Jurisdictions as of the Effective Date include: the so- called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Democratic Republic of Congo, Iran, North Korea and Syria).
“Designated Noncash Consideration” means noncash consideration received by the Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated by the Borrower as Designated Noncash Consideration, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Noncash Consideration within 1 year following the consummation of such Asset Sale.

“Designated Syndicated Person” means any Subsidiary (whether organized before or after the Effective Date) with respect to which the Administrative Agent shall have received a certificate of a Financial Officer to the effect that the Borrower intends to sell Equity Interests in such Subsidiary in a Syndication to occur within 180 days after the date of such notice; provided that any such Subsidiary shall cease to be a Designated Syndicated Person if such Syndication does not occur within 180 days after the date of such notice. All Designated Syndicated Persons as of the Effective Date are listed on Schedule 3.04.
“Designation Date” has the meaning set forth in Section 5.17.
“Disqualified Institution” means (a) Persons that are specifically identified by the Borrower to the Administrative Agent in writing prior to the date hereof, (b) Persons that are reasonably determined by the Borrower to be competitors of the Borrower or its Subsidiaries and which are specifically identified by the Borrower to the Administrative Agent in writing prior to the date hereof, (c) any Person that is reasonably determined by the Borrower after the date hereof to be a competitor of the Borrower or its Subsidiaries and which is specifically identified in a written supplement to the list of “Disqualified Institutions”, which supplement shall become effective 3 Business Days after delivery thereof to the Administrative Agent and the Lenders in accordance with Section 9.01 and (d) in the case of the foregoing clauses (a), (b) and (c), any of such entities’ Affiliates to the extent such Affiliates (x) are clearly identifiable as Affiliates of such Persons based solely on the similarity of such Affiliates’ and such Persons’ names and (y) are not bona fide debt investment funds. It is understood and agreed that (i) any supplement to the list of Persons that are Disqualified Institutions contemplated by the foregoing clause (c) shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans (but solely with respect to such Loans), (ii) the Administrative Agent shall have no responsibility or liability to determine or monitor whether any Lender or potential Lender is a Disqualified Institution, (iii) the Borrower’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (iv) “Disqualified Institution” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01.
“Disqualified Stock” means any Equity Interest (other than Series A Preferred Stock) that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 90 days after the latest Maturity Date at the time such Equity Interest is issued.
“dollars” or “$” refers to lawful money of the United States of America.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States or any State thereof or the District of Columbia.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means October 7, 2022.

“Eligible Investments” of any Person means Investments of such Person in:
(a)    direct obligations of, or obligations the payment of which is guaranteed by, the United States of America or an interest in any trust or fund that invests solely in such obligations or repurchase agreements, properly secured, with respect to such obligations;
(b)    direct obligations of agencies or instrumentalities of the United States of America;
(c)    a certificate of deposit issued by, or other interest-bearing deposits with, a bank having its principal place of business in the United States of America and having equity capital of not less than $250,000,000;
(d)    a certificate of deposit issued by, or other interest-bearing deposits with, any other bank organized under the laws of the United States of America or any state thereof; provided that such deposit is either (i) insured by the Federal Deposit Insurance Corporation or (ii) properly secured by such bank by pledging direct obligations of the United States of America having a market value of not less than the face amount of such deposits;
(e)    prime commercial paper maturing within 1 year of the acquisition thereof and, at the time of acquisition, having a rating of A-1 or higher by S&P or P-1 or higher by Moody’s or an equivalent rating by a nationally recognized rating agency;
(f)    eligible banker’s acceptances, repurchase agreements and tax-exempt municipal bonds having a maturity of less than 1 year, in each case having a rating of, or that is the full recourse obligation of a person whose senior debt is rated, A or higher by S&P or A2 or higher by Moody’s, or an equivalent rating by a nationally recognized rating agency; or
(g)    money market mutual or similar funds that invest in assets satisfying the requirements of clauses (a) through (f) of this definition.
“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), in respect of which the Borrower, any Restricted Subsidiary or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by the Borrower, any Restricted Subsidiary, or any ERISA Affiliate or on behalf of the beneficiaries of such participants.
“Environmental Laws” means all laws, statutes, rules, regulations, codes, ordinances, orders or decrees, promulgated or entered into by, and all other requirements of, any Governmental Authority, relating to environmental protection, preservation or reclamation of natural resources, the Release or threatened Release of any Hazardous Material, or to workplace health and safety matters.
“Environmental Liability” means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, injunctions, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages and remediation costs), arising out of or relating to (a) non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any binding contract or agreement pursuant to which liability under Environmental Laws is assumed or imposed with respect to any of the foregoing.
“Equity Interests” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participation or other equivalents of or interest in (however designated) the equity (including common stock, Preferred Stock and partnership, joint venture and limited liability company interests) of such Person (excluding any debt securities that are convertible into, or exchangeable for, such equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Restricted Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or 414(o) of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Pension Plan (other than an event for which the 30-day notice period is waived); (b) any Pension Plan is in “at risk” status within the meaning of Section 430(i) of the Code or a Multiemployer Plan is in “endangered status”, “critical status” or “critical and declining status” within the meaning of Section 432(b) of the Code; (c) the incurrence by the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (d) the receipt by the Borrower, a Restricted Subsidiary or any ERISA Affiliate from the PBGC or a third party administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; (e) the incurrence by the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (f) the receipt by the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Restricted Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” has the meaning assigned to such term in Section 7.01.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.
“Excluded Equity Interests” means (a) voting Equity Interests in excess of 65% of the total outstanding voting Equity Interests of any Foreign Subsidiary (such Equity Interests being collectively called “Class A Excluded Equity Interests”), (b) Equity Interests in each Subsidiary that is not a wholly-owned Subsidiary if the pledging of Equity Interests in such Subsidiary to secure the Obligations would be prohibited by, or would trigger a dissolution, disassociation, put, call or other similar adverse consequence, under the terms of any shareholder agreement, partnership agreement, limited liability company agreement or similar agreement binding on such Subsidiary (such Equity Interests being collectively called “Class B Excluded Equity Interests”) and (c) Equity Interests of Captive Insurance Subsidiaries.
“Excluded Property” has the meaning set forth in the Collateral and Guarantee Agreement.
“Excluded Subsidiary” means:
(a)    any Designated Syndicated Person;
(b)    Encompass Health Altoona Holdings, LLC, a Delaware limited liability company;
(c)    any Subsidiary designated in writing by the Borrower to the Administrative Agent to the extent and for so long as such Subsidiary does not account for more than (i) $10,000,000 in Adjusted Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the most recently ended period of four consecutive fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.01(a)(i) or 5.01(a)(ii), or (ii) $10,000,000 in Consolidated Total Assets of the Borrower and its Restricted Subsidiaries as of the last day of the most recent period for which financial statements have been delivered pursuant to Section 5.01(a)(i) or 5.01(a)(ii) (each such Subsidiary being called a “Non-Material Subsidiary”); and
(d)    any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary designated in writing by the Borrower to the Administrative Agent.
provided that the combined portion of Adjusted Consolidated EBITDA of the Borrower and its Subsidiaries attributable to the wholly-owned Non-Material Subsidiaries described in clause (c) (taken as a whole) as determined as at the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(a)(i) or 5.01(a)(ii) for the preceding four fiscal quarter period then ended, (x) does not exceed 15% of the Adjusted Consolidated EBITDA of the Borrower and its Subsidiaries and/or (y) the combined portion of Consolidated Total Assets, as of the most recently completed fiscal period, of all of the wholly-owned Non-Material Subsidiaries described in clause (c) (taken as a whole) does not exceed 15% of the Consolidated Total Assets of the Borrower and its Subsidiaries, as determined based on the most recent financial statements delivered pursuant to Section 5.01(a)(i) or 5.01(a)(ii).
“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal in accordance with the first sentence of this definition.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (however denominated) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.22), any withholding tax that is (i) imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(f), and (d) any United States withholding Tax imposed under FATCA.
“Existing Credit Agreement” has the meaning provided in the Recitals hereto.
“Existing Indebtedness” means (a) all of the Indebtedness of the Borrower and the Restricted Subsidiaries that is outstanding on the Effective Date, as set forth on Schedule 1.01A (or if not set forth on such Schedule, where the principal amount of such Indebtedness is less than $10,000,000 in any individual instance and less than $50,000,000 on an aggregate basis) and (b) the Senior Notes.
“Existing Letters of Credit” means the letters of credit outstanding on the Effective Date and set forth on Schedule 2.05. Each Existing Letter of Credit constitutes a Letter of Credit under this Agreement.
“Extended Commitments” has the meaning assigned to such term in the definition of “Extension Amendment”.

“Extended Loans” has the meaning assigned to such term in the definition of “Extension Amendment”.
“Extended Term Lender” has the meaning assigned to such term in the definition of “Extension Amendment”.
“Extended Term Loans” has the meaning assigned to such term in the definition of “Extension Amendment”.
“Extending Lenders” has the meaning assigned to such term in Section 2.23.
“Extension Agreement” means an Extension Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Extending Lenders, effecting one or more Extension Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.
“Extension Amendment” means an amendment to this Agreement and the other Loan Documents, effected in connection with an Extension Offer pursuant to Section 2.23, providing for (a) an extension of a Maturity Date and/or (b) an increase or decrease in the yield (including any increase or decrease in, or an introduction of, interest margins, benchmark rate floors, fixed interest rates or fees or premiums), in each case, applicable to the Loans and/or Commitments of the Extending Lenders of the applicable Extension Request Class (such Loans or Commitments being referred to as the “Extended Loans” or “Extended Commitments”, as applicable) so long as the following terms are satisfied: (i) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an extension with respect to such Revolving Commitment extended pursuant to an Extension Amendment and the related outstanding, shall be a Revolving Commitment (or related outstanding, as the case may be) with the same terms as the original Class of Revolving Commitments; provided, that at no time shall there be Revolving Commitments hereunder (including any Extended Commitments and any original Revolving Commitments) which have more than three different maturity dates, (ii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an extension with respect to such Term Loans (an “Extended Term Lender”) extended pursuant to any Extension Amendment (“Extended Term Loans”) shall have the same terms as the Class of Term Loans subject to such Extension Offer other than (x) with respect to covenants or other provisions applicable to periods after the latest Maturity Date or (y) any addition of any affirmative or negative covenants applicable to any Loan Party and/or any Subsidiary to the extent such covenants are beneficial to the Lenders where this Agreement is amended to include such covenants for the benefit of all Lenders, (iii) the final maturity date of any Extended Term Loans shall be no earlier than the then latest maturity date hereunder and the amortization schedule applicable to Term Loans pursuant to Section 2.09(a) for periods prior to the Maturity Date for Term Loans may not be increased, (iv) the weighted average life to maturity of any Extended Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term Loans extended thereby, (v) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vi) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, and (vii) all documentation in respect of such Extension Amendment shall be consistent with the foregoing.
“Extension Offer” has the meaning assigned to such term in Section 2.23.

“Extension Request Class” has the meaning assigned to such term in Section 2.23.
“Facility” means an inpatient or outpatient rehabilitation facility, certified outpatient rehabilitation facility, skilled nursing facility, specialty medical center or facility, specialty orthopedic hospital or acute care hospital, subacute inpatient facility, transitional living center, medical office building, outpatient surgery center or outpatient diagnostic center, with all buildings and improvements associated therewith, that is owned or leased, in whole or in part, by the Borrower or a Restricted Subsidiary.
“Fair Market Value” of any asset or items means (a) with respect to a security listed on a national securities exchange or the subject of price quotations on any of the NASDAQ OMX markets, the price of such security as reported on such exchange or market by any widely recognized reporting method customarily relied upon by financial institutions and (b) with respect to any other asset or items, the fair market value of such asset or items as determined in good faith by (i) a Financial Officer for transactions valued at or below $20,000,000 or (ii) by the Board of Directors of the Borrower or a Subsidiary, as applicable, and evidenced by a resolution of such Board of Directors, for transactions in excess of $20,000,000.
“FATCA” means Sections 1471 through 1474 of the Code (effective as of the date hereof) (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if the applicable rate described above shall be less than the Floor, it shall be deemed to be the Floor for purposes of this Agreement.
“Financial Officer” means the principal financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Fiscal Year” means the twelve-month period ending on December 31.
“Fixed Amounts” has the meaning assigned to such term in Section 1.04(d).
“Floor” means a rate of interest equal to 0.00% per annum.
“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.
“Foreign Subsidiary” means (a) any Subsidiary that is not a Domestic Subsidiary, (b) a Domestic Subsidiary that (i) does not conduct any business or operations and (ii) has assets substantially all of which consist of direct or indirect ownership of the voting Equity Interests of Subsidiaries described in clause (a) of this definition, or (c) a Domestic Subsidiary that (i) does not conduct any business or operations and (ii) does not have any assets or liabilities other than (A) voting Equity Interests of Subsidiaries described in clause (a) of this definition and (B) bank accounts incidental to the ownership of voting Equity Interests of Subsidiaries described in clause (a).
“GAAP” means generally accepted accounting principles as from time to time in effect.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether regional, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means each Subsidiary Loan Party that is a party to the Collateral and Guarantee Agreement as a “Guarantor”.
“Hazardous Materials” means (a) petroleum products and byproducts, asbestos in friable form, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances or (b) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to or can give rise to liability under any Environmental Law.
“Increased Cost Lender” has the meaning assigned to such term in Section 2.22.
“Incremental Lender” has the meaning assigned to such term in Section 2.20(a).
“Incremental Term Loan” means a term loan of a new Class made pursuant to Section 2.20.
“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20(b).
“Incurrence-Based Amounts” has the meaning assigned to such term in Section 1.04(d).
“Indebtedness” of any Person as of any date means, without duplication: (a) all indebtedness of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) (other than intercompany Indebtedness; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety or statutory bonds or other similar instruments issued in the ordinary course of business); (c) all obligations of such Person in respect of letters of credit or other similar instruments (or reimbursement obligations with respect thereto); (d) all net obligations of such Person with respect to any Swap Agreement (which shall be deemed to be the net swap termination value thereof as of such date); (e) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred in the ordinary course of business; (f) all Capitalized Lease Obligations of such Person; (g) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person (which shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith); (h) all Indebtedness of others Guaranteed by such Person to the extent of such Guarantee; (i) all Attributable Indebtedness of such Person; (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) all obligations, contingent or otherwise, of such Person in respect of synthetic lease facilities, (l) all Securitization Transactions and (m) all Disqualified Stock of such Person and its subsidiaries and all other Preferred Stock of the subsidiaries of such Person valued at the greater of (i) the voluntary or involuntary liquidation preference of such Disqualified Stock or such Preferred Stock, as the case may be, and (ii) the aggregate amount payable upon purchase, redemption, defeasance or payment of such Disqualified Stock or such Preferred Stock, as the case may be; provided that in no event shall any Guarantee of a bond issued in a Tax Incentive Program, which bond is held by the Borrower or a Restricted Subsidiary, or any lease obligations incurred by the Borrower or a Restricted Subsidiary in connection with a Tax Incentive Program be Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof, in which case such Indebtedness shall not be more than the amount of such Indebtedness that is recourse to such Person; provided, however, that, notwithstanding the foregoing, Indebtedness for purposes of this Agreement and the other Loan Documents, including for the purposes of calculating the financial covenants in Section 6.01, or calculating any financial ratio (including for the purposes of calculating pro forma compliance with respect of any incurrence or other test hereunder), Indebtedness shall be deemed not to include (i) any contingent obligation incurred in the ordinary course of business until after such obligation has become a liability on the balance sheet of such Person in accordance with GAAP that has not been paid after becoming due and payable, (ii) deferred or prepaid revenues in the ordinary course of business and consistent with past practice, (iii) any purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller until after such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and that has not been paid after becoming due and payable, (iv) obligations to make payments in respect of money backed guarantees offered to customers in the ordinary course of business, (v) obligations to make payments to one or more insurers in respect of profit sharing arrangements entered into in the ordinary course of business, (vi) any amounts available and not drawn under any available commitments or (vii) the obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on the Effective Date, or in excess of the amount of such Indebtedness that would be recourse to such Person.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning assigned to such term in Section 9.03(b).
“Information” has the meaning assigned to such term in Section 9.12.
“Intellectual Property” has the meaning set forth in the Collateral and Guarantee Agreement.
“Intercreditor Agreement” means a First Lien Intercreditor Agreement among the Administrative Agent and the authorized representative named therein for each series of Pari Passu Indebtedness, substantially in the form of Exhibit C, with such changes thereto that are reasonably satisfactory to the Administrative Agent.
“Interest Coverage Ratio” means the ratio of (a) Adjusted Consolidated EBITDA of the Borrower and its Restricted Subsidiaries to (b) Consolidated Interest Expense of the Borrower and its Restricted Subsidiaries (less amortization of financing fees of the Borrower and its Restricted Subsidiaries), in each case for any period of four consecutive fiscal quarters of the Borrower.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing substantially in the form of Exhibit E.
“Interest Payment Date” means, (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any SOFR Loan, (i) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, (ii) in the case of a SOFR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (iii) in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type, and (c) with respect to any Swingline Loan, the day that such Swingline Loan is required to be repaid pursuant to Section 2.04.
“Interest Period” means, as to any SOFR Borrowing, each period beginning on the date of such Borrowing specified in the applicable Borrowing Request or on the date specified in the applicable Interest Election Request and ending on the numerically corresponding day in the calendar month that is 1, 3 or 6 months thereafter, as the Borrower may elect; provided that:

(a)    the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)    if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day,
(c)     any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period
(d)    no Interest Period shall extend beyond the Maturity Date; and
(e)    no tenor that has been removed from this definition pursuant to Section 2.14(c)(iv) shall be available for specification in any Borrowing Request or Interest Election Request.

“Investments” of any Person means: (a) all investments by such Person in any other Person in the form of loans, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business); (b) all Guarantees of Indebtedness of any other Person by such Person; and (c) all purchases (or other acquisitions for consideration) by such Person of Indebtedness, Equity Interests or other securities of any other Person; provided no bonds or other securities acquired or held in connection with a Tax Incentive Program shall be deemed Investments.
“IP Security Agreement” has the meaning set forth in the Collateral and Guarantee Agreement.
“Issuing Bank” means Barclays Bank, JPMorgan Chase Bank, N.A. and each other Lender designated an Issuing Bank pursuant to Section 2.05(j), in each case in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Joint Bookrunners” means Barclays Bank, Citibank, N.A., BofA Securities, Inc. (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc., in each case in its capacity as a joint bookrunner hereunder.
“Joint Lead Arrangers” means Barclays Bank and Citigroup Global Markets Inc., in each case in its capacity as a joint lead arranger hereunder.
“LC Commitment” means $260,000,000.
“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Aggregate Revolving Percentage of the total LC Exposure at such time.
“Lender Counterparty” means (a) each Lender, each Agent and each of their respective Affiliates counterparty to a Swap Agreement, (b) any Person who is (or was) an Agent, Lender or an Affiliate of an

Agent or a Lender as of the Effective Date but subsequently, whether before or after entering into a Swap Agreement, ceases to be an Agent, a Lender or an Affiliate of an Agent or a Lender, as the case may be and (c) any Person who is (or was) an Agent, a Lender or an Affiliate of an Agent or a Lender at the time such Person enters into a Swap Agreement, regardless of whether such Person subsequently ceases to an Agent, a Lender or an Affiliate of an Agent or a Lender.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or as set forth in Section 2.20, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
“Letter of Credit” means the Existing Letters of Credit and any letter of credit issued pursuant to this Agreement, other than any such Letter of Credit that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05; provided, that, no Issuing Bank will be obligated to issue commercial Letters of Credit without its consent.
“Leverage Ratio” means, at any date, the ratio of (a) Consolidated Total Indebtedness of the Borrower and its Restricted Subsidiaries on such date to (b) Adjusted Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of four consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries ended as of the end of the most recent fiscal quarter for which financial statements of the Borrower have been delivered under Section 5.01.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, and any financing lease in the nature thereof, and any filing of, or agreement to give, any financing statement (other than notice filings not perfecting a security interest) under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).
“Limited Condition Acquisition” means any acquisition by one or more of the Borrower and its Restricted Subsidiaries of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.
“Limited Condition Transaction” means any (a) Limited Condition Acquisition or (b) redemption or repayment of Indebtedness requiring irrevocable notice or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing.
“Loan Documents” means this Agreement, the Security Documents, each Additional Revolving Commitment Amendment, each Incremental Term Loan Amendment, the Intercreditor Agreement, any Notes, other than for purposes of Section 9.02, each Letter of Credit and each Letter of Credit application referred to in Section 2.05 and any other document or instrument designated by the Borrower and the Administrative Agent as a “Loan Document” and any other amendment or joinder to this Agreement.
“Loan Parties” means the Borrower and each Subsidiary Loan Party.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement and any Incremental Term Loan Amendment or any Additional Revolving Commitment Amendment.
“LTM Adjusted Consolidated EBITDA” has the meaning provided in the definition of “Permitted Incremental Amount”.
“Margin Stock” means “margin stock” as defined in Regulation U of the Board.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, properties or financial condition of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its Obligations, (c) the rights or powers of or remedies available to the Administrative Agent, the Lenders or any Secured Party under any Loan Document or (d)

the legality, validity, binding effect or enforceability against a Loan Party of any Loan Document to which it is a party.
“Material Group” means any Subsidiary or group of Subsidiaries (i) the book value of the net assets of which was greater than 7.5% of Consolidated Net Assets of the Borrower as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01, (ii) the total revenues of which were greater than 7.5% of Consolidated Total Revenue of the Borrower for the four-fiscal-quarter period ending on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01 or (iii) the Adjusted Consolidated EBITDA of which was greater than 7.5% of Adjusted Consolidated EBITDA of the Borrower for the four-fiscal-quarter period ending on the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01. For purposes of making the determinations required by this definition, assets, revenues and Adjusted Consolidated EBITDA of Foreign Subsidiaries shall be converted into dollars at the rates used in preparing the applicable quarterly financial statements of the Borrower which shall have been delivered pursuant to Section 5.01.
“Material Indebtedness” means (a) the Pari Passu Indebtedness and (b) other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $100,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Material Intellectual Property” shall mean all Intellectual Property that is material to the business of the Borrower and the Restricted Subsidiaries, taken as a whole.
“Maturity Date” means (a) with respect to the Revolving Loans, October 7, 2027, and (b) with respect to Incremental Term Loans of any Class, the date specified as the scheduled final maturity date of the Incremental Term Loans of such Class in the applicable Incremental Term Loan Amendment.
“Maximum Rate” has the meaning assigned to such term in Section 9.18.
“Medicaid Certification” means certification by a state agency or entity under contract with a state agency that a health care operation is in compliance with all the conditions of participation set forth in the Medicaid Regulations.
“Medicaid Provider Agreement” means an agreement entered into between a state agency or other entity administering the Medicaid program and a health care operation under which the health care operation agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.
“Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above and all Federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statues described in clause (a) above; (c) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“Medicare Certification” means certification by CMS or a state agency or entity under contract with CMS that a health care operation is in compliance with all the conditions of participation set forth in the Medicare Regulations.
“Medicare Provider Agreement” means an agreement entered into between CMS and a health care operation under which the health care operation agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.
“Medicare Regulations” means, collectively, all Federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto, together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including Health and Human Services (“HHS”), CMS, the Office of the Inspector General for HHS, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.
“Model” has the meaning assigned to such term in Section 3.06(b).
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA which the Borrower or any ERISA Affiliate of Borrower is making, is obligated to make or has been obligated to make during the last 6 years, contributions on behalf of participants who are or were employed by any of Borrower or any ERISA Affiliate of Borrower.
“Net Proceeds” means with respect to any applicable event, (i) the cash proceeds received in respect of such event, including any cash received in respect of any non-cash proceeds, but only as and when received, net of (ii) the sum of (A) all fees and out-of-pocket expenses (including underwriting discounts and commissions) paid by the Borrower and the Restricted Subsidiaries to third parties (other than Affiliates) in connection with such event, (B) in the case of a sale, transfer or other disposition of an asset, the amount of all payments required to be made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than Loans and Pari Passu Indebtedness) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (C) the amount of all taxes paid (or estimated in good faith to be payable) by the Borrower and the Restricted Subsidiaries and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities estimated in good faith to be payable that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer); provided that on the date on which such reserve is no longer required to be maintained, the remaining amount of such reserve shall then be deemed to be Net Proceeds.
“Net Working Capital” of any Person as of any date means (a) the consolidated current assets of such Person and its consolidated subsidiaries as of such date (excluding cash and Eligible Investments) minus (b) the consolidated current liabilities of such Person and its consolidated subsidiaries as of such date (excluding the outstanding Obligations, to the extent they shall at any time constitute current liabilities, and other current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
“Non-Consenting Lender” has the meaning assigned to such term in Section 2.22.
“Non-Material Subsidiary” has the meaning assigned to such term in the definition of “Excluded Subsidiary”.
“Notes” means any promissory notes issued by the Borrower pursuant to Section 2.09(e), as they may be amended, supplemented or otherwise modified from time to time.
“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise, arising under the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all the monetary obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents, (c) the due and punctual payment of all monetary obligations of each Loan Party under or in respect of each Swap Agreement with a Lender Counterparty (provided that the Obligations of any Guarantor shall not include Excluded Swap Obligations of such Guarantor) and (d) the due and punctual payment and performance of all obligations of any Loan Party to a Lender or an Affiliate of a Lender in respect of any Cash Management Obligations (other than Cash Management Obligations provided after (i) the principal of and interest on each Loan and all fees payable hereunder have been paid in full, (ii) the Lenders have no further commitment to lend hereunder, (iii) the LC Exposure has been reduced to zero and (iv) the Issuing Banks have no further obligation to issue Letters of Credit), including obligations in respect of overdrafts, temporary advances, interest and fees.
“OID” has the meaning assigned to such term in Section 2.20(b).
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property Taxes, charges or similar levies (and interest, fines, penalties and additions thereto) arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Pari Passu Indebtedness” means (a) senior secured debt constituting securities (as defined under the Securities Act) of the Borrower issued after the Effective Date; provided that (i) the final maturity thereof shall be no earlier than the latest Maturity Date as of the time of the issuance thereof and the weighted average life to maturity thereof shall not be shorter than the weighted average life to maturity of any Loans or Revolving Commitments outstanding as of the time of the issuance thereof, (ii) no Restricted Subsidiary of the Borrower shall be an obligor under a Guarantee in respect thereof unless such Restricted Subsidiary shall be a party to the Collateral and Guarantee Agreement and (iii) the obligations in respect thereof shall be secured by the Pari Passu Indebtedness Collateral (but not by any Lien on any asset of the Borrower, any Restricted Subsidiary or any other Affiliate of the Borrower, other than any asset constituting Pari Passu Indebtedness Collateral); and (b) any Refinancing Indebtedness in respect thereof (or in respect of any such Refinancing Indebtedness theretofore incurred).
“Pari Passu Indebtedness Collateral” means the Collateral, other than (a) the cash collateral on deposit with any Issuing Bank as contemplated by Section 2.05(c) and (b) the cash collateral on deposit with the Administrative Agent pursuant to Section 2.05(l).
“Pari Passu Indebtedness Documents” means the indenture or other agreement under which any Pari Passu Indebtedness is issued or incurred and all other instruments, agreements and other documents evidencing or governing such Pari Passu Indebtedness or providing any Guarantee or other right in respect thereof.
“Pari Passu Indebtedness Liens” means Liens on Pari Passu Indebtedness Collateral securing obligations in respect of Pari Passu Indebtedness.
“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning set forth in Section 9.04.
“Payment” shall have the meaning assigned to such term in Section 9.21(a).
“Payment Notice” has the meaning assigned thereto in Section 9.21(b).
“Payment Recipient” shall have the meaning assigned to such term in Section 9.21(a).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Pension Plan” means any Employee Benefit Plan subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code or any successor entity performing similar functions.
“Perfection Certificate” means a certificate substantially in the form of Exhibit B or any other form approved by the Collateral Agent.
“Permitted Incremental Amount” means, at any time, (a) the greater of (x) $1,000,000,000 and (y) 100% of Adjusted Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the four quarter period most recently then ended for which financial statements have been delivered pursuant to Section 5.01 (“LTM Adjusted Consolidated EBITDA”), calculated after giving pro forma effect to the incurrence of such additional amount and the application of any proceeds thereof, plus (b) an amount equal to all voluntary prepayments and repurchases of Incremental Term Loans secured on a pari passu basis with the Obligations and voluntary prepayments of Revolving Loans to the extent accompanied by a corresponding reduction of the Revolving Commitments (in each case to the extent not financing with the proceeds of long-term Indebtedness) less (c) the sum of (i) the aggregate principal amount of Pari Passu Indebtedness outstanding at such time, and (ii) the aggregate principal amount of all Incremental Term Loans outstanding and all Additional Revolving Commitments outstanding at such time pursuant to Section 2.20(a), in each case, issued or extended in reliance on the “Permitted Incremental Amount”.
“Permitted Investments” means: (a) capital contributions, advances or loans to the Borrower by any Restricted Subsidiary or by the Borrower or any Restricted Subsidiary to a Restricted Subsidiary; (b) the acquisition and holding by the Borrower and each of the Restricted Subsidiaries of receivables owing to the Borrower and such Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (c) the acquisition and holding by the Borrower and the Restricted Subsidiaries of cash and Eligible Investments and Investments that were Eligible Investments when made; (d) the making of an Investment by the Borrower, directly or through a Wholly Owned Restricted Subsidiary, in a Wholly Owned Restricted Subsidiary formed solely for the purpose of insuring the healthcare business and facilities owned or operated by the Borrower or a Restricted Subsidiary and any physician employed by or on the staff of any such business or facility; provided that the amount invested in such Restricted Subsidiary does not exceed $15,000,000; and (e) Investments made by the Captive Insurance Subsidiary in the ordinary course of business and in accordance with applicable law.
“Permitted Liens” means: (a) Liens for taxes, assessments or governmental charges or claims that either (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings; (b) statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other like Liens arising in the ordinary course of business and with respect to amounts that either (i) are not overdue by more than 90 days or (ii) are being contested in good faith by appropriate proceedings and as to which appropriate reserves or other provisions have been made in accordance with, and to the extent required by, GAAP; (c) Liens (other than any Lien imposed by ERISA) incurred or deposits due in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation; (d) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts and other obligations of like nature (exclusive of obligations for the payment of Indebtedness), in each case, incurred in the ordinary course of business; (e) attachment or judgment Liens not giving rise to an Event of Default; (f) encumbrances, easements, rights-of-way, restrictions (including zoning restrictions), encroachments and other similar charges, encumbrances and title defects not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary; (g) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary; (h) Liens with respect to any Acquired Indebtedness, provided that such Liens only extend to assets that were subject to such Liens prior to the acquisition of such assets by the Borrower or a Restricted Subsidiary and not incurred in anticipation or contemplation of such acquisition; (i) Liens securing Refinancing Indebtedness (other than any Pari Passu Indebtedness) that are permitted under clause (iv) of the definition of such term; (j) purchase money Liens (including Capitalized Lease Obligations); (k) Liens on assets of the Borrower or any Restricted Subsidiary created pursuant to the Security Documents and Liens in favor of any Issuing Bank on assets of the Borrower or any Restricted Subsidiary securing its obligations in respect of Cash Collateralized Letters of Credit issued by such Issuing Bank; (l) bankers’ liens with respect to the right of set-off arising in the ordinary course of business against amounts maintained in bank accounts or certificates of deposit in the name of the Borrower or any Restricted Subsidiary; (m) the interest of any issuer of a letter of credit in any cash or Eligible Investment deposited with or for the benefit of such issuer as collateral for such letter of credit, provided that the Indebtedness so collateralized is permitted to be incurred by the terms of this Agreement; (n) any Lien consisting of a right of first refusal or option to purchase the ownership interest of the Borrower or a Restricted Subsidiary in any Restricted Subsidiary or to purchase assets of the Borrower or any Restricted Subsidiary, which right of first refusal or option is entered into in the ordinary course of business; (o) Liens resulting from earnest money deposits in connection with any letter of intent or purchase agreement; (p) Liens on cash deposits securing any Swap Agreements permitted under Section 6.15; (q) Liens on cash or cash equivalents or other Permitted Investments used to defease or to satisfy and discharge Indebtedness so long as such defeasance, satisfaction or discharge is not prohibited hereunder; (r) any Liens created pursuant to a Tax Incentive Program on any assets transferred in connection therewith; and (s) Liens on securities that are the subject of repurchase agreements constituting Eligible Investments.
“Permitted Syndicated Interest Repurchase” means any purchase of a Syndicated Interest by the Borrower or a Restricted Subsidiary to the extent constituting a Restricted Payment permitted under Section 6.09.
“Permitted Syndicated Interest Sales” means sales of Syndicated Interests for Fair Market Value that the Borrower determines in good faith are in the best interests of the Borrower and the Restricted Subsidiaries, taken as a whole.
“Permitted Unsecured Indebtedness” means (a) unsecured Indebtedness (including Acquired Indebtedness) incurred after the Effective Date; provided that (i) the final maturity thereof shall be no earlier than 90 days after the latest Maturity Date as of the time of the issuance thereof and the weighted average life to maturity thereof shall not be shorter than the weighted average life to maturity of any Loans or Commitments outstanding as of the time of the issuance thereof, (ii) no Restricted Subsidiary of the Borrower shall be an obligor under a Guarantee in respect thereof unless such Restricted Subsidiary shall be a party to the Collateral and Guarantee Agreement and (iii) the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower, any Restricted Subsidiary or any other Affiliate of the Borrower; and (b) any Refinancing Indebtedness in respect thereof (or in respect of any such Refinancing Indebtedness theretofore incurred).
“Permitted Unsecured Indebtedness Documents” means the indenture or other agreement under which any Permitted Unsecured Indebtedness is issued or incurred and all other instruments, agreements and other documents evidencing or governing such Permitted Unsecured Indebtedness or providing any Guarantee or other right in respect thereof.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Platform” means IntraLinks or another similar electronic system.
“Preferred Stock” means with respect to any Person all Equity Interests of such Person which has a preference in liquidation or a preference with respect to the payment of dividends or distributions of operating profit or cash.

“Prepayment Notice” means a notice by the Borrower substantially in the form of Exhibit F.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).
“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Stock.
“Quarterly Compliance Date” means the date on which the Borrower delivers a certificate of a Financial Officer required to be delivered under Section 5.01(iii) concurrently with the Borrower’s quarterly financial statements delivered under Section 5.01(ii).
“Receivables” means accounts receivable (including all rights to payment created by or arising from the sales of goods, leases of goods or the rendition of services, no matter how evidenced and whether or not earned by performance).
“Recipient” has the meaning set forth in Section 2.17(i).
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is Term SOFR Reference Rate, 11:00 a.m. (New York City time) on the day that is two (2) U.S. Government Securities Business Days preceding the date of such setting, and (2) if such Benchmark is not Term SOFR Reference Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Refinance” has the meaning given it in the definition of “Refinancing Indebtedness”.
“Refinancing Indebtedness” means Indebtedness that is applied to refund, refinance, repurchase and retire or extend (collectively, “Refinance”) any Existing Indebtedness or any Indebtedness incurred under Section 6.03, and any Indebtedness previously Refinanced in accordance with this definition; provided that: (i) the Refinancing Indebtedness is the obligation (whether as a primary obligor or under a Guarantee) of the same Person or Persons (and not of any other Person, except to the extent required for the Indebtedness being refinanced) and, if the Indebtedness being Refinanced is subordinated to the Obligations, the Refinancing Indebtedness is also subordinated to the Obligations to the same extent as the Indebtedness being Refinanced; (ii) the Refinancing Indebtedness is scheduled to mature no earlier than the scheduled maturity of the Indebtedness being Refinanced and is not subject to any requirement not applicable to the Indebtedness being Refinanced that such Indebtedness be prepaid, redeemed, repurchased or defeased on one or more scheduled dates or upon the happening of one or more events (other than events of default or change of control events) prior to the latest Maturity Date as of the time such Refinancing Indebtedness is incurred (in each case, other than any provision requiring an offer (A) to purchase or redeem such Indebtedness constituting Refinancing Indebtedness or the payment of any cash amount as a result of a change of control, fundamental change, asset sale or similar provision so long as any right of the holders thereof upon the occurrence of a change of control, fundamental change, asset sale or similar provision shall be subject to the prior repayment in full of the Obligations under the Loan Documents or (B) to purchase, redeem, convert or otherwise exchange such Indebtedness solely for Equity Interests of the Borrower); (iii) the Refinancing Indebtedness has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being Refinanced; (iv) the Refinancing Indebtedness, if secured, is secured only by some or all of (but not more than) the assets that secure (or are required to secure) the Indebtedness being Refinanced; and (v) such Refinancing Indebtedness is in an aggregate principal amount (or accreted value, if applicable) that is equal to or less than the aggregate principal amount (or accreted value, if applicable) then outstanding under the Indebtedness being Refinanced (except for all accrued interest and premium thereon and the amount of all original issue discounts, underwriting discounts, premiums, fees, commissions, defeasance cost and other issuance costs and expenses incurred in connection therewith); provided, further, that Indebtedness meeting the requirements of the foregoing clauses (i) through (v) may constitute Refinancing

Indebtedness notwithstanding that it is not immediately applied to the Refinancing of other Indebtedness so long as (x) the Borrower designates such Indebtedness as Refinancing Indebtedness and (y) prior to their use for Refinancing other Indebtedness, the net proceeds of such Indebtedness are promptly (1) deposited in an account controlled by the Collateral Agent (and in which the Collateral Agent shall have been granted a security interest pursuant to the Security Documents), pursuant to an agreement satisfactory to the Borrower and the Administrative Agent, and held in such account pending the application of such net proceeds to Refinance such other Indebtedness or (2) except in the case of any Refinancing of Pari Passu Indebtedness, applied to prepay Revolving Loans, in which case an amount of the Revolving Commitments equal to the amount so prepaid will be held available and not borrowed pending, and will be made available (subject to the conditions to borrowing set forth herein) only to provide funds for, the application of such net proceeds to Refinance such other Indebtedness.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.
“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Materials into or through the environment (including the air, soil, surface water or groundwater) or within or upon any property, building, structure or facility.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Replacement Lender” has the meaning assigned to such term in Section 2.22.
“Required Lenders” means, at any time, Lenders having Combined Credit Exposures and unused Commitments representing more than 50% of the sum of the total Combined Credit Exposures and unused Commitments at such time. For purposes of this definition, Required Lenders shall be determined by excluding all Loans and Commitments held or beneficially owned by a Defaulting Lender.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the principal executive officer, the principal financial officer, the principal accounting officer, the treasurer or the controller of the Borrower.
“Restricted Cash and Cash Equivalents” means, as of any date, the cash and cash equivalents (a) held by any Captive Insurance Subsidiary and committed to third-party administrators for payment of the Borrower’s insurance claims, (b) held by Syndicated Persons to the extent that such cash and cash equivalents are required by the owners of such Syndicated Persons to be held in separate accounts and not otherwise commingled with the assets of the Borrower, (c) held by any Restricted Subsidiary to the extent that, and for so long as, such cash and cash equivalents may not be distributed to the owner or owners of the Equity Interests in such Restricted Subsidiary under the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary, (d) the cash collateral on deposit with any Issuing Bank as contemplated by Section 2.05(c) and (e) the cash collateral on deposit with the Administrative Agent pursuant to Section 2.05(l).
“Restricted Payment” means with respect to any Person: (a) the declaration of any dividend or the making of any other payment or distribution of cash, securities or other property or assets in respect of such Person’s Equity Interests (except that such a dividend or distribution payable solely in Equity Interests (other than Disqualified Stock) of such Person shall not constitute a Restricted Payment), (b) any payment on account of the purchase, redemption, retirement or other acquisition for value of such Person’s Equity Interests or any other payment or distribution made in respect thereof, either directly or indirectly (except that any such payment payable solely in Equity Interests (other than Disqualified Stock)

of the Borrower shall not constitute a Restricted Payment) or (c) any optional or voluntary payment, prepayment, repurchase or redemption, or voluntary or optional defeasance of the principal, of, or interest on, Indebtedness (excluding any Obligations) of such Person or any of its subsidiaries that is contractually subordinated in right of payment to the Obligations and other senior indebtedness of the Borrower (except that any such payment payable solely in Equity Interests (other than Disqualified Stock) of the Borrower shall not constitute a Restricted Payment).
“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.
“Revolving Commitments” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to Section 2.20 or pursuant to assignments by or to such Lender pursuant to Section 9.04. The amount of each Lender’s Revolving Commitment as of the Effective Date is set forth on Schedule 2.01. The aggregate amount of the Lenders’ Revolving Commitments as of the Effective Date is $1,000,000,000. The initial amount of the Revolving Commitment of any Lender that becomes a Revolving Lender after the Effective Date is set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment or an Additional Revolving Commitment Amendment, as applicable.
“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and the portions of its LC Exposure and Swingline Exposure attributable to its Revolving Commitment at such time.
“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.
“Revolving Loan” means a Loan made pursuant to Section 2.01(b).
“S&P” means Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
“Sale and Leaseback Transaction” means any arrangement whereby the Borrower or a Restricted Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease from the buyer or transferee the sold or transferred property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, other than in connection with any Tax Incentive Program.
“Sanction” means any sanction administered or enforced by the United States Government (including, without limitation, the U.S. Department of Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union or His Majesty’s Treasury.
“SEC” means the United States Securities and Exchange Commission.
“Secured Parties” has the meaning assigned to such term in the Collateral and Guarantee Agreement.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated by the SEC thereunder.
“Securitization Transaction” means (a) any transfer by the Borrower or any Restricted Subsidiary of Receivables or interests therein (i) to a trust, partnership, corporation or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables or interests in Receivables, or

(ii) directly to one or more investors or other purchasers, or (b) any transaction in which the Borrower or a Restricted Subsidiary incurs Indebtedness or other obligations secured by Liens on Receivables. The “amount” or “principal amount” of any Securitization Transaction shall be deemed at any time to be (A) in the case of a transaction described in clause (a) of the preceding sentence, the aggregate principal or stated amount of the Indebtedness or other securities referred to in such clause or, if there shall be no such principal or stated amount, the uncollected amount of the Receivables transferred pursuant to such Securitization Transaction net of any such Receivables that have been written off as uncollectible, and (B) in the case of a transaction described in clause (b) of the preceding sentence, the aggregate outstanding principal amount of the Indebtedness secured by Liens on the subject Receivables.
“Security Documents” means the Collateral and Guarantee Agreement, the IP Security Agreements and each other security agreement or other instrument or document executed and delivered pursuant to the Collateral and Guarantee Agreement or pursuant to Section 5.14 to secure any of the Obligations.
“Senior Notes” means (a) the Borrower’s 5.125% Senior Notes due 2023, (b) the Borrower’s 5.75% Notes due 2024, (c) the Borrower’s 5.75% Senior Notes due 2025, (d) the Borrower’s 4.50% Senior Notes due 2028, (e) the Borrower’s 4.75% Senior Notes due 2030, and (f) the Borrower’s 4.625% Senior Notes due 2031.
“Senior Notes Indenture” means the Indenture, dated as of December 1, 2009, between HealthSouth Corporation and Wells Fargo Bank, National Association, as trustee and successor in interest to The Bank of Nova Scotia Trust Company of New York.
“Senior Secured Indebtedness” of any Person means, as of any date of determination, the aggregate amount of Consolidated Total Indebtedness secured by a Lien on any assets of such Person as of such date.
“Senior Secured Leverage Ratio” means, at any date, the ratio of (a) Senior Secured Indebtedness of the Borrower and its Restricted Subsidiaries on such date to (b) Adjusted Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the period of four consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries ended as of the end of the most recent fiscal quarter for which financial statements of the Borrower have been delivered under Section 5.01.
“Series A Preferred Stock” means the 400,000 shares of Series A Convertible Perpetual Preferred Stock of the Borrower having a par value of $0.10 per share.
“Significant Acquisition” means (a) any acquisition for which the aggregate acquisition consideration exceeds $100,000,000 or (b) a series of related acquisitions in any 12 month period, for which the aggregate acquisition consideration for all such acquisitions exceeds $100,000,000; in each case, in respect of which the Administrative Agent shall have received from the Borrower (not fewer than 5 business days (or such lesser period of time as may be agreed to by the Administrative Agent in its sole discretion) prior to the consummation of such acquisition or series of related acquisitions) a certificate with respect to such acquisition or series of acquisitions designating such acquisition or series of acquisitions as a “Significant Acquisition.”
“SOFR” means, with respect to any U.S. Government Securities Business Day, a rate per annum equal to the secured overnight financing rate for such U.S. Government Securities Business Day published by the SOFR Administrator on the website of the SOFR Administrator, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time) on the immediately succeeding U.S. Government Securities Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” means, as to any Borrowing, the SOFR Loans comprising such Borrowing.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternate Base Rate”.
“SOFR Revolving Borrowing” means a Borrowing comprised of SOFR Revolving Loans.
“SOFR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to Adjusted Term SOFR in accordance with the provisions of Article II other than pursuant to clause (c) of the definition of “ABR”.
“SOFR Term Loan” means any Term Loan bearing interest at a rate determined by reference to Adjusted Term SOFR in accordance with the provisions of Article II other than pursuant to clause (c) of the definition of “ABR”.
“Solvent” means (a) the fair value of the assets of the Borrower and its Subsidiaries (or the Loan Parties, as applicable), on a consolidated basis, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries (or the Loan Parties, as applicable) on a consolidated basis will be greater than the amount that will be required to pay the probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Restricted Subsidiaries (or the Loan Parties, as applicable) on a consolidated basis will not have incurred any debts and liabilities, subordinated, contingent or otherwise, that they do not believe that they will be able to pay as such debts and liabilities become absolute and matured; and (d) the Borrower and its Restricted Subsidiaries (or the Loan Parties, as applicable) on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
“Specified Deposit Accounts” has the meaning assigned to such term in the Collateral and Guarantee Agreement.
“Specified Event of Default” means an Event of Default pursuant to Sections 7.01(a), 7.01(b), 7.01(g) or Section 7.01(h).
“Specified Transaction” means (a) any acquisition permitted hereunder, any Asset Sale or other sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) (including any involuntary disposition), any Investment that results in a Person becoming a Subsidiary, in each case, whether by merger, consolidation, division, or otherwise, or any incurrence or repayment of Indebtedness or (b) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant or requires such test or covenant to be calculated on a pro forma basis.
“Subordinated Indebtedness” of any Person means any Indebtedness of such Person that is subordinated in right of payment to the Obligations or any of them.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Borrower.
“Subsidiary Loan Party” means any Subsidiary that is, or is required under the terms of this Agreement to be, a party to any Security Document.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Restricted Subsidiaries shall be a Swap Agreement.
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Aggregate Revolving Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means Barclays Bank, in its capacity as lender of Swingline Loans hereunder or any other Lender designated by the Borrower and reasonably acceptable to the Administrative Agent that agrees to act as the “Swingline Lender” hereunder; provided that Swingline Loans made by no more than one Swingline Lender may be outstanding at any time.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Swingline Loan Commitment” means the obligation of a Swingline Lender to make Swingline Loans and of each Lender having a Revolving Commitment to participate in Swingline Loans pursuant to Section 2.04(c).
“Syndicated Interests” has the meaning set forth in the definition of Syndications.
“Syndicated Person” means a Person the Equity Interests of which constitute Syndicated Interests.
“Syndication Agent” means Citigroup Global Markets Inc., in its capacity as syndication agent hereunder.
“Syndications” means the sale of partnership or other Equity Interests (“Syndicated Interests”) in Subsidiaries or other Persons Controlled by the Borrower that own or operate surgery, diagnostic or other healthcare-related facilities or operations to (a) participating physicians, radiologists and other specialists, (b) professional corporations and other legal entities owned or controlled by such participating physicians, radiologists and other specialists, and (c) participating hospitals and other healthcare providers.
“Tax Incentive Program” means any city, county or state tax abatement or reduction program pursuant to which the Borrower or any Restricted Subsidiary transfers its interest in or title to certain personal or real property to a development authority or other governmental or quasi-governmental entity for the principal purpose of obtaining a full or partial abatement or reduction in real and/or personal property taxes, it being understood and agreed that so long as title to such property is not held by the Borrower or a Restricted Subsidiary, the property shall be accounted for as an asset of the Borrower or a Restricted Subsidiary in accordance with GAAP; provided, that, in connection with any Tax Incentive Program, (i) the Borrower or applicable Restricted Subsidiary shall lease the personal or real property subject to such Tax Incentive Program back from such development authority or other governmental entity or quasi-governmental authority and maintain an option to repurchase such real or personal property for a nominal sum, and (ii) any transfer of personal or real property by the Borrower or applicable Restricted Subsidiary that at the time of such transfer is subject to any Lien in favor of the Collateral Agent securing the Obligations shall be made such that such Lien remains in effect, and the applicable governmental or quasi-governmental entity shall have acknowledged such Lien (a copy of which acknowledgment shall have been delivered to the Administrative Agent promptly following any such transfer).

“Taxes” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (and interest, fines, penalties and additions related thereto) of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed.
“Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make or otherwise fund Term Loans under an Incremental Term Loan Amendment.
“Term Lender” means a Lender with a Term Commitment, or if the Term Commitments have terminated, a Lender holding a Term Loan.
“Term Loan” means a Loan made pursuant to an Incremental Term Loan Amendment.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is 2 U.S. Government Securities Business Days prior to the first day of such Interest Period as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than 3 U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is 2 U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than 3 U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.
“Terminated Lender” has the meaning assigned to such term in Section 2.22.

“Test Period” means, for any date of determination under this Agreement, the period of four consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries ended as of the end of the most recent fiscal quarter for which financial statements of the Borrower have been delivered under Section 5.01.
“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of the Loans, the use of the proceeds thereof, the continuation and reaffirmation of the Liens granted under the Security Documents, the amendment and restatement of the Existing Credit Agreement and the other transactions contemplated hereby.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to SOFR or the Alternate Base Rate.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.03, 2.07, and 2.11, in each case, such day is also a Business Day.
“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unrestricted Subsidiary” means (a) each Subsidiary of the Borrower listed on Schedule 1.01B, (b) any Subsidiary of the Borrower designated by a Financial Officer of the Borrower as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Effective Date and (c) any Subsidiary of an Unrestricted Subsidiary.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended.
“Wholly Owned Restricted Subsidiary” of any Person means (a) a subsidiary of which 100% of the Common Equity (except for director’s qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly Owned Restricted Subsidiaries of such Person and (b) any entity other than a corporation in which such Person, directly or indirectly (solely through one or more other Wholly Owned Restricted Subsidiaries), owns all of the Common Equity of such entity.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yield Differential” has the meaning assigned to such term in Section 2.20(b).
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or “Term Loan”) or by Type (e.g., a “SOFR Loan”) or by Class and Type (e.g., a “SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “SOFR Borrowing”) or by Class and Type (e.g., a “SOFR Revolving Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement (including this Agreement or any other Loan Document), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
SECTION 1.04    Accounting Terms; GAAP.
(a)    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any obligations of a Person under a lease (whether existing on the Effective Date or entered into thereafter) that is not (or would not be) required to be classified or accounted for as a Capitalized Lease Obligation on a balance sheet of such Person prepared in accordance with GAAP as in effect on the Effective Date shall not be treated as a Capitalized Lease Obligation pursuant to the Loan Documents solely as a result of changes in the application of, or the adoption of changes in, GAAP after such date; provided, further, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b)    Notwithstanding anything to the contrary herein, where a calculation is required to be made on a pro forma basis (including with respect to any Specified Transaction), the historical income statement items and pro forma adjustments resulting from (x) the dispositions and repayments or incurrence of debt and (y) in the Borrower’s sole discretion, the investments, acquisitions, mergers, amalgamations, consolidations and operational changes, in each case which occurred during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the event for which the calculation is made, and to the extent projected in good faith and in a factually supportable manner by a responsible financial or accounting officer of the Borrower to be realized no later than 18 months after the consummation of any such transaction, the cost savings, operating expense reductions or cost or other synergies relating to any such transaction, shall be included; provided that to the extent so included, any such transaction (and the change in Adjusted Consolidated EBITDA resulting therefrom) shall be assumed to have occurred on the first day of the Test Period for purposes of such calculation. Whenever pro forma effect is given to a transaction, the pro forma calculations shall be made in good faith and in a factually supportable manner by a responsible financial or accounting officer of the Borrower; provided, that no such amounts shall be included pursuant to this clause (b) to the extent duplicative of any amounts that are otherwise added back in computing Adjusted Consolidated EBITDA with respect to such period.
(c)    For purposes of clarification, computations of financial ratios, financial tests and measurements that are financial in nature set forth in this Agreement or any other Loan Document shall be made as though the Borrower’s or any of its Subsidiaries’ having entered into any Tax Incentive Program, and having transferred property in connection therewith, has not occurred.
(d)    Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does not require compliance with a financial ratio or test (including any Leverage Ratio and/or Senior Secured Leverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision or covenant of this Agreement that does require compliance with any such financial ratio or test (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (x) the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts in connection with such incurrence and (y) the entire transaction (or series of related transactions) shall be calculated on a pro forma basis (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases, redemptions or other retirements of Indebtedness).  Notwithstanding anything herein to the contrary, if at any time any applicable ratio or financial test for any category based on an Incurrence Based-Amount permits Indebtedness, Liens, Restricted Payments, Asset Sales and Investments, as applicable, previously incurred under a category based on a Fixed Amount, such Indebtedness, Liens, Restricted Payments, Asset Sales, Investments, as applicable, shall be deemed to have been automatically reclassified as incurred under such category based on an Incurrence-Based Amount.
SECTION 1.05    Senior Debt Status. In the event that the Borrower or any Restricted Subsidiary shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated or junior to any other Indebtedness of the Borrower or such Restricted Subsidiary, the Borrower shall take or cause such Restricted Subsidiary to take, as the case may be, all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” under and in respect of any indentures or other agreements or instruments under which any such subordinated Indebtedness is outstanding and, if relevant, are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders or the Administrative Agent may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness.

SECTION 1.06    Limited Condition Transaction.
(a)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default or Specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable (including, without limitation, for purposes of designating a Restricted Subsidiary as an Unrestricted Subsidiary and an Unrestricted Subsidiary as a Restricted Subsidiary), such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or Specified Event of Default, as applicable, exists on (A) in the case of a Limited Condition Acquisition, the date the definitive agreements for such Limited Condition Transaction are entered into, and (B) in the case of any redemption or repayment of Indebtedness requiring irrevocable advance notice of or any irrevocable offer to purchase Indebtedness that is not subject to obtaining financing, the date of such irrevocable advance notice or irrevocable offer. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this Section 1.06, and any Default, Event of Default or Specified Event of Default that occurs following (A) in the case of a Limited Condition Acquisition, the date the definitive agreements for the applicable Limited Condition Acquisition were entered into or (B) in all other cases, the date of the applicable declaration, irrevocable advance notice, or irrevocable offer, and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or Specified Event of Default shall be deemed to not have occurred or be continuing solely for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Agreement which requires that any of the representations and warranties made by any Loan Party set forth in this Agreement or in any other Loan Document be true and correct, such condition shall be deemed satisfied, so long as (x) the representations and warranties in this Agreement and the other Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier therein) as of (A) in the case of a Limited Condition Acquisition the date of execution of the definitive agreement(s) for such Limited Condition Transaction and (B) in all other cases, the date of the applicable declaration, irrevocable advance notice or irrevocable offer and (y) in the case of a Limited Condition Acquisition, customary “specified representations” and “specified acquisition agreement representations” are true and correct in all material respects (without duplication of any materiality qualifier therein), at the time of, and immediately after giving effect to, the consummation of such Limited Condition Transaction, and neither the Borrower nor any other Loan Party shall be required to bring down any other representation or warranty as a condition to the consummation of such Limited Condition Transaction (or the incurrence of any Indebtedness and any other ancillary transaction consummated in connection with such Limited Condition Transaction).
(b)    In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:
(i)    determining compliance with any provision of this Agreement which requires pro forma compliance with the financial covenants set forth in Section 6.01 or calculation of the Leverage Ratio or Senior Secured Leverage Ratio; or
(ii)    testing baskets set forth in this Agreement (including provisions measured as a percentage of Consolidated Total Assets);
in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be (A) in the case of a Limited Condition Acquisition, the date the definitive agreements for such Limited Condition Transaction are entered into and (B) in all other cases, the date of the applicable declaration, irrevocable advance notice or irrevocable offer (such date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the applicable Test Period, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations after such LCT Test Date in any such ratio or basket, including due to fluctuations after such LCT Test Date in Adjusted Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, Restricted Payments, Asset Sales, fundamental changes under Section 6.05 or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or, (A) in the case of a Limited Condition Acquisition, the definitive agreement for such Limited Condition Transaction is terminated expires without consummation of such Limited Condition Transaction or (B) in all other cases, the Limited Condition Transaction is terminated without consummation, any such ratio or basket (other than for purposes of determining compliance with the financial covenants set forth in Section 6.01 as of the end of any fiscal quarter) shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.
(c)    Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, any Lender may exchange, continue or roll over all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.
SECTION 1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
ARTICLE II

THE CREDITS
SECTION 2.01    Revolving Commitments. Subject to the terms and conditions and relying upon the representations and warranties set forth herein, each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in dollars in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding its Revolving Commitment or (ii) the sum of the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02    Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or SOFR Loans as the Borrower may request in accordance herewith; provided that each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any SOFR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of such Lender to make such Loan in accordance with the terms of this Agreement or (ii) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any SOFR Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that a SOFR Borrowing that results from a continuation of an outstanding SOFR Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) to the extent Borrowings may be used to finance such reimbursements. After giving effect to all Borrowings, all conversions of Loans from one Type to the other and all continuations of Loans as the same Type, there shall not at any time be more than a total of 20 SOFR Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of a Class of Loans if the Interest Period requested with respect thereto would end after the Maturity Date for such Class of Loans.
SECTION 2.03    Borrowing Mechanics.
(a)    [Intentionally Omitted].
(b)    Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (i) in the case of a SOFR Borrowing, not later than 12:00 noon, New York City time, 3 Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, 1 Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the Class and the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a SOFR Borrowing;
(iv)    in the case of a SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06 or, in the case of any ABR Revolving Borrowing requested to finance the reimbursement of an LC

Disbursement as contemplated by Section 2.05(e), the identity of the Issuing Bank that made such LC Disbursement and the location and number of its account to which funds are to be disbursed.
If no election as to the Type of a Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of 1 month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class and details thereof and of the amount of such Lender’s Revolving Loan to be made as part of the requested Borrowing.
SECTION 2.04    Swingline Loans.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during any Availability Period in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing, not later than 1:00 p.m., New York City time, on the day of the proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower pursuant to instructions previously agreed upon between the Swingline Lender and the Borrower by 2:00 p.m., New York City time, on the requested date of such Swingline Loan. Each Revolving Lender acknowledges and agrees that in making any Swingline Loan, the Swingline Lender shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower deemed made pursuant to Section 4.02.
(c)    The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Aggregate Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees to pay, upon receipt of notice as provided above, to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Aggregate Revolving Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligations under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall promptly notify the Borrower of any participations in any Swingline Loans acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loans shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a

Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. Notwithstanding anything herein to the contrary, the Swingline Lender shall not be obligated to make any Swingline Loans (i) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (ii) it does not in good faith believe that all conditions under Section 4.02 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders or (iii) if any of the Revolving Lenders is a Defaulting Lender but, in the case of this clause (iii) only to the extent that (A) the Defaulting Lender’s participation in such Swingline Loan may not be reallocated pursuant to clause (a) of Section 2.21 or (B) other arrangements satisfactory to it and Borrower (including pursuant to clause (b) of Section 2.21) to eliminate such Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan (including cash collateralization by the Borrower of such Defaulting Lender’s pro rata share of the outstanding Swingline Loans) have not been entered into.
SECTION 2.05    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit for its own account or, so long as the Borrower is a joint and several co-applicant with respect thereto, for the account of any of the Restricted Subsidiaries, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
(b)    Notice of Issuance, Amendment, Renewal and Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall send by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of such Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as applicable (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the account party for such Letter of Credit and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures will not exceed the aggregate Revolving Commitments and (ii) the total LC Exposure will not exceed the LC Commitment; provided that clause (ii) shall not apply to the issuance, amendment, renewal or extension of any Letter of Credit that is a Cash Collateralized Letter of Credit solely insofar as the term thereof extends beyond the Maturity Date for Revolving Loans and (iii) the total LC

Exposure in respect of Letters of Credit issued by each Issuing Bank will not exceed $50,000,000 (or such other amount as may be agreed between the Borrower and such Issuing Bank in its sole discretion). Each Revolving Lender acknowledges and agrees that, in issuing, amending, renewing or extending any Letter of Credit, the Issuing Bank shall be entitled to rely, and shall not incur any liability for relying, upon the representations and warranties of the Borrower deemed to be made pursuant to Section 4.02. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under clause (k) of this Section.
(c)    Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date 1 year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 1 year after such renewal or extension) and (ii) the date that is 5 Business Days prior to the Maturity Date for Revolving Loans; provided that (A) any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the applicable Issuing Bank pursuant to which the expiration date shall be automatically extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of such Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary by a specified time in advance of any such renewal; provided, further, that (1) the applicable Issuing Bank shall not be obligated to extend any such Letter of Credit if it has received written notice that a Default or an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension, or (2) in the event there is a Revolving Lender that is a Defaulting Lender, the Issuing Bank shall not be required to issue, renew or extend any Letter of Credit to the extent (x) the Defaulting Lender’s Applicable Aggregate Revolving Percentage of the aggregate amount available to be drawn under the Letter of Credit may not be reallocated pursuant to Section 2.21(a) or (y) the Issuing Bank has not otherwise entered into arrangements satisfactory to it and the Borrower (including pursuant to Section 2.21(b)) to eliminate the Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Applicable Aggregate Revolving Percentage of such LC Disbursement; and (B) any Letter of Credit may expire after the applicable date referred to in clause (ii) above if such Letter of Credit is, no later than 30 days before the Maturity Date for Revolving Loans, cash collateralized in an amount and manner and pursuant to documentation approved in writing by the applicable Issuing Bank (any such Letter of Credit being referred to as the “Cash Collateralized Letter of Credit”).
(d)    Participations. (i) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof or upon the Effective Date in the case of each Existing Letter of Credit) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Aggregate Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Revolving Lender’s Applicable Aggregate Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in clause (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this subparagraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(ii)    Notwithstanding anything to the contrary in clause (d)(i) above or in clause (e) below, in the event that on the Maturity Date for Revolving Loans any Letter of Credit shall be a Cash Collateralized Letter of Credit, then the Revolving Lenders shall be deemed to have no participations in, and no obligations with respect to, such Letter of

Credit except to the extent of the LC Disbursements made thereunder on or prior to the date that is five Business Days prior to such Maturity Date.
(e)    Reimbursement. (i) If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on (A) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, on any Business Day, or (B) the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, if such notice is not received prior to such time on any Business Day or is received on a day that is not a Business Day; provided that, unless the Borrower shall have notified the Administrative Agent and the applicable Issuing Bank prior to 2:00 p.m., New York City time, on (A) the Business Day that the Borrower receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, on any Business Day, or (B) the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, if such notice is not received prior to such time on any Business Day or is received on a day that is not a Business Day, the Borrower shall be deemed to have given a timely Borrowing Request to the Administrative Agent requesting Revolving Lenders make Revolving Loans that are ABR Loans on such date in an amount in dollars equal to such LC Disbursement, subject to the amount of the unutilized portion of the Revolving Commitments and satisfaction of the conditions set forth in Section 4.02.
(ii)    If the Borrower fails to make any payment described in clause (i) above with respect to a Letter of Credit, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Aggregate Revolving Percentage thereof. Promptly following receipt of such notice and in no event later than one Business Day following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Aggregate Revolving Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by the Revolving Lenders to the Borrower (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this subparagraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower in respect of any LC Disbursement, and in any event within 1 Business Day thereafter, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this subparagraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this subparagraph to reimburse an Issuing Bank for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower (or any other account party in respect of the relevant Letter of Credit) of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in clause (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or the Issuing Banks, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a replacement marked as such or waive a requirement for its presentation, and with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. An Issuing Bank for any Letter of Credit shall, within the time allowed by applicable laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If an Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse or refinance such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at a rate per annum (computed in accordance with Section 2.13(e)) equal to the rate then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to clause (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to clause (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment (it being agreed that the rate at which such interest shall be deemed to accrue for the account of the Revolving Lenders shall correspond to the rate at which, pursuant to the next preceding sentence, interest accrues on the portion of the applicable unreimbursed LC Disbursement equal to the product of (x) the amount of such LC Disbursement and (y) the sum of the Applicable Aggregate Revolving Percentages of all the Revolving Lenders).
(i)    Termination of an Issuing Bank. Any Issuing Bank may cease to be an Issuing Bank at any time by written agreement among the Borrower, the Administrative Agent and such Issuing Bank. The Administrative Agent shall promptly notify the Revolving Lenders of any such termination of an Issuing Bank. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12. After the termination of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing

Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not be required to issue additional Letters of Credit.
(j)    Additional Issuing Banks; Issuing Banks for Existing Letters of Credit. The Borrower may, at any time and from time to time, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) and the designated Lender, designate one or more additional Lenders to act as an Issuing Bank under the terms of this Agreement, and any Lender so designated shall become an Issuing Bank hereunder. Each Lender identified as an issuer of any of the Existing Letters of Credit identified on Schedule 2.05 shall be an Issuing Bank hereunder with respect to each Existing Letter of Credit issued by such Lender; provided, however, that unless such Lender is Barclays Bank or a Lender designated as an Issuing Bank in accordance with the immediately preceding sentence, such Lender shall have no obligation to issue any additional Letters of Credit (or to amend, renew or extend any Existing Letter of Credit) pursuant to the terms of this Agreement.
(k)    Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iii) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank and outstanding on such Business Day.
(l)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of any Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Section 7.01. The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense (provided that such cash collateral shall be invested solely in investments that provide for preservation of capital), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing more than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to deposit cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower (i) within 3 Business Days after all Events of Default have been cured or waived or (ii) immediately after the payment and performance in full of all Obligations hereunder (other than contingent indemnification obligations not yet due and payable and obligations under Swap Agreements not yet due and payable) and the termination of this Agreement.
(m)    Rights of Issuing Bank. Each Issuing Bank shall, to the extent applicable, have all of the benefits and immunities provided to the Administrative Agent under this Agreement with respect to any actions taken or not taken by such Issuing Bank in connection with Letters of Credit.
SECTION 2.06    Funding of Borrowings.
(a)    Subject to Section 2.03, each Lender shall make each Loan to be made by it hereunder on the date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the applicable Lenders. The Administrative Agent will make such Loans available to the Borrower by wire transfer of immediately available funds to such account as provided in writing by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the applicable Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07    Interest Elections.
(a)     Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert any such Borrowing (or any part thereof) to a different Type or to continue such Borrowing and, in the case of a SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)    Notice of Elections. Each such election pursuant to this Section shall be made upon the Borrower’s irrevocable notice to the Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by a Responsible Officer of the Borrower and must be received by the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.
(c)    Each Interest Election Request shall specify the following information:

(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Borrowing; and
(iv)    if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a SOFR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one (1) month’s duration.
(d)    Notice by Administrative Agent to Lenders. Promptly, and in no event later than one Business Day, following receipt of an Interest Election Request the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)    Failure to Elect; Events of Default. If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a SOFR Borrowing and (ii) unless repaid, each SOFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08    Termination and Reduction of Commitments.
(a)    Unless previously terminated, the Commitments for a Class of Loans will terminate on the Maturity Date for such Class of Loans.
(b)    The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of Revolving Loans, the total Revolving Exposure would exceed the total Revolving Commitments.
(c)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce any Commitments under clause (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, by delivering a Commitment Termination Notice to the Administrative Agent. Promptly and in no event later than one Business Day following receipt of any Commitment Termination Notice, the Administrative Agent shall advise the Revolving Lenders and each Issuing Bank of the contents thereof. Each Commitment Termination Notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a Commitment Termination Notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the closing of other transactions, in which case such Commitment Termination Notice may be revoked by the

Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders of such Class in accordance with their respective Commitments of such Class.
SECTION 2.09    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of the applicable Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date for Revolving Loans, (ii) to the Administrative Agent for the account of the applicable Lender of any Class of Incremental Term Loans the then unpaid principal amount of each Incremental Term Loan of such Class as provided in the applicable Incremental Term Loan Amendment and (iii) to the Administrative Agent for the account of the Swingline Lender and any applicable Revolving Lenders, all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans on the earlier of (x) the date which is 10 Business Days after the incurrence thereof and (y) the date of termination of the Revolving Commitments.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, if applicable, and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)    Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably acceptable to the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.10    [Intentionally Omitted].
SECTION 2.11    Prepayment of Loans; Cash Collateralization of Letters of Credit.
(a)     The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and payment of any amounts required under Section 2.16; provided, that each such partial repayment shall be in an integral multiple of $1,000,000 and not less than $5,000,000.
(b)    In the event and on each occasion that the aggregate Revolving Exposure exceeds the aggregate Revolving Commitments, the Borrower shall promptly prepay Revolving Borrowings in an aggregate amount equal to such excess.

(c)    [Intentionally Omitted].
(d)    [Intentionally Omitted].
(e)    In connection with any prepayment or cash collateralization of Letters of Credit hereunder, the Borrower shall deliver the Administrative Agent a Prepayment Notice (i) in the case of a prepayment of a SOFR Borrowing, not later than 1:00 p.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing or cash collateralization of a Letter of Credit, not later than 1:00 p.m., New York City time, one Business Day before the date of prepayment or cash collateralization. Each Prepayment Notice shall be irrevocable and shall specify the prepayment or cash collateralization date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment or cash collateralization, a reasonably detailed calculation of the amount of such prepayment or cash collateralization; provided, that a Prepayment Notice may state that such Prepayment Notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
SECTION 2.12    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate, on the daily unused amount of the Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate; provided, that (i) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be payable by the Borrower so long as such commitment fee shall otherwise have been due and payable by the Borrower prior to such time of such Lender becoming a Defaulting Lender and (ii) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year and on the date on which the last of the Revolving Commitments terminate, commencing on the first such date to occur after the Effective Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Revolving Lender shall be deemed to be used to the extent of the outstanding Revolving Loans of such Lender and the portion of the LC Exposure of such Lender attributable to such its Revolving Commitment (and the Swingline Exposure of such Lender shall be disregarded for such purpose).
(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to the portion of the LC Exposure of such Lender attributable to its Revolving Commitment, which shall accrue at the Applicable Rate used to determine the interest rate applicable to SOFR Revolving Loans on the average daily amount of such portion of the LC Exposure of such Lender attributable to its Revolving Commitment (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the portion of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the LC Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the LC Commitments terminate and any such fees accruing after the date on which the LC Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    In addition to any of the foregoing fees, the Borrower agrees to pay to the Administrative Agent such other fees (including administrative agency fees) payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.13    Interest.
(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b)    The Loans comprising each SOFR Borrowing shall bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, at the election of the Required Lenders while any Specified Event of Default exists (or automatically while any Event of Default under Section 7.01(g) or 7.01(h) exists), bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of overdue unreimbursed amounts with respect to any LC Disbursement, 2.00% per annum plus the rate otherwise applicable to such LC Disbursement as provided in Section 2.05 or (iii) in the case of any other amount, 2.00% per annum plus the highest rate applicable to ABR Revolving Loans as provided in clause (a) of this Section.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to clause (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the applicable Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Term SOFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14    Changed Circumstance.
    (a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period and, in the case of clause (ii), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.
    (b)    Laws Affecting SOFR Availability. If, after the date hereof, any Change in Law or any change in the interpretation or application thereof by any central bank or comparable agency charged with the interpretation or application thereof shall make it unlawful or impossible for any of the Lenders (or any of their respective lending offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders (an “Illegality Notice”). Thereafter, until each affected Lender notifies the Administrative Agent and the Administrative Agent notifies the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the ABR without reference to clause (c) of the definition of “ABR”. Upon receipt of an Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to ABR Loans (and, in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the ABR without reference to clause (c) of the definition of “ABR”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16.
(c)    Benchmark Replacement Setting.
    (i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any derivative transaction shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (ii) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth Business Day after the date on which notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of any outstanding Class.
    (ii)    Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes, in consultation with the Borrower, from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
    (iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(c)(iv). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14(c).
    (iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
    (v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to ABR Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.

SECTION 2.15    Increased Costs.
(a)     Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or
(ii)    impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or SOFR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any SOFR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, after receipt of the certificate provided by such Lender or Issuing Bank pursuant to clause (c) of this Section 2.15, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered in the amount set forth in the certificate of such Lender delivered pursuant to clause (c) below; provided, that Borrower shall not be obligated to pay any such compensation unless the Lender or other Person requesting such compensation is also requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 2.15(a).
(b)    Capital Requirements. If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, after receipt of the certificate provided by such Lender or Issuing Bank pursuant to clause (c) of this Section 2.15, from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered; provided, that Borrower shall not be obligated to pay any such compensation unless the Lender or other Person requesting such compensation is also requesting compensation as a result of such Change in Law from other similarly situated customers under agreements relating to similar credit transactions that include provisions similar to this Section 2.15(b).
(c)    Certificates for Reimbursement. A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in clause (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 6 months prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 6 month period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16    Break Funding Payments. In the event of (a) the payment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(e) and is revoked in accordance therewith), or (d) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (excluding loss of anticipated profits). A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section (together with accompanying reasonably detailed calculations and accompanying backup evidence) delivered to the Borrower shall be conclusive absent manifest error. Absent manifest error, the Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17    Taxes.
(a)     Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes (including Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall withhold or deduct an amount equal to such Taxes and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Without limiting or duplicating the provisions of clause (a) above, the Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than those resulting from such Person’s gross negligence or willful misconduct), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (f) and (g) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(f)    Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(g)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower and on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), including the following, if applicable and, in all cases, only if such Foreign Lender is legally entitled to do so: (i) duly completed copies of Internal Revenue Service Form W-8BEN-E or W-8BEN, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign

Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN-E or W-8BEN, as applicable, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law, as will permit such payments to be made without withholding or at a reduced rate.
(h)    If the Administrative Agent or a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower of such Indemnified Taxes or Other Taxes, but in each case only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund, net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the Administrative Agent or a Lender be required to pay any amount to the Borrower pursuant to this clause (h) to the extent the payment of which would place the Administrative Agent or a Lender in a less favorable net after-Tax position than the Administrative Agent or a Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.
(i)    If any Governmental Authority shall determine that the Administrative Agent did not properly withhold any Tax from amounts paid to or for the account of any Lender or any of its Related Parties (each a “Recipient”) (whether because such Recipient failed to deliver or to complete properly any form or to notify the Administrative Agent of a change in circumstances that affected its exemption from withholding or for any other reason), such Lender shall indemnify the Administrative Agent for all amounts paid, directly or indirectly, by the Administrative Agent as a result of such determination, including any penalties or interest assessed by such Governmental Authority, and including Taxes imposed on amounts payable to the Administrative Agent under this paragraph, together with all reasonable costs and expenses related thereto.
(j)    If a payment made to a Lender under any Loan Document would be subject to United States withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this paragraph, FATCA shall include any amendments made to FATCA after the date of this Agreement.

SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)    The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 1:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 745 Seventh Avenue, New York, New York, except payments to be made directly to an Issuing Bank as expressly provided herein shall be so made and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
(b)    Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e)    Deductions by Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or 2.05(e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
(f)    In the event that any financial statement or certificate delivered pursuant to Section 5.01 shall prove to have been inaccurate (regardless of whether the Commitments are in effect or any Loans or Letters of Credit are outstanding when such inaccuracy is discovered), and such inaccuracy shall have resulted in the payment of any interest or fees at rates lower than those that were in fact applicable for any period (based on the Borrower’s actual Leverage Ratio), then the Borrower shall promptly deliver to the Administrative Agent a corrected financial statement or certificate, as the case may be, and pay to the Administrative Agent, for distribution to the Lenders (or former Lenders) as their interests may appear, the accrued interest or fees that should have been paid but were not paid as a result of the inaccuracy of such financial statement or certificate (it being understood that nothing in this sentence shall limit the rights of the Administrative Agent or the Lenders under Section 2.13(c) or Section 7.01).
SECTION 2.19    Mitigation Obligations. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.
SECTION 2.20    Additional Loans and Commitments.
(a)    The Borrower, the Administrative Agent and one or more Lenders or other financial institutions may on one or more occasions, and without the consent of any other Lender, amend this Agreement to provide for (i) new Incremental Term Loans of such Lenders or other financial institutions of one or more additional Classes or (ii) an increase to the existing Revolving Commitments (any Lender or other financial institution making a new Incremental Term Loan or extending a new Term Commitment or Revolving Commitment pursuant to clause (i) or (ii) above being called an “Incremental Lender”); provided that (A) in the case of any Incremental Term Loans established or any Additional Revolving Commitments established pursuant to clauses (i) or (ii) above, the aggregate principal amount thereof shall not exceed the Permitted Incremental Amount at such time plus Incremental Term Loans and Additional Revolving Commitments so long as after giving effect thereto on a pro forma basis (assuming for purposes thereof that any Term Commitments and such Additional Revolving Commitments have been fully drawn), the Borrower and its Restricted Subsidiaries shall be in compliance with a Senior Secured Leverage Ratio of not greater than 3.50:1.00, (B) each Incremental Lender, if not already a Lender hereunder, shall be reasonably acceptable to the Administrative Agent, and, in the case of an Incremental Lender establishing an Additional Revolving Commitment, each Issuing Bank and the Swingline Lender, (C) no Lender shall be required to participate in the Incremental Term Loans or the Additional Revolving Commitments and (D) the aggregate principal amount of the new Incremental Term Loans being established or the Additional Revolving Commitments being established on any one occasion pursuant to clause (i) or (ii)

above shall be an integral multiple of $1,000,000 and not less than $25,000,000 (or shall equal the maximum amount of new Incremental Term Loans or Additional Revolving Commitments, as the case may be, at the time permitted to be made or established under clause (A) of this proviso).
(b)    In connection with any new Class of Incremental Term Loans established pursuant to clause (a)(i) of this Section, the Borrower, each Incremental Lender providing such Class of Incremental Term Loans and the Administrative Agent shall execute and deliver an amendment agreement (an “Incremental Term Loan Amendment”) setting forth, to the extent applicable, the following terms of such Incremental Term Loans: (i) the designation of such Class, which shall be specified by the Borrower, (ii) the maturity or termination date applicable to the Incremental Term Loans or Commitments of such Class, (iii) any amortization applicable to the Incremental Term Loans of such Class (which shall not exceed 5.0% per annum) , (iv) the interest rate or rates applicable to the Incremental Term Loans of such Class (and, if applicable, any “most favored nation” requirements with respect to interest rate), (v) the fees applicable to the Incremental Term Loans or Commitments of such Class, (vi) any original issue discount applicable to Incremental Term Loans or Commitments of such Class, (vii) the initial Interest Period or Interest Periods applicable to Incremental Term Loans or Commitments of such Class and (viii) any voluntary or mandatory prepayment requirements or Commitment reductions applicable to Incremental Term Loans or Commitments of such Class (which, to the extent applicable, shall be consistent with Sections 2.08(b), 2.11(a) and 2.11(e)) and any restrictions on the voluntary or mandatory prepayment or reduction of Incremental Term Loans or Commitments of Classes established after such Class, and implementing such additional amendments to this Agreement as shall be appropriate, in the judgment of the Administrative Agent, to give effect to the foregoing terms and to provide the rights and benefits of this Agreement and other Loan Documents to the Incremental Term Loans of such Class, and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without the consent of any other Lender, any Issuing Bank or the Swingline Lender. Except as contemplated by the preceding sentence, the terms of each new Class of Incremental Term Loans established under this Section shall (i) if the initial issuance of Incremental Term Loans hereunder, be consistent with then current market terms and (ii) otherwise be the same as those of the Term Loans existing at the time such new Class is established (other than such terms that are included in this Agreement for the benefit of the existing Lenders or that are only in effect after the applicable maturity date thereof). Notwithstanding the foregoing, (i) except as provided in clauses (i) through (viii) above, no Incremental Term Loan Amendment shall alter the rights of any Lender (other than the Incremental Lenders) in a manner that would not be permitted under Section 9.02 without the consent of such Lender unless such consent shall have been obtained, and (ii) no Incremental Term Loans shall (A) have a Maturity Date earlier than the Maturity Date of the Revolving Loans or an outstanding Class of Term Loans without the prior written consent of Lenders holding a majority of the principal amount of the Revolving Loans or Term Loans of such Class, as applicable or (B) have an average life to maturity shorter than the average life to maturity of an outstanding Class of Term Loans without the prior written consent of Lenders holding a majority of the principal amount of the Loans of such Class.
(c)    In connection with any establishment of Additional Revolving Commitments pursuant to clause (a)(ii) of this Section, the Borrower, each Incremental Lender providing such Additional Revolving Commitments and the Administrative Agent shall execute and deliver an agreement (an “Additional Revolving Commitment Amendment”) amending Schedule 2.01 to reflect such Additional Revolving Commitments and implementing such additional amendments to this Agreement as shall be appropriate, in the judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to such Additional Revolving Commitments and the extensions of credit made pursuant thereto, and such amendment will be effective to amend this Agreement and the other Loan Documents on the terms set forth therein without the consent of any other Lender, any Issuing Bank or the Swingline Lender. The terms of any such Additional Revolving Commitments and the extensions of credit made pursuant thereto shall be identical to those of the other Revolving Commitments and the extensions of credit made pursuant thereto.

(d)    The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Amendment and each Additional Revolving Commitment Amendment.
(e)    Notwithstanding the foregoing but subject to Section 1.06, no new Loans or Commitments shall be made or established under this Section (including through the conversion of existing Loans or Commitments) unless (i) on the date such Loans are made or the date such Commitments become effective, (x) the conditions set forth in clauses (a) and (b) of Section 4.02 shall be satisfied, and (y) the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer and (ii) the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates and documentation reasonably requested by the Administrative Agent consistent with those delivered on Effective Date pursuant to Section 4.01.
(f)    Upon the making of any Incremental Term Loan or the effectiveness of any Additional Revolving Commitment of any Incremental Lender that is not already a Lender pursuant to this Section, such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Loans and Commitments of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Loans and Commitments of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Loans and Commitments of the applicable Class) hereunder. Without limiting the generality of the foregoing, upon the effectiveness of an Additional Revolving Commitment of any Incremental Lender, such Incremental Lender shall be deemed to have acquired, on the terms set forth in Section 2.05, participations in outstanding Letters of Credit equal to such Revolving Lender’s Applicable Aggregate Revolving Percentage.
(g)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions that it deems necessary or advisable to ensure that, after giving effect to any Additional Revolving Commitments established pursuant to clause (a)(ii) of this Section, the outstanding Revolving Loans are held by the Revolving Lenders in accordance with their new Applicable Aggregate Revolving Percentages. This may be accomplished at the discretion of the Administrative Agent (i) by requiring outstanding Revolving Loans to be prepaid with the proceeds of a new Revolving Borrowing, (ii) by permitting the Revolving Borrowings outstanding at the time of any increase in the aggregate Revolving Commitments pursuant to this Section to remain outstanding until the last days of the respective Interest Periods therefor, even though the applicable Revolving Lenders would hold such Revolving Borrowings other than in accordance with their new Applicable Aggregate Revolving Percentages, or (iii) by any combination of the foregoing. Any prepayment described in this paragraph shall be subject to Section 2.16, but otherwise shall be without premium or penalty.
SECTION 2.21    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, to the extent there is an obligation of a Lender to acquire participations in Swingline Loans or Letters of Credit at the time a Lender having a Revolving Commitment becomes a Defaulting Lender then:
(a)    all or any part of such commitment to acquire participations in Swingline Loans and Letters of Credit shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Aggregate Revolving Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent (i) the sum of the non-Defaulting Lenders’ Applicable Aggregate Revolving Percentage of the Revolving Exposure plus such Defaulting Lender’s Applicable Aggregate Revolving Percentage of Revolving Exposure do not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (ii) the amount reallocated to any such non-Defaulting Lender shall not exceed such Lender’s unutilized Revolving Commitment and (iii) the conditions set forth in Section 4.02 are satisfied at such time;

(b)    if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall (i) first, within 1 Business Day following notice by the Administrative Agent, prepay any outstanding Swingline Loans to the extent the Swingline Loan Commitments related thereto have not been reallocated pursuant to clause (a) above and (ii) second, within 5 Business Days following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s Applicable Aggregate Revolving Percentage of the LC Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) for so long as such LC Commitment is outstanding; and
(c)    if the Applicable Aggregate Revolving Percentage of the non-Defaulting Lenders’ LC Exposure is reallocated pursuant to clause (a) above, then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Aggregate Revolving Percentage.
If the Borrower, the Administrative Agent and each Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with their respective Commitments and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (in each case, without giving effect to this first paragraph of this Section 2.21, whereupon such Lender will cease to be a Defaulting Lender); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 2.22    Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to the Borrower that such Lender is entitled to receive payments under Section 2.15 or 2.17, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Borrower’s request for such withdrawal; or (b) any Lender shall become a Defaulting Lender and such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within 5 Business Days after the Borrower’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 9.02, the consent of Required Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Borrower may, by giving written notice to the Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more assignees (each a “Replacement Lender”) in accordance with the provisions of Section 9.04 and the Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from a Terminated Lender; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to the Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.12; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.15 or 2.17 or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-

Consenting Lender; provided, that the Borrower may not make such election with respect to any Terminated Lender that is also the Issuing Bank unless, prior to the effectiveness of such election, the Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled or cash collateralized or supported by a backup letter of credit in each case on terms reasonably acceptable to such Terminated Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitment, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder arising with respect to events occurring prior to such termination shall survive as to such Terminated Lender. Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 9.04. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within 1 Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 9.04 on behalf of a Terminated Lender and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 9.04.
SECTION 2.23    Extension Offers.
(a)     The Borrower may, by written notice to the Administrative Agent, make one or more offers (each, an “Extension Offer”) to all of the Lenders of any Class of Term Loans or Revolving Commitments (each Class subject to such an Extension Offer being referred to as an “Extension Request Class”), on the same terms and conditions, and on a pro rata basis, to each Lender within any Extension Request Class, to make one or more Extension Amendments pursuant to procedures reasonably specified by the Administrative Agent. Such notice shall set forth (i) the terms and conditions of the requested Extension Amendment and (ii) the date on which such Extension Amendment is requested to become effective (which shall not be less than 5 Business Days or more than 60 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). No Lender shall be obligated to extend its Term Loans or Revolving Commitments unless it so agrees. Extension Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Extension Request Class that accept the applicable Extension Offer (such Lenders, the “Extending Lenders”) and, in the case of any Extending Lender, only with respect to such Lender’s Loans and Commitments of such Extension Request Class as to which such Lender’s acceptance has been made. Any Extended Loans or Extended Commitments shall constitute a separate Class of Loans or Commitments from the Extension Request Class from which they were converted and, in the event any Extended Term Loans have the same terms as any existing Class of Term Loans then outstanding or any Incremental Term Loans then substantially concurrently established (in each case, disregarding any differences in original issue discount or upfront fees if not affecting the fungibility thereof for US federal income tax purposes), such Extended Term Loans may, at the election of the Borrower, be treated as a single Class with such outstanding Term Loans or such Incremental Term Loans, and the scheduled Term Loan amortization amount set forth in Section 2.09(a) with respect to any such Class of Term Loans may be increased to reflect scheduled amortization of such Extended Term Loans. Unless otherwise agreed to by the Administrative Agent each Extension Offer shall be in a minimum principal amount (to be specified in the relevant Extension Offer) for the applicable Class to be extended of (A) $100,000,000 with respect to Term Loans and (B) $50,000,000 with respect to Revolving Commitments (in each case, or, if less, the remaining amount of such Class); provided that, the Borrower may, at their option and subject to their right to waive any such condition in its sole discretion, further specify as a condition to the effectiveness of any Extension Amendment that a higher minimum amount, as specified in the Extension Offer, of Loans and Commitments of the Extension Request Class consent thereto. The Borrower may amend, revoke or replace any Extension Offer at any time prior to the effectiveness of the applicable Extension Agreement. In connection with any Extension Offer, the Borrower shall agree to such procedures, if any, as may be reasonably established by, or acceptable to, the Administrative Agent to accomplish the purposes of this Section 2.23.

(b)    An Extension Amendment shall be effected pursuant to an Extension Agreement executed and delivered by the Borrower, each applicable Extending Lender and the Administrative Agent; provided that no Extension Amendment shall become effective unless the Loan Parties shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates, reaffirmation agreements and other documents (consistent (to the extent applicable) in all material respects with the corresponding documents delivered under Section 4.01 on the Effective Date) as shall reasonably be requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Agreement. Each Extension Agreement may, without the consent of any Lender other than the applicable Extending Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including (i) a reduction to the scheduled Term Loan amortization amount required pursuant to Section 2.09(a) with respect to Loans of the Extension Request Class to reflect the treatment of the Extended Loans as a new Class of Loans (it being understood that the amount of any scheduled amortization payable to any non-Extending Lender with respect to its Loans of the Extension Request Class shall not be reduced as a result thereof) and (ii) any amendments necessary to treat the applicable Loans and/or Commitments of the Extending Lenders as a new “Class” of loans and/or commitments hereunder (including for purposes of prepayments and voting) (it being agreed that such new Class of Loans may be included in the definitions of “Required Lenders” and, as applicable, “Required Facility Lenders” and may be afforded Class voting rights requiring the consent of Lenders under such Class in addition to any other consent of Lenders that might otherwise be required under Section 9.02); provided that, in the case of any Extension Offer relating to Revolving Commitments or Revolving Loans, (A) the borrowing and repayment (except for repayments required upon the maturity and repayments made in connection with a permanent repayment and termination of the applicable Commitments) of Loans under the Commitments of such new Class and the remaining Revolving Commitments shall be made on a ratable basis as between the Commitments of such new Class and the remaining Revolving Commitments, (B) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit or Swingline Loan as between the Commitments of such new Class and the remaining Revolving Commitments shall be made on a ratable basis as between the Commitments of such new Class and the remaining Revolving Commitments (and the applicable Extension Agreement shall contain reallocation and cash collateralization provisions, in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, with respect to Letters of Credit and Swingline Loans outstanding on the Maturity Date for Revolving Loans) and (C) the Availability Period and the Maturity Date for Revolving Loans, as such terms are used in reference to Letters of Credit of the Issuing Bank or to Swingline Loans, may not be extended without the prior written consent of the Issuing Bank or the Swingline Lender, as the case may be.
ARTICLE III

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lenders that:
SECTION 3.01    Organization and Authority.
(a)    The Borrower and each Restricted Subsidiary is a corporation, partnership, limited liability company, trust or other legal entity duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its formation except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect.
(b)    The Borrower and each Restricted Subsidiary (i) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in this Agreement and (ii) is qualified to do business in, and is in good standing in, every jurisdiction in which failure to so qualify or be in good standing, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)    Each Loan Party has the power and authority to enter into the Transactions.
(d)    Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto and constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors’ rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity).
SECTION 3.02    Execution; No Conflicts. The execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents and the Transactions:
(a)    have been duly authorized by all requisite corporate actions (including any required shareholder approval) of the Loan Parties required for the lawful execution, delivery and performance thereof;
(b)    do not and will not violate any provisions of (i) any applicable law, rule or regulation, (ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on the Borrower or any Restricted Subsidiary or its or any Restricted Subsidiary’s properties, or (iii) the certificate of incorporation, bylaws or other organizational documents of the Borrower or any Restricted Subsidiary, as applicable;
(c)    do not and will not be in conflict with, result in a breach of, violate, give rise to a right of prepayment under or constitute a default under, any material contract, indenture, agreement or other instrument or document to which the Borrower or any Restricted Subsidiary is a party, or by which the properties or assets of the Borrower or any Restricted Subsidiary are bound; and
(d)    do not and will not result in the creation or imposition of any Lien upon any of the properties or assets of the Borrower or any Restricted Subsidiary (other than the Liens created by the Loan Documents).
SECTION 3.03    Solvency. The Borrower and its Restricted Subsidiaries, taken as a whole, are Solvent and the Loan Parties, taken as a whole, are Solvent.
SECTION 3.04    Subsidiaries. Schedule 3.04 sets forth as of the Effective Date, and each revised Schedule 3.04 delivered pursuant to Section 5.01(a)(iii) sets forth as of the end of the Fiscal Year of the Borrower most recently preceding the date on which it shall have been delivered, a list of all the Subsidiaries and the percentage ownership of the Borrower and the Subsidiaries therein, and identifies or will identify each Subsidiary that is a Subsidiary Loan Party, a Restricted Subsidiary and/or an Excluded Subsidiary on the Effective Date or as of the end of such Fiscal Year, as the case may be (and sets forth, (a) as to each such Excluded Subsidiary, whether it is, on the Effective Date or as of the end of such Fiscal Year, as the case may be, a Designated Syndicated Person or a Non-Material Subsidiary and (b) as to each Subsidiary, the amount, if any, of Equity Interests in such Subsidiary that are Class A Excluded Equity Interests or Class B Excluded Equity Interests), which schedule is (and each revision thereto shall be) true and correct in all material respects. The shares of Equity Interests or other ownership interests listed on Schedule 3.04 are owned by the Borrower, directly or indirectly, free and clear of all Liens other than Liens permitted hereunder.
SECTION 3.05    Ownership Interests. As of the Effective Date, the Borrower owns no Equity Interest in any Person other than the Persons set forth on Schedule 3.04 or Schedule 3.05 (which schedule is true and correct in all material respects), and Equity Interests in Persons not constituting Restricted Subsidiaries permitted under Section 6.02.
SECTION 3.06    Financial Condition.

(a)    The Borrower has heretofore furnished to the Administrative Agent and each Lender (i) an audited consolidated balance sheet of the Borrower and the Subsidiaries as at December 31, 2021, and the notes thereto and the related consolidated statements of operations, stockholders’ deficit and cash flows for the Fiscal Year then ended, as examined and certified by PricewaterhouseCoopers LLP, independent public accountants and (ii) an unaudited condensed consolidated balance sheet of the Borrower and the Subsidiaries as at June 30, 2022, and the notes thereto and the related condensed consolidated statements of operations, stockholders’ deficit and cash flows for the fiscal quarters then ended. Such financial statements (including the notes thereto) present fairly, in all material respects, the financial condition of the Borrower and the Subsidiaries and the results of their operations, the changes in their stockholders’ deficit and their cash flows for the applicable fiscal period then ending, in each case, all in conformity with GAAP consistently applied (subject, as to interim statements, to changes resulting from normal year-end audit adjustments and the absence of footnotes). Since December 31, 2021, there has not occurred any event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(b)    The Borrower has, on or prior to the Effective Date, furnished to the Administrative Agent for distribution to the Lenders the Borrower’s forecast model with respect to Fiscal Years through 2023 including a projected consolidated statement of EBITDA and selected cash flow information (the “Model”). The Model was prepared in good faith by the Borrower based on assumptions and estimates believed by the Borrower on the date thereof to be reasonable, was based on information that the Borrower reasonably believed to be the best information available to the Borrower after due inquiry and accurately reflects all material adjustments required to be made to give effect to the Transactions.
SECTION 3.07    Title to Properties. Each of the Borrower and the Restricted Subsidiaries has good and valid title to, or valid leasehold interests in, all its real and personal property, except (a) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes and (b) where failure to have such title or leasehold interest could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.08    Taxes. The Borrower and each Restricted Subsidiary has filed or caused to be filed all material federal, state and local tax returns which are required to be filed by it (subject to any timely obtained extensions to file) and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which any reserves required under GAAP have been established, has paid or caused to be paid all material taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due and payable.
SECTION 3.09    Other Agreements. Except as set forth on Schedule 3.09:
(a)    neither the Borrower nor any Restricted Subsidiary is a party to or subject to any judgment, order, decree, agreement, lease or instrument, compliance with the terms of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;
(b)    neither the Borrower nor any Restricted Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to which the Borrower or any Restricted Subsidiary is a party, which default has resulted in, or if not remedied within any applicable grace period could reasonably be expected to result in, the revocation, termination, cancellation or suspension of the Medicaid Certification or the Medicare Certification of the Borrower or any Restricted Subsidiary, which revocation, termination, cancellation or suspension could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) any agreement or instrument to which the Borrower or any Restricted Subsidiary is a party (which defaults referred to in this clause (ii) have had, or if not remedied within any applicable grace period could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect);

(c)    to the knowledge of the Borrower, no Contract Provider is a party to any judgment, order, decree, agreement or instrument, or subject to any restrictions, compliance with the terms of which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(d)    to the knowledge of the Borrower, no Contract Provider is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Medicaid Provider Agreement, Medicare Provider Agreement or other agreement or instrument to which such Person is a party, which default has resulted in, or if not remedied within any applicable grace period could result in, the revocation, termination, cancellation or suspension of the Medicaid Certification or the Medicare Certification of such Person, which revocation, termination, cancellation or suspension could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
SECTION 3.10    Litigation. Except as set forth on Schedule 3.10, there is no action, suit, investigation or proceeding at law or in equity or by or before any Governmental Authority pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary or, to the knowledge of the Borrower, pending or threatened by or against any Contract Provider or, to the knowledge of the Borrower, affecting any properties or rights of the Borrower or any Restricted Subsidiary or, to the knowledge of the Borrower, any Contract Provider, (i) which could, individually or in the aggregate, reasonably be expected to result in the revocation, termination, cancellation or suspension of the Medicaid Certification or the Medicare Certification of such Person, which revocation, termination, cancellation or suspension could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) which could otherwise, individually, or in the aggregate, reasonably be expected to have a Material Adverse Effect or (iii) that as of the Effective Date purports to enjoin the execution and delivery of this Agreement or the consummation of the Transactions.
SECTION 3.11    Margin Stock. The proceeds of the Loans and Letters of Credit made or issued under this Agreement will be used by the Borrower only for the purposes expressly authorized herein. None of such proceeds will be used, directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of purchasing or carrying any Margin Stock (other than Equity Interests in the Borrower or any Indebtedness of the Borrower that is convertible into Equity Interests in the Borrower) or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any such Margin Stock or for any other purpose which might constitute any of the Loans or Letters of Credit under this Agreement a “purpose credit” within the meaning of Regulation U or Regulation X of the Board. Neither the Borrower nor any agent acting in its behalf has taken any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board. Neither the Borrower nor any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
SECTION 3.12    Investment Company Status. Neither the Borrower nor any Restricted Subsidiary is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. § 80a-1, et seq.). The application of the proceeds of the Loans and repayment thereof by the Borrower and the issuance of Letters of Credit and the performance by the Borrower and any Restricted Subsidiary of the Transactions will not violate any provision of the Investment Company Act, or any rule, regulation or order issued by the SEC thereunder.
SECTION 3.13    Intellectual Property. Except as could not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Borrower and each Restricted Subsidiary owns or has the right to use, under valid license agreements or otherwise, all Intellectual Property material to the conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, as conducted as of the Effective Date, free and clear of all Liens (other than Permitted Liens) and as contemplated by this Agreement, (ii) no claim has been asserted, or to the knowledge of the Borrower, threatened in writing, or is pending by any Person challenging or questioning the ownership, registration or use of any Intellectual Property of the Borrower and the Restricted Subsidiaries or the validity or effectiveness of any Intellectual Property of the Borrower and the Restricted Subsidiaries, nor does the

Borrower know of any valid basis of such claim (except as part of the normal prosecution of Intellectual Property applications by the relevant Governmental Authorities), and (iii) to the knowledge of the Borrower, the use of Intellectual Property by each of the Borrower and the Restricted Subsidiaries does not infringe, violate or misappropriate the rights of any Person in any material respect.
SECTION 3.14    No Untrue Statement. (a) Neither (i) this Agreement nor any certificate or document executed and delivered by or on behalf of any Loan Party in accordance with or pursuant to this Agreement nor (ii) any written or formally presented statement, report, document, representation or warranty provided to the Administrative Agent or any Lender in connection with the negotiation or preparation of this Agreement (as modified or supplemented by other written or formally presented statements, reports, documents, representations and warranties furnished to the Lenders prior the date of this Agreement) contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not materially misleading and (b) as of the Effective Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.
SECTION 3.15    No Consents, Etc. Neither the respective businesses or properties of any Loan Party, nor any relationship between the Borrower or any Restricted Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of this Agreement and the Transactions, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of the Borrower or any Restricted Subsidiary as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, or the validity or enforceability of, this Agreement, other than any such consent, approval, authorization, filing, registration or qualification that has been duly obtained or effected, as the case may be.
SECTION 3.16    ERISA. (a) The execution and delivery of this Agreement will not involve any “prohibited transaction”, as defined in Section 406 of ERISA or Section 4975 of the Code and there has been no non-exempt “prohibited transaction” involving any Employee Benefit Plan that has resulted or could reasonably be expected to have a Material Adverse Effect, (b) each of the Borrower, each Restricted Subsidiary and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards imposed by ERISA, except as would not reasonably be expected to have a Material Adverse Effect, (c) each of the Borrower, each Restricted Subsidiary and each ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws applicable to Employee Benefit Plans, in each case except as would not reasonably be expected to have a Material Adverse Effect, (d) there are no pending or, to the knowledge of the Borrower, threatened claims or lawsuits, or action by any Governmental Authority, with respect to any Employee Benefit Plan that could, individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (e) no ERISA Event has occurred that could reasonably be expected to result in a Material Adverse Effect, and neither the Borrower nor any ERISA Affiliate is aware of any facts, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event that could reasonably be expected to result in a Material Adverse Effect.
SECTION 3.17    No Default. No Default has occurred and is continuing.
SECTION 3.18    Environmental Matters. Except as set forth in Schedule 3.18 or except with respect to other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (a) neither the Borrower nor any of the Restricted Subsidiaries has failed to comply with any applicable Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any applicable Environmental Law and (b) neither the Borrower nor any of the Restricted Subsidiaries has become subject to, or has received notice of any claim with respect to or responsibility for (i) any Environmental Liability related to the operations of the Borrower of its Restricted Subsidiaries, and to the knowledge of the Borrower there is no basis for any such Environmental Liability and (ii) the Release or, to the knowledge of the Borrower, threatened Release of any Hazardous Materials related to the operations of Borrower or its Restricted Subsidiaries in violation of or giving rise to liability under, applicable Environmental Laws.

SECTION 3.19    Employment Matters.
(a)    Except as set forth on Schedule 3.19, as of the Effective Date, none of the employees of the Borrower or any Restricted Subsidiary are subject to any collective bargaining agreement. There are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Restricted Subsidiary or between the Borrower or any Restricted Subsidiary and any of its employees, which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and there is neither pending nor, to the knowledge of the Borrower, threatened any litigation, administrative proceedings or investigation in respect of such matters which could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.
(b)    Except to the extent a failure to maintain compliance could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary are in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including those pertaining to wages, hours, occupational safety and taxation.
SECTION 3.20    Reimbursement from Third-Party Payors. The accounts receivable of the Borrower and each Restricted Subsidiary and each Contract Provider have been and will continue to be adjusted to reflect reimbursement permitted by third party payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors. In particular, the Borrower, each Restricted Subsidiary and each Contract Provider has paid or caused to be paid all known and undisputed refunds, overpayments or adjustments which have become due to any third party payor of health care benefits for any undisputed refund, overpayment or adjustment, except where such failure would not reasonably be expected to have a Material Adverse Effect.
SECTION 3.21    Compliance with Laws. Except as set forth in Schedule 3.21, each of the Borrower and the Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.22    Insurance. The Borrower and the Restricted Subsidiaries maintain, in force, with financially sound and reputable insurance companies, and pay all premiums and costs related to, insurance coverages in such amounts (with no materially greater risk retention) and against such risks as are deemed by the management of the Borrower to be sufficient in accordance with the usual and customary practices of companies of established repute engaged in the same or similar lines of business as the Borrower and the Restricted Subsidiaries.
SECTION 3.23    Collateral Matters.
(a)     When executed and delivered, the Collateral and Guarantee Agreement will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a valid and enforceable security interest in the Collateral (as defined therein) to the extent required thereby and (i) when Collateral (as defined therein) constituting certificated securities (as defined in the Uniform Commercial Code) is delivered to the Administrative Agent thereunder together with instruments of transfer duly endorsed in blank, the Lien thereon granted pursuant to the Collateral and Guarantee Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, prior and superior in right to any other Person, and (ii) when financing statements in appropriate form are properly filed in the offices specified in the Perfection Certificate, the Collateral and Guarantee Agreement will constitute a fully perfected Lien on and security interest in all right, title and interest of the grantors in the remaining Collateral (as defined therein) to the extent such Lien may be perfected by the filing of a financing statement in such offices, prior and superior to the rights of any other Person, except Liens expressly permitted by Section 6.06.
(b)    [Intentionally Omitted].
(c)    Upon the recordation of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office and the filing of any applicable financing statements as provided in the preceding clause (a), the Lien created under the Collateral and Guarantee Agreement will constitute a fully perfected Lien on all right, title and interest of the Loan Parties in the registered Intellectual Property or any applications therefore other than any “intent to use” trademark application for which a statement of use has not been filed, in which a security interest may be fully perfected by filing in the United States Patent and Trademark Office and the United States Copyright Office, in each case prior and superior in right to any other Person, except Liens expressly permitted under Section 6.06 (it being understood that subsequent recordings in the United States Patent and Trademark Office or the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications or copyrights, respectively, acquired by the Loan Parties after the Effective Date).
SECTION 3.24    USA Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with (i) Sanctions and (ii) the USA Patriot Act. No part of the proceeds of the Loans shall be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or other applicable anti-corruption laws.
SECTION 3.25    [Intentionally Omitted].
SECTION 3.26    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor to the Borrower’s knowledge, any director, officer, employee, agent or affiliate thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) the subject or target of any Sanctions or (b) located, organized or resident in a Designated Jurisdiction.
SECTION 3.27    Anti-Corruption Laws . The Borrower and its Subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintained policies or procedures designed to promote and achieve compliance with such laws.
ARTICLE IV

CONDITIONS
SECTION 4.01    Effective Date. This amendment and restatement of the Existing Credit Agreement shall not become effective until the date on which each of the following conditions shall have been satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent shall have received (i) counterparts of this Agreement executed by the Administrative Agent, the Collateral Agent, each Lender, the Borrower and the Guarantors and (ii) commitments from Lenders and/or prospective Lenders representing 100% of the Revolving Commitments.
(b)    The Administrative Agent shall have received customary written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (a) the general counsel of the Borrower and (b) Moore & Van Allen PLLC and other counsel for the Loan Parties, covering such other customary matters relating to the Borrower, this Agreement or the Transactions as the Lenders shall reasonably request and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and the Loan Parties and the authorization of the Transactions relating to the Borrower, the Subsidiaries, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel, it being agreed that a certificate from the Secretary or Assistant Secretary (or other individual performing similar functions) certifying that any certified copies of any articles or certificate of incorporation or formation, operating agreement, partnership agreement, bylaws or similar organizational documents delivered to the Administrative Agent with respect to the Subsidiary Loan Parties in connection with the closing of the Existing Credit Agreement have not been amended, supplemented or otherwise modified since the date of certification thereof shall satisfy the requirements of this clause (c).
(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.02.
(e)    The Administrative Agent and each Lender shall have received all fees and other amounts due and payable to it on or prior to the Effective Date and to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)    The Administrative Agent and each Lender shall have received at least 3 Business Days prior to the Effective Date (or such shorter period as the Administrative Agent may agree) (i) all such documentation and other information as shall have been reasonably requested by it in order to enable it to comply with the requirements of the USA Patriot Act and any other “know your customer” or similar laws or regulations and (ii) a Beneficial Ownership Certification.
(g)    On the Effective Date, (i) after giving effect to the consummation of the Transactions and any rights of contribution, the Borrower and its Restricted Subsidiaries, taken as a whole, shall be Solvent and the Loan Parties, taken as a whole, shall be Solvent and (ii) the Administrative Agent shall have received a solvency certificate from the Financial Officer of the Borrower in form and substance satisfactory to the Administrative Agent, dated as of the Effective Date and addressed to the Agents and the Lenders, in each case in form, scope and substance satisfactory to the Administrative Agent.
(h)    The Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03(b).
(i)    The Administrative Agent shall have received, for the benefit of each lender under the Existing Credit Agreements, payment of all accrued and unpaid interest on the revolving loans outstanding under the Existing Credit Agreement through the Effective Date.
(j)    The Administrative Agent shall have received, for the account of each Revolving Lender that executes and unconditionally (except for the satisfaction of the conditions precedent in this Section 4.01) delivers a counterpart of this Agreement to the Administrative Agent, a fee in an amount equal to 12.5 basis points (0.125%) multiplied by the amount of the Revolving Commitment of such Revolving Lender as of the Effective Date.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02    Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent that any representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date); provided that any representation and warranty that is qualified as to materiality or material adverse effect shall, after giving effect to such qualifications as set forth therein, be true and correct in all respects; provided further, that in the case of any Incremental Term Loans, the proceeds of which will be used to finance a Limited Condition Transaction, the foregoing will be limited to those representations and warranties required by the Lenders providing such Incremental Term Loans;
(b)    at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing; provided, that, in the case of any Incremental Term Loans, the proceeds of which will be used to finance a Limited Condition Transaction, this clause (b) shall be limited to Specified Events of Default; and
(c)    the Administrative Agent shall have received a Borrowing Request in accordance with Section 2.03(b).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired, terminated or been cancelled (or the Borrower’s obligation under such Letters of Credit shall have been cash collateralized or supported by letters of credit of other banks naming the Issuing Banks as beneficiaries in a manner satisfactory to the Issuing Banks) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 5.01    Financial Statements, Reports, Etc.
(a)     The Borrower shall deliver or cause to be delivered to the Administrative Agent for distribution to each Lender:
(i)    not later than the earlier to occur of (x) 90 days after the end of each Fiscal Year of the Borrower and (y) the date on which the Borrower files financial statements with respect to the applicable Fiscal Year with the SEC (giving effect to any extension permitted by the SEC), consisting of a balance sheet, a statement of operations, a statement of stockholders’ equity and a statement of cash flows of the Borrower and the Subsidiaries on a consolidated basis as of the end of and for such Fiscal Year, together with statements in comparative form as of the end of and for the preceding Fiscal Year as summarized in the Form 10-K of the Borrower filed with the SEC pursuant to Section 13 of the Exchange Act for the corresponding period, and accompanied by a report of PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing selected by Borrower (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit other than (i) as to matters relating to historical costs of fixed assets, (ii) an upcoming maturity date under any series of Indebtedness incurred under or permitted by this Agreement occurring within one year from the time such opinion such opinion is delivered or (iii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period), which opinion shall state in effect that such financial statements (A) were audited using generally accepted auditing standards, (B) were prepared in accordance with GAAP consistently applied and (C) present fairly, in all material respects, the financial condition and results of operations of the Borrower and the Subsidiaries for the period covered;
(ii)    not later than the earlier to occur of (x) 45 days after the end of each of the first three quarters of each Fiscal Year of the Borrower and (y) the date on which the Borrower files financial statements with respect to the applicable fiscal quarter with the SEC (giving effect to any extension permitted by the SEC), a balance sheet and related statements of income and cash flows of the Borrower and its Subsidiaries on a consolidated basis for such quarter and for the period beginning on the first day of such Fiscal Year of the Borrower and ending on the last day of such quarter, together with statements in comparative form for the corresponding date or period in the preceding Fiscal Year of the Borrower as summarized in the Form 10-Q of the Borrower filed with the SEC pursuant to Section 13 of the Exchange Act for the corresponding period, and certified by a Financial Officer as presenting fairly, in all material respects, the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(iii)    concurrently with each delivery of financial statements under clause (i) or (ii) above, a certificate of a Financial Officer (A) certifying to the knowledge of such Financial Officer as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto; (B) setting forth reasonably detailed calculations demonstrating compliance with Section 6.01(a) and 6.01(b); (C) stating whether, as a result of any change in accounting principles and policies from those used in the preparation of the financial statements referred to in Section 3.06(a)(i) and 3.06(a)(ii), the consolidated financial statements of the Borrower and the Subsidiaries delivered pursuant to clause (i) or (ii) above differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such clause, had no such change in accounting principles and policies been made, and if so, providing a reasonably detailed description of such differences; and (D) concurrently with the delivery of financial statements under clause (ii) above, attaching an updated Schedule 3.04 hereto setting forth as of the date of the balance sheet included in such financial statements a list of all the Subsidiaries and the percentage ownership of the Borrower and the Subsidiaries therein, and identifying, as of the date on such financial statements, each Restricted Subsidiary, each Designated Syndicated Person, each Non-Material Subsidiary, Class A Excluded Equity Interest and Class B Excluded Equity Interest;
(iv)    not later than 45 days after the beginning of each Fiscal Year in respect of such Fiscal Year (A) the annual business plan of the Borrower and its Subsidiaries for such Fiscal Year approved by the Board of Directors of the Borrower, (B) forecasts prepared by management of the Borrower for each fiscal quarter in such Fiscal Year and (C) forecasts prepared by management of the Borrower for such Fiscal Year, including, in each instance described in clauses (B) and (C) above, a projected year-end consolidated balance sheet and income statement;
(v)    contemporaneously with the distribution thereof to the Borrower’s stockholders or the filing thereof with the SEC, as the case may be, copies of all material statements, reports, notices and filings distributed by the Borrower to its stockholders or filed with the SEC (including reports on Forms 10-K, 10-Q and 8-K) or any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange;
(vi)    promptly after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a

Material Adverse Effect, a certificate of a Financial Officer setting forth the details as to such ERISA Event and the action that the Borrower, such Restricted Subsidiary or such ERISA Affiliate has taken or will take with respect thereto;
(vii)    [intentionally omitted];
(viii)    within 10 days of the receipt by the Borrower or any Restricted Subsidiary, copies of any deficiency notices, compliance orders or adverse reports issued by any Governmental Authority or accreditation commission having jurisdiction over the licensing, accreditation or operation of any properties or assets of the Borrower or any Restricted Subsidiary or by any Governmental Authority or private insurance company pursuant to a provider agreement, which, if not timely complied with or cured, would reasonably be expected to result in the suspension or forfeiture of any license, certification or accreditation, which suspension or forfeiture could reasonably be expected to have a Material Adverse Effect or the termination of any insurance or reimbursement program available to such Person that would reasonably be expected to have a Material Adverse Effect;
(ix)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender, through the Administrative Agent, may reasonably request; and
(x)    simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (i) and (ii) above, a separate schedule displaying, with respect to the Unrestricted Subsidiaries the following (which shall be required only if Borrower has, or during the relevant period, had any Unrestricted Subsidiaries): (A) the Consolidated Total Assets of the Unrestricted Subsidiaries as of the date of such financial statements, and (B) Adjusted Consolidated EBITDA of the Unrestricted Subsidiaries for the period of four consecutive fiscal quarters ending as of the date of such financial statements, in each case certified by a Financial Officer of the Borrower.
(b)    Information required to be delivered pursuant to this Section shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been posted by the Borrower on the Borrower’s website on the Internet (which, as of the Effective Date is www.encompasshealth.com), at www.sec.gov/edgar/webusers.htm, on a Platform to which all of the Lenders have been granted access, or at another website identified to the Lenders and accessible by the Lenders without charge (and, in each case, a confirming electronic correspondence shall have been delivered to the Administrative Agent providing notice of such posting); provided that the Borrower shall deliver paper copies of such information to any Lender that requests such delivery.
SECTION 5.02    Maintain Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep or maintain all properties and assets, including Intellectual Property (except as any such Intellectual Property naturally expires or is abandoned in the ordinary course of business), necessary in the operation of the business of the Borrower and the Restricted Subsidiaries, in good working order and condition (subject to ordinary wear and tear), and to make all necessary repairs, replacements and renewals to such properties and assets in due course, as are necessary to conduct such business as currently conducted or as proposed to be conducted and in accordance with customary and prudent business practices, in each case except where the failure to do so would not be reasonably expected to have a Material Adverse Effect.
SECTION 5.03    Existence, Qualification, Etc. The Borrower will, and will cause each of the Restricted Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and all rights, permits, privileges, licenses and franchises, and (b) maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or leasing of property or the nature of its business makes such license or qualification necessary, in each case except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, its being understood that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution, sale or transfer that is not prohibited by the provisions of Article VI.
SECTION 5.04    Obligations. The Borrower will, and will cause each of the Restricted Subsidiaries to, pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation that, if unpaid, would become a Lien against any of its properties or assets, except (x) for any such obligations being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves, if any required under GAAP, have been established, and so long as any Lien resulting therefrom has not become enforceable or is the subject of proceedings that operate to stay the enforcement of such Lien or (y) where the failure to make payment pending such contest would not reasonably be expected to have a Material Adverse Effect.
SECTION 5.05    Insurance. The Borrower will, and will cause each of the Restricted Subsidiaries to, at all times maintain, in force, with financially sound and reputable insurance companies, and pay all premiums and costs related to, insurance coverages in such amounts (with no materially greater risk retention) and against such risks as are deemed by the management of the Borrower to be sufficient in accordance with usual and customary practices of companies of established repute engaged in the same or similar business as the Borrower and the Restricted Subsidiaries in the same geographic regions. The Borrower shall deliver to the Administrative Agent certificates of insurance evidencing the existence of insurance to be maintained by the Borrower and its Restricted Subsidiaries pursuant to Section 5.05 and, if applicable, the Administrative Agent shall be designated as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder.  Each policy of insurance shall, to the extent available on commercially reasonable terms, contain a clause or endorsement requiring that the insurer shall endeavor to give not less than 30 days’ (10 days in the case of non-payment) prior written notice to the Administrative Agent in the event of cancellation of the policy. The Administrative Agent shall have no obligation to give the Borrower or any Restricted Subsidiary notice of any notification received by the Administrative Agent with respect to any insurance policies or take any steps to protect the Borrower’s or any Restricted Subsidiary’s interests under such policies.
SECTION 5.06    True Books. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep true books of record and account in which full, true and correct entries (in all material respects) will be made of such dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements, so that the Borrower and each Restricted Subsidiary may prepare financial statements in accordance with GAAP.
SECTION 5.07    Right of Inspection. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit any Person designated by the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent) to visit and inspect any of its properties, corporate books and financial reports and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all upon reasonable notice, at reasonable times, at reasonable intervals and in a manner not disruptive to the business of the Borrower and with reasonable prior notice and all at the expense of the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent and the Lenders collectively shall not exercise such rights more than two times during any calendar year; provided further, that if any such inspection shall reasonably be expected to including viewing of any patient specific information, then prior to such inspection, the Administrative Agent or any Lender and any Person designated by the Administrative Agent or any Lender shall execute a business associate agreement that meets the requirements of the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-8, as amended by the, Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5, and any regulations adopted thereunder. In no case shall the Borrower or any of its Subsidiaries be required to disclose materials that would breach attorney-client privilege or that would violate a third-

party confidentiality obligation (so long as such obligation was not entered into for the purpose of circumventing the Borrower’s obligations hereunder).
SECTION 5.08    Observe All Laws. The Borrower will, and will cause each of the Restricted Subsidiaries to, conform to and duly observe, and use reasonable efforts to cause all Contract Providers to conform to and duly observe, all laws, rules and regulations and all other valid requirements of any regulatory authority with respect to the conduct of its business, including Titles XVIII and XIX of the Social Security Act, Medicare Regulations, Medicaid Regulations and all other laws, rules and regulations of Governmental Authorities (including all laws, rules and regulations pertaining to the licensing of professional and other health care providers and all Environmental Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.09    Governmental Licenses. The Borrower will, and will cause each of the Restricted Subsidiaries to, obtain and maintain, and use reasonable efforts to cause all Contract Providers to obtain and maintain, all material licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated, including material professional licenses, Medicaid Certifications and Medicare Certifications, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.10    Notice of Material Events. Upon any Responsible Officer of the Borrower obtaining knowledge of (a) any Default or Event of Default or (b) any event, development or occurrence that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect, the Borrower shall promptly notify the Administrative Agent of the nature thereof, the period of existence thereof, and what action the Borrower or such Restricted Subsidiary proposes to take with respect thereto.
SECTION 5.11    Suits or Other Proceedings. Upon any Responsible Officer of the Borrower obtaining knowledge of the filing or commencement of, or any written notice of intention of any Person to file or commence, any action, suit or proceeding, whether in law or in equity, (a) against the Borrower or any Restricted Subsidiary, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Restricted Subsidiary, which would reasonably be expected to have a Material Adverse Effect or (b) against the Borrower, any Restricted Subsidiary or any Contract Provider to suspend, revoke or terminate any Medicaid Provider Agreement, Medicaid Certification, Medicare Provider Agreement or Medicare Certification, which would reasonably be expected to have a Material Adverse Effect, the Borrower shall promptly provide the Administrative Agent with written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.
SECTION 5.12    Notice of Discharge of Hazardous Material or Environmental Complaint. The Borrower will, and will cause the Restricted Subsidiaries to, promptly provide to the Administrative Agent copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Restricted Subsidiary relating to any of the following which would reasonably be expected to have a Material Adverse Effect: (a) violation or alleged violation by the Borrower or any Restricted Subsidiary of any applicable Environmental Law; (b) Release or threatened Release by the Borrower or any Restricted Subsidiary, or at any Facility or property owned or leased or operated by the Borrower or any Restricted Subsidiary, of any Hazardous Material; or (c) any Environmental Liability.
SECTION 5.13    Information Regarding Collateral.
(a)     The Borrower will furnish to the Administrative Agent prompt written notice following any change (i) in any Loan Party’s legal name, as reflected in its organization documents, (ii) in any Loan Party’s jurisdiction of organization or corporate structure and (iii) in any Loan Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization. The Borrower also agrees promptly to provide to the Administrative Agent certified organizational documents reflecting any of the changes described in the preceding sentence. The Borrower agrees not to effect or permit any change referred to in the preceding sentences unless within 10 days after such change all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent, for the benefit of the Lenders, to continue at all times following such change to have a valid, legal and perfected security interest in the Collateral to the extent required by the Security Documents. The Borrower also agrees promptly to notify the Administrative Agent, for the benefit of the Lenders, after becoming aware that any material portion of the Collateral is damaged or destroyed.
(b)    Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate on behalf of the Borrower of a Financial Officer setting forth the information required pursuant to the Perfection Certificate (other than that information required in item 4 of the Perfection Certificate as of the Effective Date or in item 10 of the Perfection Certificate) or confirming that there has been no change in such information since the later of the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.
SECTION 5.14    Further Assurances and After-Acquired Collateral.
(a)    The Borrower will, and will cause each other Loan Party to, execute such further documents, financing statements, agreements and instruments, and take such further actions (including (i) the filing and recording of financing statements, fixture filings and other similar documents, (ii) conducting lien searches and (iii) providing legal opinions reasonably satisfactory to the Administrative Agent but in no event shall any Loan Party be required to execute any mortgages, deeds of trust, deeds to secured debt or other instrument conveying a Lien in any real property, or effect any other filings or take any other actions to perfect any Lien except under the Uniform Commercial Code, or in either the United States Copyright Officer or the United States Patent and Trademark Office), which may be required, or which the Administrative Agent or the Required Lenders may reasonably request, (x) to cause the Collateral and Guarantee Requirement (A) to be satisfied on each Quarterly Compliance Date with respect to the Restricted Subsidiaries and property of the Borrower and its Restricted Subsidiaries subject to the Collateral and Guarantee Requirement on such Quarterly Compliance Date and (B) with respect to the Restricted Subsidiaries and property of the Borrower and its Restricted Subsidiaries subject to the Collateral and Guarantee Requirement on a given Quarterly Compliance Date, to remain satisfied following such Quarterly Compliance Date and (y) to evidence such satisfaction and the priorities of the Liens created under the Collateral and Guarantee Agreement. The satisfaction of the Collateral and Guarantee Requirement on each Quarterly Compliance Date shall be deemed to satisfy the requirements of prompt delivery and prompt notice to the Collateral Agent as set forth in Section 4.03, 4.04 and 4.05 of the Collateral and Guarantee Agreement. Without limiting the generality of the foregoing, (x) if it is known to a Financial Officer that, as a result of an acquisition, disposition or otherwise, a Subsidiary that is designated as an Excluded Subsidiary in Schedule 3.04 (as most recently revised in accordance with Section 5.01(a)(iii)) ceases to qualify as an Excluded Subsidiary or (y) a Designated Syndicated Person ceases to qualify as a Designated Syndicated Person, then the Borrower shall take such actions to cause such Subsidiary to become a Subsidiary Loan Party and to otherwise cause the Collateral and Guarantee Requirement to be satisfied with respect to such Restricted Subsidiary by the next Quarterly Compliance Date following the occurrence of either of the events described in the immediately preceding clauses (x) and (y).
(b)    [Intentionally Omitted].
(c)    Schedule 5.14 sets forth as of the Effective Date a list of all the Specified Deposit Accounts. The Borrower shall deliver written notice to the Administrative Agent promptly after establishing or closing any Specified Deposit Account.
SECTION 5.15    Lenders’ Meetings. Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each

Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and the Administrative Agent or, if agreed to by the Administrative Agent, by teleconference) at such time as may be agreed to by the Borrower and the Administrative Agent.
SECTION 5.16    Maintenance of Ratings. In the case of the Borrower, at all times use commercially reasonable efforts to maintain (a) public ratings issued by Moody’s and S&P with respect to its senior secured debt and (b) a public corporate rating from S&P and a public corporate family rating from Moody’s.
SECTION 5.17    Designation of Subsidiaries. The Borrower may at any time after the Effective Date by notice from a Financial Officer of the Borrower to the Administrative Agent designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and immediately after such designation, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower shall be in compliance with the covenants set forth in Section 6.01, determined on a pro forma basis as of the end of the most recent fiscal quarter for which financial statements of the Borrower have been delivered under Section 5.01, as if such designation had occurred on the last day of such fiscal quarter of the Borrower and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Restricted Subsidiary may be designated an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it holds or exclusively licenses Material Intellectual Property, and (v) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder, the sum of (A) the fair market value of assets of such Subsidiary as of such date of designation (the “Designation Date”), plus (B) the aggregate fair market value of assets of all Unrestricted Subsidiaries designated as Unrestricted Subsidiaries pursuant to this Section 5.17 as of the Designation Date (in each case measured as of the date of each such Unrestricted Subsidiary’s designation as an Unrestricted Subsidiary) shall not exceed 7.5% of the Consolidated Total Assets of the Borrower as of such Designation Date pro forma for such designation. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value of the Borrower’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s Investment in such Subsidiary.
ARTICLE VI

NEGATIVE COVENANTS
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired, terminated or been cancelled (or the Borrower’s obligation under such Letters of Credit shall have been cash collateralized or supported by letters of credit of other banks naming the Issuing Banks as beneficiaries in a manner satisfactory to the Issuing Banks) and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Financial Covenants.
(a)    Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio, calculated as of the end of each fiscal quarter on a pro forma basis, for any period of 4 consecutive fiscal quarters ending, to be less than 3.00:1.00.
(b)    Leverage Ratio. On the last day of each fiscal quarter, the Borrower will not permit the Leverage Ratio, calculated as of the end of each such fiscal quarter occurring during the time periods set forth below on a pro forma basis, to exceed the ratio set forth below opposite the time period during which such fiscal quarter ends; provided, however, that the Borrower may elect (the “Step-Up Election”) at any time after the Effective Date to increase the maximum Leverage Ratio permitted hereunder by 0.50 to 1.00 for the 4 immediately succeeding fiscal quarters as of and immediately following the consummation of any Significant Acquisition, in each case, by providing a written notice to the Administrative Agent of such Step-Up Election prior to the last day of the first fiscal quarter for which the Step-Up Election is to take effect (this sentence, the “Leverage Covenant”). Upon the expiration of the Step-Up Election, the maximum Leverage Ratio permitted under the Leverage Covenant shall revert to the Leverage Ratio set forth below for at least two consecutive fiscal quarters before the Borrower may make another Step-Up Election.

Fiscal Quarters Ending:	Leverage Ratio
September 30, 2022 – September 30, 2024	4.75 to 1.00
December 31, 2024 and thereafter	4.50 to 1.00

SECTION 6.02    Investments. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Investment after the Effective Date, except:
(a)    Investments in Loan Parties;
(b)    Investments in Restricted Subsidiaries that are not Loan Parties with respect to which one or more of the following apply:
(i)    existing on the Effective Date;
(ii)    consisting of loans, advances and other Indebtedness evidenced by promissory notes that, if held by the Borrower or Subsidiary Loan Parties, are pledged to the extent required under Section 5.14, and if so, in accordance with, the Collateral and Guarantee Agreement;
(iii)    consisting of Indebtedness under the Borrower’s cash management system;
(iv)    consisting of capital contributions to Syndicated Persons in an aggregate amount not greater than $25,000,000 for any individual transaction or $100,000,000 in the aggregate for any Fiscal Year;
(v)    consisting of capital contributions to the Captive Insurance Subsidiary in the ordinary course of business; or
(vi)    consisting of Investments by Restricted Subsidiaries that are not Loan Parties in Restricted Subsidiaries;
(c)    Permitted Investments and Permitted Syndicated Interest Repurchases;
(d)    Investments existing on the Effective Date and set forth on Schedule 6.02;
(e)    Investments made in favor of physicians in connection with their medical practices in an aggregate amount outstanding at any time not in excess of $20,000,000;
(f)    acquisitions permitted under Section 6.08 and fundamental changes permitted under Section 6.05;
(g)    Investments in trade creditors or customers that are received pursuant to a plan of reorganization or liquidation;

(h)    guarantees permitted under Section 6.03 and, to the extent constituting Investments, Lien permitted by Section 6.06;
(i)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(j)    Investments to the extent the payment for such Investment is made with common Equity Interests of the Borrower;
(k)    Investments arising in connection with Guarantees of operating leases or of other obligations of the Borrower or any Restricted Subsidiary that do not constitute Indebtedness, in each case, entered into in the ordinary course of business;
(l)    loans and advances to officers and employees of the Borrower or any Restricted Subsidiary in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $5,000,000;
(m)    Investments under Swap Agreements permitted under this Agreement;
(n)    Investments of any Person in existence at the time such Person becomes a Restricted Subsidiary so long as such Investments were not made in connection with or in anticipation of such Person becoming a Restricted Subsidiary;
(o)    Investments of the Borrower or a Restricted Subsidiary consisting of non-cash consideration received in connection with any Asset Sale permitted under Section 6.04 or any other sale, lease, transfer or other disposition not prohibited hereunder;
(p)    Investments in the nature of deposits, pledges or prepayments with respect to leases, utilities or suppliers in the ordinary course of business;
(q)    Investments in the ordinary course of business resulting from the endorsement of drafts for collection;
(r)    Investments made pursuant to that certain Stockholders’ Agreement Relating to HealthSouth Home Health Holdings, Inc., by and among HealthSouth Home Health Holdings, Inc., the Borrower and other stockholders named therein, dated as of December 31, 2014 (the “Stockholders’ Agreement”), including as a result of the exercise of call rights pursuant to Section 3.06 thereof and put rights pursuant to Section 3.07 thereof so long as after the Effective Date, the Stockholders’ Agreement is not amended or modified in a manner that (i) materially increases the valuation of such stockholders’ rights thereunder or the number of shares to be awarded to such stockholders in respect thereof or (ii) is materially adverse, taken as a whole, to the Lenders;
(s)    any Investments so long as after giving effect to such Investment on a pro forma basis, (i) (x) the Senior Secured Leverage Ratio is equal to or less than 2.00:1.00 and (y) the Leverage Ratio is equal to or less than 4.50:1.00, and (ii) no Specified Event of Default shall have occurred and be continuing;
(t)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(u)    Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the Effective Date (provided that the amount of the original investment is not increased except by the terms of such original investment or as otherwise permitted by this Section 6.02);
(v)    so long as no Specified Event of Default shall have occurred and be continuing at the time thereof or would result therefrom (and no Event of Default shall have occurred and be continuing, or would result therefrom on a pro forma basis, as of the time of execution of a binding commitment or documentation in respect thereof), other Investments at any time outstanding not exceeding the greater of (i) $50,000,000 and (ii) 10% of LTM Adjusted Consolidated EBITDA; and
(w)    other Investments at any time outstanding not exceeding (i) the greater of (A) $200,000,000 and (B) 20% of LTM Adjusted Consolidated EBITDA, plus (ii) so long as (x) no Event of Default shall have occurred and be continuing at the time thereof or would result therefrom and (y) after giving effect thereto on a pro forma basis, the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.01, additional Investments up to the Available Amount at such time.
For purposes of covenant compliance, the amount of any investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such investment, net of all returns in cash or cash equivalents on such investment up to the original amount of such investment. Notwithstanding the foregoing, no Material Intellectual Property may be sold, contributed or otherwise transferred to any Unrestricted Subsidiary.
SECTION 6.03    Indebtedness; Subsidiary Preferred Stock. The Borrower (a) shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume or otherwise become liable with respect to (collectively, “incur”), any Indebtedness (including Acquired Indebtedness) other than Existing Indebtedness and (b) shall not permit any of its Restricted Subsidiaries to issue (except to the Borrower or any of its Restricted Subsidiaries) or create any Preferred Stock or permit any Person (other than the Borrower or a Restricted Subsidiary) to own or hold any interest in any Preferred Stock of any such Subsidiary; provided that, in addition to Existing Indebtedness:
(i)    the Borrower and the Restricted Subsidiaries may incur the Obligations;
(ii)    the Borrower and the Restricted Subsidiaries may incur Refinancing Indebtedness;
(iii)    the Borrower may incur any Indebtedness to any Restricted Subsidiary or any Restricted Subsidiary may incur any Indebtedness to the Borrower or to any Restricted Subsidiary, provided, that (1) such Indebtedness incurred by a Subsidiary Loan Party after the Effective Date is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (2) any such Indebtedness of a Restricted Subsidiary (except Indebtedness arising through the ordinary course operation of the Borrower’s cash management system), to the extent held by the Borrower or a Subsidiary Loan Party, is evidenced by a promissory note pledged to the extent required under Section 5.14, and if so, in accordance with, the Collateral and Guarantee Agreement;
(iv)    the Borrower and its Restricted Subsidiaries may incur any Indebtedness evidenced by letters of credit, bank guarantees, bankers’ acceptances and similar instruments which are used in the ordinary course of business of the Borrower and its Restricted Subsidiaries;
(v)    the Borrower and its Restricted Subsidiaries may incur Indebtedness to finance the acquisition, construction or improvement of any fixed or capital assets, including Capitalized Lease Obligations, purchase money debt, Attributable Indebtedness and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, in an aggregate principal amount on the date of incurrence that, when added to all other Indebtedness incurred pursuant to this clause (v) and then outstanding, does not exceed the greater of $400,000,000 and 40% of LTM Adjusted Consolidated EBITDA;
(vi)    the Borrower and its Restricted Subsidiaries may enter into Swap Agreements in accordance with Section 6.15;
(vii)    the Borrower may enter into Guarantees of Indebtedness of Restricted Subsidiaries, and Restricted Subsidiaries may enter into Guarantees of Indebtedness of the Borrower and other Restricted Subsidiaries, in each case, that are otherwise permitted hereunder; provided that any Investment resulting from a Guarantee by a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party must be permitted under Section 6.02;
(viii)    the Borrower and its Restricted Subsidiaries may incur Permitted Unsecured Indebtedness to the extent consistent with the definition of such term and in an aggregate principal amount not to exceed the greater of (i) $200,000,000 and (ii) 20% of LTM Adjusted Consolidated EBITDA;
(ix)    Restricted Subsidiaries that are not Guarantors may incur Indebtedness in an aggregate principal amount on the date of incurrence that, when added to all other Indebtedness incurred pursuant to this clause (ix) and then outstanding, does not exceed the greater of (i) $150,000,000 and (ii) 15% of LTM Adjusted Consolidated EBITDA;
(x)    so long as (i) Event of Default shall have occurred and be continuing at the time thereof or would result therefrom and (ii) after giving effect thereto on a pro forma basis, the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.01, the Borrower and its Restricted Subsidiaries may incur additional Permitted Unsecured Indebtedness to the extent consistent with the definition of such term;
(xi)    the Borrower may incur Pari Passu Indebtedness to the extent consistent with the definition of such term; provided that the (i) aggregate principal amount thereof shall not exceed, as of the time of the incurrence thereof, the Permitted Incremental Amount at such time, plus additional Pari Passu Indebtedness so long as after giving effect thereto on a pro forma basis, the Borrower and its Restricted Subsidiaries shall be in compliance with a Senior Secured Leverage Ratio of not greater than 3.50:1.00 and (ii) after giving effect thereto on a pro forma basis, no Event of Default shall have occurred and be continuing;
(xii)    the Borrower and the Restricted Subsidiaries may incur Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case in the ordinary course of business and consistent with past practice;
(xiii)    the Borrower and the Restricted Subsidiaries may incur Indebtedness representing deferred compensation or similar obligations to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business and consistent with past practice;
(xiv)    the Borrower and the Restricted Subsidiaries may incur Indebtedness consisting of take-or-pay obligations contained in supply agreements in the ordinary course of business;
(xv)    the Borrower and the Restricted Subsidiaries may incur Indebtedness consisting of obligations of the Borrower and its Subsidiaries under deferred compensation or other similar arrangements with employees incurred by such Person in connection with acquisitions permitted by Section 6.08 or any other Investments permitted hereunder constituting acquisitions of Persons or businesses or divisions;
(xvi)    the Borrower and the Restricted Subsidiaries may incur Indebtedness constituting working capital adjustments, purchase price adjustments, non-competes, consulting, deferred compensation, earn-out obligations, contingent consideration, contributions, and similar obligations incurred in connection with any acquisitions permitted by Section 6.08, or any other permitted investment or disposition, in each case, permitted under this Agreement; and
(xvii)    the Borrower and the Restricted Subsidiaries may incur Indebtedness (i) resulting from a bank or other financial institution honoring a check, draft or similar instrument in the ordinary course of business or (ii) arising under or in connection with cash management services in the ordinary course of business.
Notwithstanding anything to the contrary in the definition of “Refinancing Indebtedness”, for the avoidance of doubt, the Borrower and its Restricted Subsidiaries shall be permitted to incur Indebtedness that is applied to Refinance any Existing Indebtedness in an aggregate principal amount that is greater than the aggregate principal amount specified in such definition, to the extent that such excess amount is otherwise permitted under this Section 6.03.
SECTION 6.04    Disposition of Assets. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, consummate any Asset Sale unless (a) the Borrower or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets the subject of such Asset Sale, (b) immediately before and immediately after giving effect to such Asset Sale (x) no Specified Event of Default shall have occurred and be continuing and (y) the Borrower and its Restricted Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.01, and (c) at least 75% of the consideration received by the Borrower or such Restricted Subsidiary therefor is in the form of cash or cash equivalents paid at the closing thereof. The amount (without duplication) of (x) any Indebtedness (other than Subordinated Indebtedness) and other liabilities of the Borrower or such Restricted Subsidiary that is expressly assumed by the transferee in such Asset Sale and with respect to which the Borrower or such Restricted Subsidiary, as the case may be, is unconditionally released by the holder of such Indebtedness or liability, (y) any notes, securities or similar obligations or items of property received from such transferee that are converted into, sold or exchanged by the Borrower or such Restricted Subsidiary within 180 days of receipt for cash (to the extent of the cash actually so received), and (z) any Designated Noncash Consideration having an aggregate Fair Market Value that, when taken together with all other Designated Noncash Consideration previously received and then outstanding, does not exceed at the time of receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value) $30,000,000, shall be deemed to be cash for purposes of this Section. Notwithstanding the foregoing, no Material Intellectual Property may be sold, contributed or otherwise transferred to any Unrestricted Subsidiary.
SECTION 6.05    Fundamental Changes. The Borrower shall not, nor shall it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or wind up, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Restricted Subsidiary in a transaction in which the surviving entity is, or upon the effectiveness of such merger will become, a Restricted Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is, or upon the effectiveness of such merger will become, a Subsidiary Loan Party, unless such merger is otherwise permitted under Section 6.02 as an investment in the surviving Subsidiary or such surviving Subsidiary becomes a Subsidiary Loan Party in accordance with Section 5.14), (iii) any Asset Sale permitted under Section 6.04, any other sale, lease transfer or other disposition not prohibited hereunder or any Investment permitted under Section 6.02 may be structured as a merger or consolidation, (iv) any Restricted Subsidiary may wind up, liquidate or dissolve if (A) the Borrower determines in good faith that such winding up, liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (B) with respect to any winding up, liquidation or dissolution of a Subsidiary Loan Party, all distributions in respect of Equity Interest of such Subsidiary Loan Party resulting from such winding up, liquidation or dissolution shall be made to the Borrower or other Subsidiary Loan Parties, (v) any Subsidiary may convert to a different type of entity (including pursuant to a merger) so long as the Administrative Agent receives prior notice thereof and the surviving or continuing Person shall have complied with the Collateral and Guarantee Requirements, (vi) any Non-Material Subsidiary may wind up, liquidate or dissolve and (vii) any Subsidiary may be party to a merger the sole purpose of which is to reincorporate or reorganize such Person in another jurisdiction in the United States so long as the Administrative Agent receives prior written notice thereof and the surviving or continuing Person shall have complied with the Collateral and Guarantee Requirements; provided that any such merger involving a Person that is not a Wholly Owned Restricted Subsidiary of the Borrower immediately prior to such merger shall not be permitted unless also permitted by Sections 6.02, 6.04, 6.08 and 6.14, as applicable.
SECTION 6.06    Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, incur, create, assume or permit to exist any Lien upon any of its accounts receivable, contract rights, chattel paper, inventory, equipment, instruments, general intangibles, Intellectual Property or other property or assets of any character, whether now owned or hereafter acquired, or assign or sell any income or receivables (including accounts receivable) or rights in respect thereof, other than:
(a)    Permitted Liens;
(b)    Liens existing on the Effective Date and set forth on Schedule 6.06 (or if not set forth on such Schedule, where the Fair Market Value of the assets subject to such Lien is less than $10,000,000); provided that (i) such Liens shall secure only those obligations which they secure on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transactions fees, costs and expenses in connection with such extension renewal or replacement thereof) and (ii) such Liens shall extend only to the assets to which they apply on the Effective Date, proceeds thereof and after-acquired property that is affixed or incorporated into the assets to which the apply;
(c)    Liens on property, plant and equipment acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens and the Indebtedness secured thereby are incurred prior to or within 1 year after such acquisition or the completion of such construction or improvement and (ii) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary; provided that individual financings of equipment provided by one lender or lessor may be cross collateralized to other outstanding financings of equipment provided by such lender or lessor;
(d)    Liens securing Indebtedness permitted under (i) Section 6.03(i), (ii) Section 6.03(ii), (iii) Section 6.03(v) and (iv) Section 6.03(ix); provided that in the case of this clause (iv), such Liens shall extend only to the assets of Restricted Subsidiaries that are not Guarantors;
(e)    Liens (other than Liens on any Equity Interests of any Restricted Subsidiary or other Person that is required to be pledged under the Collateral and Guarantee Agreement securing Indebtedness in an aggregate principal amount not exceeding the greater of (i) $300,000,000 and (ii) 30% of LTM Adjusted Consolidated EBITDA; provided that not more than $100,000,000 of such Indebtedness may be secured by Liens on any real property of the Borrower or any of its Wholly Owned Restricted Subsidiaries;
(f)    Liens (i) solely on any cash earnest money deposits made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder or (ii) consisting of an agreement to consummate a transaction permitted by Section 6.04;
(g)    Liens on insurance policies and the proceeds thereof securing insurance premium financing permitted hereunder;

(h)    any Lien existing on any property or asset prior to the acquisition thereof (to the extent such acquisition was permitted under Section 6.08) by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary other than proceeds of the property or asset subject to such Lien and after-acquired property that is affixed or incorporated into the property or asset covered by such Lien and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement thereof) unless otherwise permitted under Section 6.03; and
(i)    Pari Passu Indebtedness Liens.
SECTION 6.07    Restrictive Agreements. Except for any agreement in effect (a) on the Effective Date or (b) at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, the Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor or (ii) of any Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary to Guarantee the Indebtedness of the Borrower or of any Loan Party to grant a Lien on its assets to secure the Obligations; provided that the foregoing shall not apply to Contractual Obligations which (A) are contained in joint venture agreements and other similar agreements applicable solely to non-wholly owned Restricted Subsidiaries and other joint ventures entered into in the ordinary course of business and permitted pursuant to the terms hereof, (B) arise pursuant to applicable laws, rules, regulations and other requirements of any Governmental Authority, (C) arise in connection with any Asset Sale or other sale, lease, transfer or other disposition or any Tax Incentive Program and is applicable solely to the property subject to such Asset Sale, sale, lease, transfer, disposition or Tax Incentive Program, (D) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.06 but solely to the extent any negative pledge relates to the property secured by such Lien or that expressly permits Liens for the benefit of the Secured Parties with respect to the Loans and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (E) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions only relate to the assets subject thereto, (F) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.03(v) the extent that such restrictions apply only to the property or assets securing such Indebtedness, (G) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (H) are customary provisions of an agreement restricting assignment or transfer of such agreement entered into in the ordinary course of business, (I) are imposed by any amendments or Refinancings of Indebtedness that are otherwise permitted by the Loan Documents; provided that such amendments and refinancings are not materially more restrictive with respect to such prohibitions and limitations than those in effect prior to such amendment or Refinancing, (J) are imposed by the Permitted Unsecured Indebtedness Documents, so long as such restrictions on Liens expressly permit the Liens for the benefit of the Secured Parties with respect to the Loans and the Obligations under the Loan Documents, (K) are on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (L) arise in the ordinary course of business, not relating to any Indebtedness, that do not, individually or in the aggregate, materially detract from the value of the property or assets of the Borrower and its Restricted Subsidiaries, taken as whole, or adversely affect the Borrower’s ability to repay the Obligations, in each case, as determined in good faith by the Borrower, (M) are imposed by any Loan Document and (N) comprise restrictions imposed by amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the Contractual Obligations referred to above; provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Borrower, no more restrictive with respect to such encumbrance or other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
SECTION 6.08    Acquisitions. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, acquire (a) any Person or (b) all or substantially all of the assets or a business or unit or division of any Person, in each case unless on each occasion when the aggregate amount of cash expended and Indebtedness assumed in connection with an acquisition permitted pursuant to this Section 6.08 shall have exceeded $75,000,000 individually, the Borrower shall furnish to the Administrative Agent a certificate prepared and certified by a Financial Officer on a pro forma basis giving effect to such acquisition, which demonstrates (x) that no Specified Event of Default would exist immediately after giving effect thereto (and no Event of Default shall have occurred and be continuing, or would result therefrom on a pro forma basis, as of the time of execution of a binding commitment or documentation in respect thereof) and (y) the Borrower would be in compliance, on a pro forma basis, with Section 6.01 immediately after giving effect to such acquisition and any related incurrence of Indebtedness.
SECTION 6.09    Restricted Payments. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries, directly or indirectly, to make any Restricted Payment after the Effective Date except:
(a)    repurchases of Syndicated Interests in an aggregate amount in any Fiscal Year up to the sum of (i) $50,000,000 plus (ii) an amount equal to any returns (including dividends, interest, distributions returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such purchase pursuant to clause (i);
(b)    each Restricted Subsidiary may make Restricted Payments to the Borrower and any other Restricted Subsidiary and any other Person that owns a direct Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(c)    if at the time of and after giving effect to such Restricted Payment on a pro forma basis, (i) (x) the Senior Secured Leverage Ratio is equal to or less than 2.00:1.00 and (y) the Leverage Ratio is equal to or less than 4.50:1.00, and (ii) no Specified Event of Default shall have occurred and be continuing (and no Event of Default shall have occurred and be continuing, or would result from the payment of such Restricted Payment on a pro forma basis, as of the time of declaration thereof), Restricted Payments to Persons that are not Loan Parties;
(d)    if at the time of and, after giving effect to such Restricted Payment on a pro forma basis, no Event of Default shall have occurred and be continuing, Restricted Payments to Persons that are not Loan Parties in an aggregate amount not exceeding the greater of (A) (I) $200,000,000 and (II) 20% of LTM Adjusted Consolidated EBITDA, plus (B) if, after giving effect to such Restricted Payment on a pro forma basis, the Leverage Ratio would not be greater than the Leverage Ratio set forth in Section 6.01(b), additional Restricted Payments up to the Available Amount at such time;
(e)    repurchases by the Borrower of its common stock from holders thereof of less than 100 shares of its common stock;
(f)    the Borrower may make scheduled cash dividend payments at the times and to the extent required by the terms of any agreement evidencing or governing the Series A Preferred Stock;
(g)    the Borrower and its Restricted Subsidiaries may (i) pay withholding or similar taxes payable by any future, present or former employee, director or officer (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) in connection with any repurchases of Equity Interests of the Borrower and its

Subsidiaries, or the exercise of stock options of the Borrower and its Subsidiaries, (ii) make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, and (iii) purchase or cause to be purchased Equity Interests of the Borrower from present or former directors, officers, members of management or employees of any of the Borrower and its Subsidiaries, their estates, spouses, former spouses and their heirs upon and after the death, disability or termination of employment of such Person; provided that such payments in this clause (g) do not to exceed $25,000,000 in any calendar year; provided further that, any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this clause (g) in any calendar year (after giving effect to such carry forward) shall not exceed $50,000,000;
(h)    cashless repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent a portion of the exercise, conversion or exchange price thereof;
(i)    the Borrower and its Restricted Subsidiaries may make cash payments in lieu of issuing fractional shares in connection with (i) the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests, of any such Person, or (ii) in connection with the issuance of any dividend otherwise permitted to be made under this Section 6.09; and
(j)    so long as (i) no Event of Default shall have occurred and be continuing at the time thereof or would result therefrom and (ii) after giving effect thereto on a pro forma basis, the Leverage Ratio would not be greater than 3.00:1.00, repurchases, redemptions and/or other acquisitions of all or any portion of the Series A Preferred Stock with (A) cash on hand or (B) proceeds of the Loans or the issuance or proceeds of other Indebtedness, the incurrence of which is not prohibited under Section 6.03.
Notwithstanding the foregoing, no Material Intellectual Property may be sold, contributed or otherwise transferred to any Unrestricted Subsidiary.

SECTION 6.10    [Intentionally Omitted].
SECTION 6.11    Fiscal Year. The Borrower will not change its Fiscal Year to a date other than December 31st, nor will it permit any Restricted Subsidiary to change its fiscal year (other than a change to conform the fiscal year of a Restricted Subsidiary to that of the Borrower).
SECTION 6.12    Dissolution, Etc. The Borrower will not, and will not permit any Restricted Subsidiary to, wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except, in the case of a Restricted Subsidiary, as permitted under Section 6.05.
SECTION 6.13    Transactions with Affiliates. Neither the Borrower nor any of its Restricted Subsidiaries shall, directly or indirectly, enter into any transaction or a series of transactions, with or for the benefit of, any Affiliate of the Borrower or any of its Restricted Subsidiaries (an “Affiliate Transaction”), unless the terms of such Affiliate Transactions are at least as favorable as the terms which could be obtained by the Borrower or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties; provided, that the foregoing restriction shall not apply to (a) any Affiliate Transaction between the Borrower or any Subsidiary Loan Party and any other Subsidiary Loan Party; (b) any Affiliate Transaction between or among Restricted Subsidiaries that are not Loan Parties; (c) reasonable and customary fees and reimbursement of expenses paid to members of the Board of Directors (or similar governing body) of the Borrower and its Subsidiaries; (d) compensation, benefit and expense reimbursement arrangements for officers and other employees of the Borrower and its Subsidiaries entered into in the ordinary course of business; (e) Restricted Payments permitted by Section 6.09; (f) issuances of Equity Interests not otherwise prohibited by this Agreement; (g) payments to or from and transactions with joint ventures in the ordinary course of business or consistent with past practice; (h) transactions contemplated by, or in connection with, any customary transition services agreement entered into in connection with any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) not prohibited hereunder; (i) transactions not in excess of $10,000,000 for any individual transaction (or series of related transactions) and (j) the payment of premiums to the Captive Insurance Subsidiary in the ordinary course of business.
SECTION 6.14    Sale and Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless the Attributable Indebtedness in respect of Sale and Leaseback Transactions can be incurred under Section 6.03.
SECTION 6.15    Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement and will not permit any Swap Agreement to which the Borrower or any Restricted Subsidiary is a party to continue in effect after the Effective Date, except in each case for (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual or anticipated exposure (other than those in respect of Equity Interests of the Borrower or any Restricted Subsidiary) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from floating to fixed rates, from one floating rate to another floating rate, or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary, in each case entered into not for speculative purposes.
SECTION 6.16    [Intentionally Omitted].
SECTION 6.17    Use of Proceeds. The proceeds of any Letters of Credit and any Loans shall be applied by the Borrower for working capital or general corporate purposes of the Borrower or any of its Subsidiaries, including to fund the repayment of the Existing Indebtedness and the payment of fees and expenses incurred in connection therewith. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
SECTION 6.18    Amendment of Material Agreements. The Borrower will not, nor will it permit any Restricted Subsidiary to, permit any waiver, supplement, modification, amendment, termination or release of its certificate of incorporation, by-laws or other organizational documents in a manner which could, individually or in the aggregate, reasonably be expected to (A) materially impair the Loan Parties’ ability to perform their obligations hereunder or under the other Loan Documents or (B) be adverse to the Lenders in any material respect. The Borrower will not, nor will it permit any Restricted Subsidiary to, permit any waiver, supplement or other modification of the Pari Passu Indebtedness Documents or the Permitted Unsecured Indebtedness Documents if, after giving effect thereto, any series of Pari Passu Indebtedness or Permitted Unsecured Indebtedness, as the case may be, shall cease to meet the requirements set forth in the definition of such respective term.
SECTION 6.19    [Intentionally Omitted].
SECTION 6.20    Change in Nature of Business. The Borrower and its Restricted Subsidiaries will not engage in any material line of business other than (a) those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Effective Date and (b) any business that is related, complementary, ancillary or incidental thereto or a reasonable extension thereof.
SECTION 6.21    Anti-Corruption Laws. The Borrower and its Restricted Subsidiaries will not directly or, to the Borrower’s knowledge, indirectly use the proceeds of any Letters of Credit or Loans for a purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other applicable jurisdictions.
SECTION 6.22    Sanctions. The Borrower and its Restricted Subsidiaries will not directly or, to the Borrower’s knowledge, indirectly, use the proceeds of any Letters of Credit or Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any

Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any of the Borrower, a Restricted Subsidiary, a Lender, a Joint Lead Arranger, the Administrative Agent, the Collateral Agent, an Issuing Bank or the Swingline Lender of Sanctions.
ARTICLE VII

EVENTS OF DEFAULT
SECTION 7.01    Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)    the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 5 Business Days;
(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Restricted Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or any purported statement of fact contained in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or delivered or deemed made or delivered; except that any representation and warranty that is qualified as to materiality or material adverse effect shall, after giving effect to such qualifications as set forth therein, prove to have been incorrect in any respect when made or delivered to deemed made or delivered;
(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 1.05, 5.01(a)(viii), 5.03 (with respect to the Borrower’s existence), 5.10(a), or in Article VI;
(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;
(f)    any event or condition occurs that results in any Material Indebtedness becoming due or being required to be prepaid, repurchased, redeemed or defeased prior to its or their scheduled maturity or any event or condition shall occur that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its or their scheduled maturity; provided, that, this clause (f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer (to the extent not prohibited under this Agreement), or a casualty or condemnation event, of the property or assets securing such Indebtedness;
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Group of its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Group or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(h)    the Borrower or any Material Group shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Group or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(i)    the Borrower or any Material Group shall admit in writing its inability or fail generally to pay its debts as they become due;
(j)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be rendered against the Borrower, any Material Group or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or (ii) any action shall be legally taken by a judgment creditor which could reasonably be expected to result in the attachment or levy upon any material assets of the Borrower or any Material Group to enforce any such judgment;
(k)    an ERISA Event shall have occurred that when taken together with all other ERISA Events that have occurred, has had, or could reasonably be expected to have a Material Adverse Effect;
(l)    a Change of Control shall occur;
(m)    [Intentionally Omitted];
(n)    [Intentionally Omitted];
(o)    the Guarantees under the Collateral and Guarantee Agreement of any material portion of the Subsidiary Loan Parties shall cease to be, or shall be asserted in writing by the Borrower or any Restricted Subsidiary not to be, valid and enforceable Guarantees of the Obligations, except as a result of a release of any Subsidiary Loan Party from its Guarantee expressly provided for in Section 9.13;
(p)    any Liens on any material portion of the Collateral shall cease to be, or shall be asserted in writing by the Borrower or any Restricted Subsidiary not to be, valid and perfected Liens on the Collateral purportedly subject thereto, with the priority required by the applicable Security Documents, except (i) as a result of the sale or other disposition of the applicable Collateral in one or more transactions permitted under the Loan Documents, (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral and Guarantee Agreement or as a result of the failure of the Collateral Agent or any other Secured Party to take any action within its control or (iii) as otherwise provided in any Loan Document;
(q)    [Intentionally Omitted]; or
(r)    so long as any Pari Passu Indebtedness is outstanding, the Intercreditor Agreement shall be asserted in writing by any Loan Party not to be, in whole or in part, legally valid, binding and enforceable against any party thereto (or against any Person on whose behalf any such party makes any covenants or agreements therein), or otherwise not be effective to create the rights and obligations purported to be created thereunder;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part (but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding), in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that, with respect to any Event of Default (other than an Event of Default under clause (d) with respect to Section 5.10(a) or an Event of Default under clause (g) or (h) of this Article), neither the Required Lenders nor the Administrative Agent may take any action described in clause (i) or (ii) of this paragraph after the date that is two years after the earlier of (x) notice to the Administrative Agent of the Default or Event of Default or (y) disclosure to the Lenders of the applicable event leading to such Default or Event of Default; provided, further, that it is understood and agreed that a press release, a filing with the SEC or a posting to the applicable Platform for the credit facilities shall constitute notice to the Lenders; provided, further that, no such two year limitation shall apply if (A) prior to the expiration of such two year period, the Administrative Agent has commenced any remedial action with respect to such Default or Event of Default, or (B) any Loan Party has actual knowledge of such Default or Event of Default and failed to notify the Administrative Agent as required hereby.
ARTICLE VIII

THE AGENTS
SECTION 8.01    The Agents. Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Agents as its agents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to them by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
The provisions of this Section 8.01 (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third-party beneficiary of any of the provisions of this Section 8.01 (other than as expressly provided herein). Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arrangers, the Syndication Agent, the Co-Documentation Agents and the Joint Bookrunners are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document; it being understood and agreed that each of the Joint Lead Arrangers, the Syndication Agent, the Co-Documentation Agent and the Joint Bookrunners shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Section 8.01. Each of the Syndication Agent, the Co-Documentation Agents and the Joint Lead Arrangers and the Joint Bookrunners, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Without limitation of the foregoing, neither the Joint Lead Arrangers, the Syndication Agent, the Co-Documentation Agents nor the Joint Bookrunners in their respective capacities as such shall, by reason of this Agreement or any other

Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.
The bank serving as the Administrative Agent and Collateral Agent shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or Collateral Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent or Collateral Agent.
The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agents shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers unless and until such Agent shall have received instructions from the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances, as provided in Section 9.02) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it (i) under or in connection with any Loan Document or (ii) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct (as determined by a final non-appealable judgment of a court of competent jurisdiction). Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agents may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by them, and shall not be liable for any action taken or not taken by them in accordance with the advice of any such counsel, accountants or experts.
Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and Collateral Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this paragraph and of Section 9.03 shall apply to any such sub-agent and to the Related Parties of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Related Parties were named herein. Notwithstanding anything herein to the contrary, with respect to each such sub-agent appointed by an Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) of such sub-agent shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third-party beneficiary or otherwise, against such sub-agent.
Each Lender, in proportion to its Applicable Aggregate Percentage, severally agrees to indemnify each Agent, Issuing Bank and Swingline Lender, to the extent that such Agent, Issuing Bank or Swingline Lender shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent, Issuing Bank or Swingline Lender in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s, Issuing Bank’s Swingline Lender’s, as applicable gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Agent, Issuing Bank or Swingline Lender, for any purpose shall, in the opinion of such Agent, Issuing Bank or Swingline Lender, as applicable, be insufficient or become impaired, such Agent, Issuing Bank or Swingline Lender, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Agent, Issuing Bank or Swingline Lender against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Applicable Aggregate Revolving Percentage thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent, Issuing Bank or Swingline Lender against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
The Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and the Borrower. The Administrative Agent shall have the right to appoint a financial institution to act as the Administrative Agent and/or the Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders, and the Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by the Borrower and the Required Lenders or (ii) the thirtieth day after such notice of resignation. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, the Required Lenders shall have the right, upon 5 Business Days’ notice to the Borrower, to appoint a successor Administrative Agent subject to the reasonable satisfaction of the Borrower. If neither the Required Lenders nor the Administrative Agent have appointed a successor Administrative Agent, then the Required Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that until a successor Administrative Agent is so appointed by Required Lenders or the Administrative Agent, the Administrative Agent, by notice to the Borrower and Required Lenders, may retain its role as the Collateral Agent under any Security Document. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring the Administrative Agent and the retiring the Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring the Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Barclays Bank or its successor as Administrative Agent pursuant to this Section 8.01 shall also constitute the resignation of Barclays Bank or its successor as the Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 8.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this paragraph shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If Barclays Bank or its successor as Administrative Agent pursuant to this paragraph has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become the Collateral Agent pursuant to the immediately preceding sentence, Barclays Bank or its successor may resign as Collateral Agent upon notice to the Borrower and Required Lenders at any time. After any retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its respective Related Parties that at any time acted as a sub-agent in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent. In no event shall a Disqualified Institution be appointed an Agent hereunder.
Any resignation of Barclays Bank or its successor as the Administrative Agent pursuant to the preceding paragraph shall also constitute the resignation of Barclays Bank or its successor as the Swingline Lender, and any successor Administrative Agent appointed pursuant to this Section 8.01 shall, upon its acceptance of such appointment, become the successor Swingline Lender for all purposes hereunder. In such event (a) the Borrower shall prepay any outstanding Swingline Loans made by the retiring Administrative Agent in its capacity as Swingline Lender, (b) upon such prepayment, the retiring Administrative Agent and Swingline Lender shall surrender any Note for the Swingline Loan held by it to the Borrower for cancellation and (c) the Borrower shall issue, if so requested by the successor Administrative Agent and the Swingline Lender, a new Note for the Swingline Loan to the successor Administrative Agent and the Swingline Lender, in the principal amount of the Swingline Loan then in effect and with other appropriate insertions.
In addition to the foregoing, the Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and the Loan Parties. The Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of the Borrower and the Required Lenders and the Collateral Agent’s resignation shall become effective on the earlier of (a) the acceptance of such successor Collateral Agent by the Borrower and the Required Lenders or (b) the thirtieth day after such notice of resignation. Upon any such notice of resignation, the Required Lenders shall have the right, upon 5 Business Days’ notice to the Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Security Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder or under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Security Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Security Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Security Documents. After any retiring Collateral Agent’s resignation hereunder as the Collateral Agent, the provisions of this Agreement and the Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Security Documents while it was the Collateral Agent hereunder.
Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Loans or by the funding of any new Class of Incremental Term Loans pursuant to Section 2.20, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Effective Date or as of the date of funding of such Incremental Term Loans.
Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Collateral and the Security Documents; provided, that, except as expressly set forth herein, neither Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations. Subject to Section 9.02, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable may execute any documents or instruments (i) necessary to in connection with a sale, other disposition or separate financing of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale, other disposition or separate financing of assets or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented or (ii) release any Subsidiary Loan Party from the Guarantee in accordance with Section 9.13 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 9.02) have otherwise consented.
Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, each Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.
No Swap Agreement shall create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Subsidiary Loan Party under the Loan Documents except as expressly provided in the Collateral and Guarantee Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this paragraph.
Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than contingent indemnification obligations not yet due and payable and obligations under Swap Agreements not yet due and payable) have been paid in full, all Commitments have terminated or expired or been cancelled and no Letter of Credit shall be outstanding (or if any Letter of Credit remains outstanding, each such Letter of Credit shall have been backstopped or cash collateralized to the satisfaction of the Issuing Bank), upon request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Loan Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Loan Party or any substantial part of its property, or otherwise, all as though such payment had not been made.
To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and other Secured Party to make such payments to the Administrative Agent. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize the Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.
ARTICLE IX

MISCELLANEOUS
SECTION 9.01    Notices.
(a)    Subject to clause (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
(i)    if to the Borrower, to it at 9001 Liberty Parkway, Birmingham, AL 35242, Attention: Chief Financial Officer (Facsimile No. (205) 969-7582; Telephone No. (205) 967-7116);
(ii)    if to the Administrative Agent, to Barclays Bank PLC, Bank Debt Management, 745 7th Avenue, New York, NY 10019, Attention: Edward Brooks, Telephone No.: (212) 526-2799, email: edward.brooks@barclays.com and ltmny@barclays.com;
(iii)    if to the Administrative Agent (with respect to the Borrowing and/or Continuations requests): Barclays Bank PLC, 400 Jefferson Park, Whippany, NJ 07981,

Attention: Eric Zhuno, Telephone No.: (201) 499-4607, Email: eric.zhuono@barclays.com with a copy to: Email: 12145455230@tls.ldsprod.com;
(iv)    if to Barclays in its capacity as Issuing Bank: Barclays Bank PLC, 745 7th Avenue, New York, NY 10019, Attention: Nnamdi Otudoh
and Letter of Credit Department, Telephone No.: (212) 526-8527,
Facsimile No.: (212) 412-5011, Email: nnamdi.otudoh@barclays.com and XraLetterofCredit@barclays.com; and
(v)    if to any other Lender or Issuing Bank, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications, to the extent provided in clause (b) below, shall be effective as provided in said clause (b).
(b)    Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender or Issuing Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party or from a material breach of any of the Loan Documents by such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent, Issuing Banks and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including Borrowing Requests and Interest Election Requests) that it reasonably believes to be genuine and correct and to have been signed or sent or made by the proper Person or Persons even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Banks, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.
SECTION 9.02    Waivers; Amendments.
(a)     No failure or delay by either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Except as otherwise provided in Sections 2.14(b), 2.20, 2.23 or 9.02(c), none of this Agreement, any Loan Document or any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall, other than as expressly stated herein (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (except that neither (A) any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement), (B) any waiver of interest otherwise payable pursuant to Section 2.13(c), or (C) any amendment entered into pursuant to the terms of Section 2.14(b), shall constitute a reduction in the rate of interest or fees for purposes of this clause (ii), (iii) postpone the maturity of any Loan or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, in each case without the written consent of each Lender directly and adversely affected thereby, (iv) change Section

2.18(b) or (c) in a manner that would alter the pro rata sharing or order of application of payments required thereby without the written consent of each Lender directly and adversely affected thereby, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all Subsidiary Loan Parties from their Guarantees under the Collateral and Guarantee Agreement (except as expressly provided in Section 9.13), limit their liability in respect of such Guarantees or amend Section 5.02 of the Collateral and Guarantee Agreement, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms materially and adversely affects the rights in respect of collateral or payments due to Lenders holding Loans or Commitments of any Class differently than those holding Loans or Commitments of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, or (ix) prior to the occurrence of an Event of Default under Section 7.01(g) or Section 7.01(h), (A) subordinate any Obligations in right of payment to the prior payment of any other Indebtedness for borrowed money of the Loan Parties or (B) subordinate the Liens on any of the Collateral to any other Lien on such Collateral securing any other Indebtedness for borrowed money of the Loan Parties, in each case, except as expressly provided in the Loan Documents as of the Effective Date (including any transaction permitted under Section 6.05) without the written consent of each Lender directly and adversely affected thereby; provided, that, only those Lenders that have not been provided a reasonable opportunity, as determined in good faith by the Borrower in consultation with the Administrative Agent, to participate on a pro rata basis on the same terms in any new loans or other Indebtedness permitted to be issued as a result of such amendment, waiver or modification, shall be deemed directly affected by such amendment, waiver, or modification; provided, further, that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent, any Issuing Bank or any Swingline Lender without the prior written consent of such Agent, Issuing Bank or Swingline Lender, as the case may be and (y) no such agreement shall amend, modify or waive this Agreement or any other Loan Document (including, without limitation, Section 5.02 of the Collateral and Guarantee Agreement) so as to alter the ratable treatment of Obligations arising under the Loans Documents and Obligations arising under Swap Agreements or the definition of “Lender Counterparty”, “Swap Agreement”, “Obligations”, “Secured Party” or “Secured Obligations” (as such terms (or terms with similar meanings) are defined in this Agreement or any applicable Loan Document), in each case in a manner adverse to any Lender Counterparty without the written consent of any such Lender Counterparty. Notwithstanding the foregoing or any other provision of this Agreement, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, each Issuing Bank or Swingline Lender) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent that by its terms requires the consent of all the Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loan may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender).

(c)    Notwithstanding anything to the contrary in this Section 9.02, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, or an inconsistency between or among provisions of this Agreement or the provisions of any other Loan Document, the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision or provisions to cure such ambiguity, omission, mistake, defect, typographical error or inconsistency so long as to do so would not adversely affect the interests of the Lenders and any Issuing Bank . Any such amendment shall become effective without any further action or consent of any other party to this Agreement.
(d)    Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Lenders holding such credit facilities, the Administrative Agent and the Borrower to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)     The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers and Joint Bookrunners named on the cover page of this Agreement (who shall be third party beneficiaries of the agreements contained in this Section 9.03) (collectively, the “Agent/Arranger Parties”) and their respective Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Agents and the charges of Intralinks/IntraAgency, Syntrak or another relevant website or other information platform, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses of any Issuing Bank, including the reasonable and documented fees, charges and disbursements of counsel, incurred by such Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, including the reasonable and documented fees, charges and disbursements of any counsel for any such Person, in connection with the enforcement or protection of its or their rights in connection with this Agreement and the other Loan Documents, including its or their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations; provided that, in the case of reimbursement of counsel, the Borrower’s obligations shall be limited to the reasonable fees, disbursement and other charges of one counsel for the Administrative Agent, one counsel to the Joint Bookrunners and one counsel to the other Lenders (as a group) and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Administrative Agent, the Joint Bookrunners and the other Lenders (as a group), and, in the case of actual or reasonably perceived conflicts of interest, where one or more of the Administrative Agent, the Joint Bookrunners and the other Lenders affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person.
(b)    The Borrower shall indemnify each Agent/Arranger Party, each Lender, each Issuing Bank and the Swingline Lender and their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby or by any other Loan Document, (ii) any Loan or Letter of Credit or the use of the proceeds thereof (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including any such claim, litigation, investigation or proceeding brought by or on behalf of the Borrower or any of its Related Parties), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are (x) determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the arranger or the Administrative Agent in their capacities as such). Clause (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. Notwithstanding anything to the contrary in the foregoing, in the case of fees, charges and disbursements of counsel, the Borrower’s obligations shall be limited to the reasonable fees, disbursement and other charges of one counsel for the Indemnitees as a group and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Indemnitees as a group, and, in the in the case of actual or reasonably perceived conflict of interest, where one or more of Indemnitees affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Person.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent/Arranger Party, Issuing Bank or the Swingline Lender, or to any Related Party of any such Person, under clause (a) or (b) of this Section, each Lender severally agrees to pay to such Person such Lender’s Contribution Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount.
(d)    To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, and no Indemnitee shall assert, and hereby waives, any claim against the Borrower, (i) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof (other than any claims made by any third party against any Indemnitee for which the Indemnitee seeks indemnification from the Borrower) or (ii) for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems.
(e)    All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04    Successors and Assigns.
(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section) and Indemnitees and other Persons entitled to expense reimbursement and indemnification under Section 9.03) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)    the Borrower; provided, that, the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required (i) for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below); or (ii) if an Event of Default described in clause (a), (b), (g) or (h) of Section 7.01 has occurred and is continuing, to any other assignee;
(B)    the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Loan or portion thereof to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)    in the case of any assignment of a Revolving Commitment, the Swingline Lender and each Issuing Bank.
(ii)    Assignments shall be subject to the following additional conditions:
(A)    except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class (which remaining amount shall be deemed to include, for purposes of this clause, the aggregate amount of Commitments and Loans of such Class held by any Affiliate of the assigning Lender), the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless each of the Borrower, the Administrative Agent and the Issuing Banks otherwise consents, provided that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, all such concurrent assignments shall be aggregated in determining compliance with this clause and; provided, further, that no consent of the Borrower shall be required if an Event of Default described in clause (a), (b), (g) or (h) of Section 7.01 has occurred and is continuing;
(B)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)    the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (except that no such fee shall be payable in connection with an assignment by or to any Joint Bookrunner); provided that in the event of concurrent assignments to two or more assignees that are Affiliates of one another, or to two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors, only one such fee shall be payable;
(D)    the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(E)    in the case of an assignment by a Lender to a CLO (as defined below) managed by such Lender or by an Affiliate of such Lender, unless such assignment (or an assignment to a CLO managed by the same manager or an Affiliate of such manager) shall have been approved by the Borrower (the Borrower hereby agreeing that such approval, if requested, will not be unreasonably withheld or delayed), the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, except that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such CLO;
(F)    no assignment shall be made (1) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries (except as provided below in clause (G) below), or (2) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (F), or (3) to a natural person or (4) to any Disqualified Institution; and
(G)    notwithstanding anything to the contrary contained here, any Term Lender may assign all or any portion of its Term Loans hereunder to Borrower, but only if:
(1)    no Event of Default has occurred or would result therefrom;
(2)    such assignment is made pursuant to open market repurchases for up to 25% of the original principal amount of the Term Loans or pursuant to a Dutch auction open to Lenders;
(3)    Borrower may not use proceeds from Revolving Loans to purchase any Term Loans; and
(4)    any such Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by Borrower.
For purposes of this Section 9.04(b), the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.
(iii)    Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section.
(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount and any stated interest of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender (with respect to any entry relating to such Lender’s Loans), at any reasonable time and from time to time upon reasonable prior notice.
(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section and any written consent to such assignment required by clause (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and

Swingline Loans in accordance with its Applicable Aggregate Revolving Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (other than a natural person, a Defaulting Lender, a Disqualified Institution or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.03(b) with respect to any payments made by such Lender to its Participants. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to clause (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19 with respect to any Participant.
(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(f) as though it were a Lender.
(iii)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)    Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank in the European Union or the United Kingdom, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(e)    (i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.
(ii)    If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of clause (e)(i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (ii).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.
(v)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions; further, without limiting the generality of the foregoing clause, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or potential Lender or Participant or potential Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, Issuing Bank or Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank, or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(d) or 2.05(e). The provisions of Sections 2.15, 2.16, 2.17, 8.01, and 9.03, and the last sentence of the definition of the term “Applicable Rate”, shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, except that the provisions of any commitment and fee letters between the Borrower and the other Persons serving as Agents or named on the cover page of this Agreement that by the express terms of such commitment letter or fee letter are to survive the execution and delivery of this Agreement shall continue in full force and effect and shall not be superseded hereby. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic submission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, (a) as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and (b) the parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provision of this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or any Swingline Lender, as applicable, then such provision shall be deemed to be in effect only to the extent not so limited.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Issuing Bank, the Swingline Lender, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Issuing Bank, the Swingline Lender, such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Issuing Bank, the Swingline Lender or such Lender, irrespective of whether or not such Issuing Bank, the Swingline Lender or such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or contingent or are owed to a branch or office of such Issuing Bank, the Swingline Lender or such Lender different from the bank or office holding such deposit or obligated on such obligation; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.21 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.. The rights of each Issuing Bank, the Swingline Lender and each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Issuing Bank, the Swingline Lender and such Lender may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in clause (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality.
(a)    The Administrative Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, representatives and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority such as the National Association of Insurance Commissioners) but only after having made reasonable efforts to provide prior written notice to the Borrower (to the extent permitted to do so under applicable law), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) to any rating agency when required by it (provided that, prior to any disclosure, such rating agency is instructed to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from the Administrative Agent or any Lender), (vii) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (viii) with the consent of the Borrower or (ix) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower and the Administrative Agent, Issuing Bank or Lender does not otherwise know such information is confidential. Notwithstanding the foregoing, the Administrative Agent, each Issuing Bank and each Lender may disclose Information, without notice to the Borrower, to Governmental Authorities in connection with any routine regulatory examination or audits of the Administrative Agent, such Issuing Bank or such Lender. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender

on a nonconfidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and each Lender, after providing prior written notice to the Borrower, may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.
(b)    EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
SECTION 9.13    Release of Subsidiary Loan Parties and Collateral.
(a)    Notwithstanding any contrary provision herein or in any other Loan Document, (i) upon (A) any sale or other transfer in the ordinary course of business by the Borrower or any Restricted Subsidiary of any Collateral in accordance with this Agreement, (B) the distribution of any Collateral to a Person other than the Borrower or a Restricted Subsidiary in connection with the dissolution of any Restricted Subsidiary, in accordance with this Agreement, (C) in the case of any Collateral consisting of the Equity Interests in any Restricted Subsidiary, the dissolution of such Restricted Subsidiary in accordance with this Agreement, or (D) the effectiveness of any written consent (pursuant to Section 9.02) to the release of all or any portion of the security interest granted in any Collateral, the security interest in such Collateral shall automatically be released and (ii) if the Borrower shall request the release under the Collateral and Guarantee Agreement or any other Security Document of (A) any Restricted Subsidiary or any Collateral to be sold or otherwise disposed of (including through the sale or disposition of any Restricted Subsidiary owning any such Restricted Subsidiary or Collateral or resulting from the dissolution of a Restricted Subsidiary) to a Person other than the Borrower or a Restricted Subsidiary in a transaction permitted under the terms of this Agreement and not described in the immediately preceding clause (i) or (B) any Restricted Subsidiary, and any Collateral provided by such Restricted Subsidiary, to be dissolved or designated an Excluded Subsidiary or an Unrestricted Subsidiary in accordance with this Agreement, the Borrower shall deliver to the Administrative Agent a certificate executed by a Financial Officer to the effect that such dissolution, designation, sale or other disposition and the application of the proceeds thereof (if any) will comply with the terms of this Agreement, and the Administrative Agent shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Restricted Subsidiary or such Collateral substantially simultaneously with or at any time after such designation or the completion of such sale or other disposition; provided, that any such release pursuant to preceding clause (B) in connection with a Restricted Subsidiary becoming an Excluded Subsidiary as a result of it ceasing to be a Wholly Owned Restricted Subsidiary pursuant to clause (d) of the definition of Excluded Subsidiary shall only be effective if (1) no Event of Default has occurred and is continuing or would result therefrom, (2) at the time of such release (and after giving effect thereto), all existing outstanding Indebtedness of, and existing Investments in, such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 6.02 and 6.03 (for this purpose, with the Borrower being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section), (and all items described above in this clause (2) shall thereafter be deemed recharacterized as provided above in this clause (2)) and (3) such Subsidiary shall not be (or shall be simultaneously be released as) a guarantor with respect to any Refinancing Indebtedness of Indebtedness incurred under this Agreement with respect to the foregoing. Any such release shall be without recourse to, or representation or warranty by, the Administrative Agent and shall not require the consent of any Lender. The Administrative Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of a Restricted Subsidiary or Collateral required by this paragraph.
(b)    At such time as the principal and interest on the Loans, all LC Disbursements, the fees, expenses and other amounts payable under the Loan Documents and the other Obligations (other than contingent indemnification obligations not yet accrued and payable and obligations under Swap Agreements and Cash Management Obligations not yet due and payable) shall have been paid in full in cash, the Commitments shall have been terminated and no Letters of Credit shall be outstanding, the guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Loan Party under the Collateral and Guarantee Agreement and each other Loan Document shall automatically terminate, and the security interest granted by each Loan Party in all Collateral shall automatically be released, in each case without delivery of any instrument or performance of any act by any Person.
(c)    Without limiting the provisions of Section 9.03, the Borrower shall reimburse the Collateral Agent for all costs and expenses, including reasonable and documented attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section 9.13.
SECTION 9.14    Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act. The Borrower shall promptly, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
SECTION 9.15    No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the Subsidiaries and their Affiliates, on the one hand, and the Joint Lead Arrangers, Agents, the Lenders, the Issuing Banks and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Joint Lead Arrangers, Agents, the Lenders, the Issuing Banks or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. The Joint Lead Arrangers, the Agents, the Lenders, the Issuing Banks and their Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, the Subsidiaries and their Affiliates, and none of the Joint Lead Arrangers, Agents, the Lenders, the Issuing Banks or their Affiliates has any obligation to disclose any of such interests to the Borrower, the Subsidiaries or their Affiliates.

SECTION 9.16    Amendment of Security Documents; Intercreditor Agreement. The Lenders and the Issuing Banks acknowledge that obligations of the Borrower and the Restricted Subsidiaries under the Pari Passu Indebtedness and the Pari Passu Indebtedness Documents, and certain obligations related thereto, will be secured by Liens on assets of the Borrower and the Restricted Subsidiaries that constitute Pari Passu Indebtedness Collateral. At the request of the Borrower, the Administrative Agent and/or the Collateral Agent shall enter into (a) such amendments as the Administrative Agent shall determine to be appropriate to the Security Documents to cause the Pari Passu Indebtedness to be secured on an equal and ratable basis with the other Obligations (as defined in the Collateral and Guarantee Agreement) and (b) the Intercreditor Agreement establishing the relative rights of the Secured Parties and of the secured parties under the Pari Passu Indebtedness with respect to the Pari Passu Indebtedness Collateral. Each Lender and each Issuing Bank hereby irrevocably (a) consents to the pari passu treatment of Liens to be provided for under the amended Security Documents and the Intercreditor Agreement, (b) authorizes and directs each Agent to execute and deliver the amendments to the Security Documents, the Intercreditor Agreement and any documents relating thereto, in each case on behalf of such Lender or such Issuing Bank and without any further consent, authorization or other action by such Lender or such Issuing Bank, (c) agrees that, upon the execution and delivery thereof, such Lender or such Issuing Bank will be bound by the provisions of the amended Security Documents and the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) agrees that no Lender or Issuing Bank shall have any right of action whatsoever against any Agent as a result of any action taken by any Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender and each Issuing Bank hereby further irrevocably authorizes and directs each Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement in connection with any extension, renewal, refinancing or replacement of any Loans or any Pari Passu Indebtedness as are reasonably acceptable to the Administrative Agent to give effect thereto, in each case on behalf of such Lender or such Issuing Bank and without any further consent, authorization or other action by such Lender or such Issuing Bank. Each Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.
SECTION 9.17    Confirmation of Loan Documents; No Novation. As of the Effective Date, the Borrower hereby confirms and ratifies all of its obligations under the Loan Documents (in each case, as amended hereby as of such date) to which it is a party. By its execution on the respective signature lines provided below, as of the Effective Date, each of the Guarantors hereby (a) confirms and ratifies all of its obligations and the Liens granted by it under the Loan Documents to which it is a party, (b) represents and warrants that the representations and warranties set forth in such Loan Documents are true and correct in all material respects on the Effective Date as if made on and as of such date (except to the extent that any representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects as of such earlier date) and (c) confirms that all references in such Loan Documents to the “Credit Agreement” (or words of similar import) refer to the Existing Credit Agreement as amended hereby as of the Effective Date without impairing any such obligations or Liens in any respect. In addition, the Borrower and each of the Guarantors hereby confirm that they have entered into this Agreement solely to amend and restate the terms of the Existing Credit Agreement. Each of the parties hereto that is also a party to the Existing Credit Agreement and each of the Guarantors do not intend this Agreement or the transactions contemplated hereby to be, and this Agreement and the transactions contemplated hereby shall not be construed to be, a novation of any of the Obligations (as defined in the Existing Credit Agreement) owing by the Borrower or any Guarantor under or in connection with the Existing Senior Agreement or any of the other Loan Documents (as defined in the Existing Credit Agreement). All revolving loans outstanding under the Existing Credit Agreement immediately prior to the Effective Date shall, as of the Effective Date, be deemed to be a borrowing of  Revolving Loans in an equivalent amount and with the Interest Period selected by the Borrower pursuant to Section 4.01(h), as applicable, hereunder as of the Effective Date and in connection therewith, the Administrative Agent, the Borrower and the Lenders hereby acknowledge and agree that the revolving commitments in effect under the Existing Credit Agreement immediately prior to the Effective Date have been reallocated to the Revolving Commitments set forth on Schedule 2.01 and the revolving loans outstanding under the Existing Credit Agreement immediately prior to the Effective Date have been reallocated as necessary to give effect to the Revolving

Commitments, and such reallocations shall be effective on the Effective Date and do not require any Assignment and Assumption or any other action of any Person.
SECTION 9.18    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
SECTION 9.19    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, “charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all charges payable in respect thereof, shall be limited to the Maximum Rate. To the extent lawful, the interest and charges that would have been paid in respect of such Loan but were not paid as a result of the operation of this Section shall be cumulated and the interest and charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the amount collectible at the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate for each day to the date of repayment, shall have been received by such Lender. Any amount collected by such Lender that exceeds the maximum amount collectible at the Maximum Rate shall be applied to the reduction of the principal balance of such Loan or refunded to the Borrower so that at no time shall the interest and charges paid or payable in respect of such Loan exceed the maximum amount collectible at the Maximum Rate.
SECTION 9.20    Acknowledgement Regarding Any Supported QFC. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 9.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
SECTION 9.21        Erroneous Payments.
(a)    Each Lender and each Issuing Bank (and each Participant of any of the foregoing, by its acceptance of a participation) hereby acknowledges and agrees that if the Administrative Agent notifies such Lender or Issuing Bank that the Administrative Agent has determined in its sole discretion that any funds (or any portion thereof) received by such Lender or Issuing Bank (any of the foregoing, a “Payment Recipient”) from the Administrative Agent (or any of its Affiliates) were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) and demands the return of such Payment, such Payment Recipient shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment as to which such a demand was made. A notice of the Administrative Agent to any Payment Recipient under this Section shall be conclusive, absent manifest error.
(b)    Without limitation of clause (a) above, each Payment Recipient further acknowledges and agrees that if such Recipient receives a Payment from the Administrative Agent (or any of its Affiliates) (x) that is in an amount, or on a date different from the amount and/or date specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), (y) that was not preceded or accompanied by a Payment Notice, or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, it understands and agrees at the time of receipt of such Payment that an error has been made (and that it is deemed to have knowledge of such error) with respect to such Payment. Each Payment Recipient agrees that, in each such case, it shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made.
(c)    Any Payment required to be returned by a Payment Recipient under this Section shall be made in same day funds in the currency so received, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. Each Payment Recipient hereby agrees that it shall not assert and, to the fullest extent permitted by applicable law, hereby waives, any right to retain such Payment, and any claim, counterclaim, defense or right of set-off or recoupment or similar right to any demand by the Administrative Agent for the return of any Payment received, including without limitation any defense based on “discharge for value” or any similar doctrine.
(d)    The parties hereto agree that (x) in the event an erroneous Payment (or portion thereof) is not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party; provided, that, this Section 9.21 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of any Loan Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such erroneous Payment not been made by the Administrative Agent; provided, further, for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent such erroneous Payment is, and with respect to the amount of such erroneous Payment that is, comprised of funds of the Borrower or any other Loan Party for the purposes of making a Payment.
(e)    Each party’s obligations, agreements and waivers under this Section 9.21 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
ENCOMPASS HEALTH CORPORATION, as the Borrower
By: /s/ Douglas E. Coltharp
Name: Douglas E. Coltharp
Title: Executive Vice President and Chief Financial Officer

Signature Page to Sixth Amended and Restated Credit Agreement

GUARANTORS, in each case solely for the purpose of making the representations contained in the second sentence of Section 9.17:

Advanced Homecare Holdings, Inc.
Continental Rehabilitation Hospital of Arizona, Inc.
Encompass IP Holdings Corporation
Encompass Health C Corp Sub Holdings, Inc.
Encompass Health Central Arkansas Holdings, Inc.
Encompass Health Jonesboro Holdings, Inc.
Encompass Health Rehabilitation Hospital of City View, Inc.
Encompass Health Rehabilitation Hospital of Colorado Springs, Inc.
Encompass Health Rehabilitation Hospital of Columbia, Inc.
Encompass Health Rehabilitation Hospital of Concord, Inc.
Encompass Health Rehabilitation Hospital of Dothan, Inc.
Encompass Health Rehabilitation Hospital of Florence, Inc.
Encompass Health Rehabilitation Hospital of Manati, Inc.
Encompass Health Rehabilitation Hospital of Montgomery, Inc.
Encompass Health Rehabilitation Hospital of Nittany Valley, Inc.
Encompass Health Rehabilitation Hospital of Panama City, Inc.
Encompass Health Rehabilitation Hospital of San Antonio, Inc.
Encompass Health Rehabilitation Hospital of San Juan, Inc.
Encompass Health Rehabilitation Hospital of Spring Hill, Inc.
Encompass Health Rehabilitation Hospital of Texarkana, Inc.
Encompass Health Rehabilitation Hospital of The Woodlands, Inc.
Encompass Health Rehabilitation Hospital of Treasure Coast, Inc.
Encompass Health Tyler Holdings, Inc.
Encompass Health Yuma Holdings, Inc.
Healthsouth Rehabilitation Hospital of Austin, Inc.
Reliant Blocker Corp.
Western Neuro Care, Inc.
By: /s/ Edmund M. Fay
Name: Edmund M. Fay
Title: Vice President and Treasurer

Signature Page to Sixth Amended and Restated Credit Agreement

Encompass Health Rehabilitation Hospital of Northwest Tucson, L.P.

By:    Continental Rehabilitation Hospital of Arizona, Inc.,
its General Partner

Encompass Health Rehabilitation Hospital of Tustin, L.P.
By:    Western Neuro Care, Inc.,
its Managing General Partner

By: /s/ Edmund M. Fay
Name: Edmund M. Fay
Title: Vice President and Treasurer

Signature Page to Sixth Amended and Restated Credit Agreement

Continental Medical Systems, LLC
Encompass Health Acquisition Holdings Subsidiary, LLC
Encompass Health Acquisition Holdings, LLC
Encompass Health Alabama Real Estate, LLC
Encompass Health Arizona Real Estate, LLC
Encompass Health Arkansas Real Estate, LLC
Encompass Health Boise Holdings, LLC
Encompass Health Bryan Holdings, LLC
Encompass Health California Real Estate, LLC
Encompass Health Cape Coral Holdings, LLC
Encompass Health Charleston Holdings, LLC
Encompass Health Colorado Real Estate, LLC
Encompass Health Dayton Holdings, LLC
Encompass Health Deaconess Holdings, LLC
Encompass Health Fairlawn Holdings, LLC
Encompass Health GKBJH Holdings, LLC
Encompass Health Grand Forks Holdings, LLC
Encompass Health Gulfport Holdings, LLC
Encompass Health Illinois Real Estate, LLC
Encompass Health Iowa City Holdings, LLC
Encompass Health Iowa Real Estate, LLC
Encompass Health Johnson City Holdings, LLC
Encompass Health Joint Ventures Holdings, LLC
Encompass Health Kansas Real Estate, LLC
Encompass Health Kentucky Real Estate, LLC
Encompass Health Kingsport Holdings, LLC
Encompass Health Littleton Holdings, LLC
Encompass Health Louisiana Real Estate, LLC
Encompass Health Lubbock Holdings, LLC
Encompass Health Martin County Holdings, LLC
Encompass Health Maryland Real Estate, LLC
Encompass Health Massachusetts Real Estate, LLC
Encompass Health Midland Odessa Holdings, LLC
Encompass Health Moline Holdings, LLC
Encompass Health Myrtle Beach Holdings, LLC
Encompass Health Nevada Real Estate, LLC
Encompass Health New Mexico Real Estate, LLC
Encompass Health Ohio Real Estate, LLC
Encompass Health Owned Hospitals Holdings, LLC
Encompass Health Pennsylvania Real Estate, LLC
Encompass Health Properties, LLC
Encompass Health Real Estate, LLC
Encompass Health Rehabilitation Hospital of Abilene, LLC
Encompass Health Rehabilitation Hospital of Albuquerque, LLC
Encompass Health Rehabilitation Hospital of Altamonte Springs, LLC
Encompass Health Rehabilitation Hospital of Arlington, LLC
Encompass Health Rehabilitation Hospital of Austin, LLC
Encompass Health Rehabilitation Hospital of Bakersfield, LLC
Encompass Health Rehabilitation Hospital of Bluffton, LLC

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Signature Page to Sixth Amended and Restated Credit Agreement

Encompass Health Rehabilitation Hospital of Braintree, LLC
Encompass Health Rehabilitation Hospital of Cardinal Hill, LLC
Encompass Health Rehabilitation Hospital of Cincinnati, LLC
Encompass Health Rehabilitation Hospital of Cumming, LLC
Encompass Health Rehabilitation Hospital of Cypress, LLC
Encompass Health Rehabilitation Hospital of Dallas, LLC
Encompass Health Rehabilitation Hospital of Desert Canyon, LLC
Encompass Health Rehabilitation Hospital of East Valley, LLC
Encompass Health Rehabilitation Hospital of Erie, LLC
Encompass Health Rehabilitation Hospital of Fort Smith, LLC
Encompass Health Rehabilitation Hospital of Franklin, LLC
Encompass Health Rehabilitation Hospital of Fredericksburg, LLC
Encompass Health Rehabilitation Hospital of Gadsden, LLC
Encompass Health Rehabilitation Hospital of Greenville, LLC
Encompass Health Rehabilitation Hospital of Harmarville, LLC
Encompass Health Rehabilitation Hospital of Henderson, LLC
Encompass Health Rehabilitation Hospital of Humble, LLC
Encompass Health Rehabilitation Hospital of Jacksonville, LLC
Encompass Health Rehabilitation Hospital of Katy, LLC
Encompass Health Rehabilitation Hospital of Lakeland, LLC
Encompass Health Rehabilitation Hospital of Lakeview, LLC
Encompass Health Rehabilitation Hospital of Largo, LLC
Encompass Health Rehabilitation Hospital of Las Vegas, LLC
Encompass Health Rehabilitation Hospital of Libertyville, LLC
Encompass Health Rehabilitation Hospital of Littleton, LLC
Encompass Health Rehabilitation Hospital of Mechanicsburg, LLC
Encompass Health Rehabilitation Hospital of Miami, LLC
Encompass Health Rehabilitation Hospital of Middletown, LLC
Encompass Health Rehabilitation Hospital of Modesto, LLC
Encompass Health Rehabilitation Hospital of Murrieta, LLC
Encompass Health Rehabilitation Hospital of New England, LLC
Encompass Health Rehabilitation Hospital of North Tampa, LLC
Encompass Health Rehabilitation Hospital of Northern Kentucky, LLC
Encompass Health Rehabilitation Hospital of Northern Virginia, LLC
Encompass Health Rehabilitation Hospital of Ocala, LLC
Encompass Health Rehabilitation Hospital of Pearland, LLC
Encompass Health Rehabilitation Hospital of Pensacola, LLC
Encompass Health Rehabilitation Hospital of Petersburg, LLC
Encompass Health Rehabilitation Hospital of Plano, LLC
Encompass Health Rehabilitation Hospital of Reading, LLC
Encompass Health Rehabilitation Hospital of Richardson, LLC
Encompass Health Rehabilitation Hospital of Round Rock, LLC
Encompass Health Rehabilitation Hospital of Sarasota, LLC
Encompass Health Rehabilitation Hospital of Scottsdale, LLC
Encompass Health Rehabilitation Hospital of Shelby County, LLC
Encompass Health Rehabilitation Hospital of Shreveport, LLC
Encompass Health Rehabilitation Hospital of Sioux Falls, LLC
Encompass Health Rehabilitation Hospital of St. Augustine, LLC
Encompass Health Rehabilitation Hospital of Sugar Land, LLC

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Signature Page to Sixth Amended and Restated Credit Agreement

Encompass Health Rehabilitation Hospital of Sunrise, LLC
Encompass Health Rehabilitation Hospital of Tallahassee, LLC
Encompass Health Rehabilitation Hospital of The Mid-Cities, LLC
Encompass Health Rehabilitation Hospital of Toledo, LLC
Encompass Health Rehabilitation Hospital of Toms River, LLC
Encompass Health Rehabilitation Hospital of Utah, LLC
Encompass Health Rehabilitation Hospital of Vineland, LLC
Encompass Health Rehabilitation Hospital of Waco, LLC
Encompass Health Rehabilitation Hospital of Western Massachusetts, LLC
Encompass Health Rehabilitation Hospital of York, LLC
Encompass Health Rehabilitation Hospital The Vintage, LLC
Encompass Health Rehabilitation Hospital Vision Park, LLC
Encompass Health Rehabilitation Institute of Tucson, LLC
Encompass Health San Angelo Holdings, LLC
Encompass Health Savannah Holdings, LLC
Encompass Health Sea Pines Holdings, LLC
Encompass Health Sewickley Holdings, LLC
Encompass Health South Carolina Real Estate, LLC
Encompass Health South Dakota Real Estate, LLC
Encompass Health Southern Illinois Holdings, LLC
Encompass Health Support Companies, LLC
Encompass Health Texas Real Estate, LLC
Encompass Health Tucson Holdings, LLC
Encompass Health Tulsa Holdings, LLC
Encompass Health Utah Real Estate, LLC
Encompass Health ValleyofTheSun Rehabilitation Hospital, LLC
Encompass Health Virginia Real Estate, LLC
Encompass Health Walton Rehabilitation Hospital, LLC
Encompass Health West Tennessee Holdings, LLC
Encompass Health West Virginia Real Estate, LLC
Encompass Health Westerville Holdings, LLC
Encompass Health Winston-Salem Holdings, LLC
HealthSouth Rehabilitation Hospital of Fort Worth, LLC
Print Promotions Group, LLC
Rebound, LLC
Rehabilitation Hospital Corporation of America, LLC
Rehabilitation Hospital of North Alabama, LLC
Rehabilitation Hospital of Plano, LLC
By: /s/ Edmund M. Fay
Name: Edmund M. Fay
Title: Vice President and Treasurer

Signature Page to Sixth Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent
By: /s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

Signature Page to Sixth Amended and Restated Credit Agreement

BARCLAYS BANK PLC, as a Lender
By: /s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Director

Signature Page to Sixth Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender
By: /s/ Mike Delaney
Name: Mike Delaney
Title: Managing Director

Signature Page to Sixth Amended and Restated Credit Agreement

CITIBANK, N.A., as a Lender
By: /s/ Robert Kane
Name: Robert Kane
Title: Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

GOLDMAN SACHS BANK USA, as a Lender
By: /s/ William E. Briggs IV
Name: William E. Briggs IV
Title: Authorized Signatory

Signature Page to Sixth Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender
By: /s/ Maurice Dattas
Name: Maurice Dattas
Title: Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

TRUIST BANK, as a Lender
By: /s/ Alexandra Korchmar
Name: Alexandra Korchmar
Title: Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender
By: /s/ Eugene Stunson
Name: Eugene Stunson
Title: Director

Signature Page to Sixth Amended and Restated Credit Agreement

ROYAL BANK OF CANADA, as a Lender
By: /s/ Emily Grams
Name: Emily Grams
Title: Authorized Signatory

Signature Page to Sixth Amended and Restated Credit Agreement

REGIONS BANK, as a Lender
By: /s/ Mark Hardison
Name: Mark Hardison
Title: Managing Director

Signature Page to Sixth Amended and Restated Credit Agreement

MORGAN STANLEY BANK, N.A., as a Lender
By: /s/ Michael King
Name: Michael King
Title: Authorized Signatory

Signature Page to Sixth Amended and Restated Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender
By: /s/ Michael King
Name: Michael King
Title: Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

SYNOVUS BANK, as a Lender
By: /s/ Robert Haley
                    Name: Robert Haley
                        Title: Corporate Lending Officer

Signature Page to Sixth Amended and Restated Credit Agreement

FIRST HORIZON BANK, as a Lender
By: /s/ Donald W. Dobbins, Jr.
Name: Donald W. Dobbins, Jr.
Title: Senior Vice President

Signature Page to Sixth Amended and Restated Credit Agreement

CADENCE BANK, as a Lender
By: /s/ Brian Heslop
Name: Brian Heslop
Title: Executive Vice President

Signature Page to Sixth Amended and Restated Credit Agreement